AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                             ON JUNE 3, 1994

                                                Registration No. 33-51266

                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                     ------------------------------

                             POST-EFFECTIVE
                             AMENDMENT NO. 2
                                   TO
                                FORM S-1
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933
                     ------------------------------

                     WHEREHOUSE ENTERTAINMENT, INC.
         (Exact name of Registrant as specified in its charter)

  DELAWARE                   5735                95-2647555
(State or other         (Primary Standard       (I.R.S. Employer
jurisdiction of      Industrial Classification   Identification
incorporation or         Code Number)               Number)
 organization)

                           19701 HAMILTON AVE.
                     TORRANCE, CALIFORNIA 90502-1334
                             (310) 538-2314
 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                     ------------------------------

                              CATHY L. WOOD
     SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER AND SECRETARY
                           19701 HAMILTON AVE.
                     TORRANCE, CALIFORNIA 90502-1334
                             (310) 538-2314
(Address, including zip code, and telephone number, including area code, of agent for service of process)
                     ------------------------------

                           WEI HOLDINGS, INC.
        (Exact name of Co-Registrant as specified in its charter)

  DELAWARE            NOT APPLICABLE             13-3439558
(State or other         (Primary Standard       (I.R.S. Employer
jurisdiction of      Industrial Classification   Identification
incorporation or         Code Number)               Number)
 organization)


                   C/O WHEREHOUSE ENTERTAINMENT, INC.
                              CATHY L. WOOD
     SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER AND SECRETARY
                           19701 HAMILTON AVE.
                     TORRANCE, CALIFORNIA 90502-1334
                             (310) 538-2314
(Address, including zip code, and telephone number, including area code, of Co-Registrant's principal executive offices)
                     ------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after this Post-Effective Amendment to the Registration Statement is declared effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, check the following box. X

     Registration fee of $34,375 previously paid.

                      WHEREHOUSE ENTERTAINMENT, INC.
                            WEI HOLDINGS, INC.
                          ----------------------
                           CROSS REFERENCE SHEET

                 Pursuant to Item 501(b) of Regulation S-K


Form S-1 Item Number          Caption or Location in Prospectus
- --------------------          ---------------------------------

1.   Forepart of the
     Registration Statement
     and Outside Front
     Cover Page of
     Prospectus               Outside Front Cover Page

2.   Inside Front and
     Outside Back Cover
     Pages of Prospectus      Inside Front and Outside Back Cover
                              Pages of Prospectus

3.   Summary Information,
     Risk Factors and Ratio
     of Earnings to Fixed
     Charges                  Prospectus Summary; Investment
                              Considerations

4.   Use of Proceeds          Prospectus Summary; Use of
                              Proceeds; The Company -- History
                              and Business Strategy

5.   Determination of
     Offering Price                     *

6.   Dilution                           *

7.   Selling Security
     Holders                  Management; Plan of Distribution

8.   Plan of Distribution     Prospectus Summary; Outside Front
                              Cover Page of Prospectus; Plan of
                              Distribution

9.   Description of
     Securities               Outside Front Cover Page;
                              Prospectus Summary; Description of
                              the Notes; Capitalization

10.  Interest of Named
     Experts and Counsel      Federal Income Tax Considerations;
                              Experts

11.  Information with
     Respect to the
     Registrant:

     11(a) Description of
           Business           Prospectus Summary; Management's
                              Discussion and Analysis of
                              Financial Condition and Results
                              of Operations; The Company --
                              History and Business Strategy

     11(b) Description of
           Property           The Company -- Properties

     11(c) Legal Proceed-
           ings               The Company -- Litigation

     11(d) Market Price of
           and Dividends on
           the Registrant's
           Common Equity
           and Related
           Stockholder
           Matters                      *

     11(e) Financial
           Statements         Financial Statements

     11(f) Selected
           Financial Data     Prospectus Summary -- Selected
                              Financial Data

     11(g) Supplementary
           Financial
           Information                  *

     11(h) Management's
           Discussion and
           Analysis of
           Financial
           Condition and
           Results of
           Operations         Management's Discussion and
                              Analysis of Financial Condition
                              and Results of Operations

     11(i) Changes in and
           Disagreements
           with Accountants
           on Accounting and
           Financial
           Disclosure                   *

     11(j) Directors and
           Executive
           Officers           Management

     11(k) Executive
           Compensation       Management

     11(l) Security Owner-
           ship of Certain
           Beneficial Owners
           and Management     Security Ownership of Certain
                              Beneficial Owners and Management

     11(m) Certain Relation-
           ships and Related
           Transactions       Management; Certain Relationships
                              and Related Transactions

12.  Disclosure of Commission
     Position on Indemnifica-
     tion for Securities Act
     Liabilities                        *

______________

*  Not applicable

<page-1>
PROSPECTUS

WHEREHOUSE ENTERTAINMENT,   INC.
13% SENIOR SUBORDINATED N         OTES
DUE 2002, SERIES B

     Interest on the 13% Senior Subordinated Notes Due 2002, Series B (the "Notes") is payable semi-annually on February 1 and August 1 of each year, accruing from August 1, 1992 at a rate of 13% per annum. The Notes were issued pursuant to an exchange offer (the "Exchange Offer") in exchange for an equal principal amount of 13% Senior Subordinated Notes Due 2002, Series A (the "Series A Notes"). The initial principal amount of the Notes is $110,000,000. On each of August 1, 2000 and August 1, 2001,
Wherehouse Entertainment, Inc., a Delaware corporation ("Where-house" or the "Company"), will deposit with the Trustee (as de-fined herein) $27,500,000 for the redemption of a maximum of 50% in principal amount of the Notes, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date of such redemption. See "Description of the Notes."


     The Notes are subordinated to all existing and future Senior Indebtedness (as defined herein) of the Company. At April 30, 1994, the Company had outstanding an aggregate of approximately $82.9 million of Senior Indebtedness. Subject to certain re-strictions, exceptions and financial tests set forth in the Indenture (as defined herein) and the Bank Credit Agreement (as defined herein), the Company may also incur additional Senior Indebtedness in the future.


     The Notes are guaranteed on a senior subordinated basis by WEI Holdings, Inc., a Delaware corporation ("WEI"), which owns all of the capital stock of the Company. See "Description of the Notes." Currently, WEI conducts no independent operations and has no significant assets other than the capital stock of the Company. Therefore, presently there are no resources supporting the WEI Guarantee (as defined herein) that are incremental to those to which holders of the Notes will already have access as direct creditors of the Company.

     The Company does not intend to list the Notes on any securi-ties exchange nor does the Company intend to apply for quotation of the Notes through the National Association of Securities Deal-ers Automated Quotation system ("NASDAQ"). There can be no assur-ance that an active public market for the Notes will develop.

     FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVEST-MENT IN THE NOTES, SEE "INVESTMENT CONSIDERATIONS."
- ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-MISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ------------------------

<page-2>

     This Prospectus is to be used by Merrill, Lynch, Pierce Fenner & Smith ("MLPF&S") in connection with the offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. MLPF&S may act as principal or as agent in such transactions. The Company will receive no portion of the proceeds of the sales of such Notes and will bear the expenses incident to the registra-tion thereof. If MLPF&S conducts any market-making activities, it may be required to deliver a "market-making prospectus" when effecting offers and sales of the Notes because of the equity ownership of Merrill Lynch Capital Partners, Inc. ("MLCP") and its affiliates of WEI. MLCP and its affiliates hold approximately 96% in the aggregate of the common stock, par value $.10, of WEI (the "WEI Common Stock"), as of April 30, 1994. For as long as a market-making prospectus is required to be delivered, the ability of MLPF&S to make a market in the Notes may in part be dependent upon the ability of the Company to maintain a current prospectus. See "Security Ownership" for a description of the ownership of capital stock of WEI by affiliates of MLPF&S.

- ------------------------

              THE DATE OF THIS PROSPECTUS IS JUNE 3, 1994.

<page-3>
                            TABLE OF CONTENTS

                                                           PAGE
                                                           ----

Index of Certain Defined Terms............................   5
Available Information.....................................   9
Prospectus Summary........................................  10
  The Company.............................................  10
  Summary of Terms of the Notes...........................  11
  Selected Financial Information..........................  14
  Recent Operating Results................................  16
Investment Considerations.................................  17
  Leverage................................................  17
  Subordination; Effect of Asset Encumbrances.............  17
  Restrictions Under Financing Agreements;
    Variable Interest Rate................................  18
  Certain Fraudulent Transfer Considerations..............  19
  Competition.............................................  21
  Litigation..............................................  21
  Absence of a Market for the Notes.......................  21
Use of Proceeds...........................................  22
Capitalization............................................  23
Management's Discussion and Analysis of
  Financial Condition and Results of Operations...........  24
  Results of Operations...................................  24
  Liquidity and Capital Resources.........................  30
  Seasonality.............................................  33
  Inflation...............................................  33
  Recent Operating Results................................  34
The Company...............................................  35
  History and Business Strategy...........................  35
  Merchandise Products and Supply.........................  36
  Video and Other Product Rentals.........................  38
  Advertising and Promotion...............................  38
  Trade Customs and Practices.............................  39
  Store Additions and Site Selection......................  39
  Store Operations and Distribution.......................  40
  Competition.............................................  41
  Organization and Employees..............................  42
  Trademarks..............................................  42
  Seasonality.............................................  43
  Properties..............................................  43
  Litigation..............................................  43
Management................................................  48
  Executive Compensation..................................  52

<page-4>                                                  PAGE
                                                          ----

Security Ownership........................................  58
  The Company.............................................  58
  WEI.....................................................  58
  Pledge of Common Stock of the Company...................  61
Certain Relationships and Related Transactions............  62
Description of the Notes..................................  65
  General.................................................  65
  Maturity, Interest and Principal........................  66
  Redemption..............................................  66
  Change of Control.......................................  67
  Subordination...........................................  69
  Guarantees..............................................  71
  Certain Covenants.......................................  72
  Merger, Sale of Assets, etc.............................  80
  Events of Default.......................................  81
  Defeasance or Covenant Defeasance of Indenture..........  84
  Satisfaction and Discharge..............................  85
  Amendments and Waivers..................................  86
  Governing Law...........................................  86
  Certain Definitions.....................................  87
Description of the Senior Bank Financing..................  97
  The Senior Bank Facilities..............................  97
  Interest Payments.......................................  98
  Prepayments.............................................  98
  Security Interests......................................  99
  Guarantees..............................................  99
  Covenants...............................................  99
  Events of Default....................................... 100
  Fees.................................................... 101
Federal Income Tax Considerations......................... 102
  Interest Payments on the Notes.......................... 102
  Tax Basis............................................... 102
  Sale, Exchange or Retirement............................ 102
  Market Discount and Bond Premium........................ 103
Plan of Distribution...................................... 104
Legal Matters............................................. 104
Experts................................................... 104

<page-5>

INDEX OF CERTAIN DEFINED TERMS

     TERM                                                   PAGE
     ----                                                   ----
1988 Acquisition........................................     15
1988 Acquisition Agreement..............................     44
1988 Acquisition Purchase Adjustments...................     15
1988 Predecessor........................................     15
1994 Re-Engineering Plan................................     25
A&S.....................................................     10
Acquired Indebtedness...................................     87
Acquisition.............................................     10
Acquisition Indebtedness................................     19
Adjusted Cash Flow Coverage Ratio.......................     87
Adjusted Consolidated Net Income........................     88
Affiliate...............................................     88
Agent...................................................     18
Amended Complaint.......................................     46
Asset Acquisition.......................................     88
Asset Sale..............................................     88
Asset Sale Event........................................     77
Asset Sale Offer........................................     77
Asset Sale Offer Price..................................     77
Average Life to Stated Maturity.........................     89
Bank Credit Agreement................................... 12, 89
Banks...................................................     97
Base Salary.............................................     56
Borrowing Base..........................................     98
Capital Stock...........................................     89
Cause...................................................     56
Change of Control.......................................     68
Change of Control Date..................................     67
Change of Control Offer.................................     67
Change of Control Purchase Date.........................     67
Change of Control Purchase Price........................     67
Commission..............................................      9
Company.................................................      1
Consolidated Adjusted EBITDAV...........................    100
Consolidated Cash Flow Available for Fixed Charges......     89
Consolidated Excess Cash Flow...........................     98
Consolidated Fixed Charges..............................     89
Consolidated Free Cash Flow.............................     98
Consolidated Income Tax Expense.........................     90
Consolidated Interest Expense...........................     90
Consolidated Net Income.................................     90

<page-6>                                                   PAGE
                                                           ----

Consolidated Net Worth..................................     90
Consolidated Non-cash Charges...........................     90
covenant defeasance.....................................     84
Debenture Indenture.....................................     44
Debentureholders........................................     43
Debentures..............................................     43
Default.................................................     91
defeasance..............................................     84
Deferred Purchase Price.................................     15
Designated Senior Indebtedness..........................     71
District Court..........................................     45
Effective Time..........................................     15
EITF 88-16..............................................     17
Eligible Inventory......................................     98
Eligible Receivables....................................     98
Employee Stock Loan Interest Bonus......................     91
Eurodollar Loans........................................     98
ERISA Event.............................................    101
Events of Default.......................................     81
Excess Proceeds.........................................     77
Exchange Act............................................      9
Exchange Offer..........................................      1
Fair Market Value.......................................     91
FAS 13 Rent Expense.....................................     91
Four Quarter Period.....................................     87
Froley Revy.............................................     44
GAAP....................................................     91
Good Reason.............................................     56
Guarantee...............................................     91
Guarantor...............................................     91
Guarantor Senior Indebtedness...........................     71
Indebtedness............................................     91
Indenture...............................................     65
Independent Directors...................................     44
Independent Financial Advisor...........................     92
Interest Rate Protection Obligations....................     92
Investment..............................................     93
Issue Date..............................................     66
Letter of Credit........................................     72
Letter of Credit Facility...............................     72
Lien....................................................     93
Loans...................................................     97
<page-7>                                                   PAGE
                                                           ----
Management Notes........................................     62
Management Investors....................................     62
Merger..................................................     10
ML Investors............................................     51
MLCP....................................................      2
MLCP Affiliates.........................................     68
MLPF&S..................................................      2
named executive officers................................     52
NASDAQ..................................................      1
Net Cash Proceeds.......................................     93
Non-payment Default.....................................     69
Notes...................................................      1
Old Notes...............................................     56
Payment Blockage Period.................................     69
Permitted Indebtedness..................................     72
Permitted Investment....................................     93
Permitted Liens.........................................     94
Predecessor.............................................     15
Preferred Stock.........................................     95
Prime Lending Rate......................................     19
Prime Rate Loans........................................     98
Redeemable Capital Stock................................     95
Refinanced Indebtedness.................................     19
Registration Statement..................................      9
Requisite Lenders.......................................     18
Reserve Adjusted Eurodollar Rate........................     19
Restricted Payments.....................................     74
Revolving Credit Facility...............................     98
Sale and Leaseback Transaction..........................     77
Second Circuit..........................................     45
Securities Act..........................................      9
Senior Bank Facilities..................................     97
Senior Indebtedness.....................................     70
Series A Notes..........................................      1
Shamrock................................................     46
Special Charges.........................................     95
Stated Maturity.........................................     95
Stockholders' Agreement.................................     62
Subordinated Debt Documents.............................    100

<page-8>                                                   PAGE
                                                           ----
Subordinated Indebtedness...............................     74
Subordinated Obligations................................     95
Subsidiary..............................................     95
Surviving Entity........................................     80
Term Facility...........................................     97
Transaction Date........................................     87
triggering events.......................................     44
Trustee.................................................     65
Unvested WEI Common Stock...............................     62
U.S. Government Obligations.............................     84
U.S. Subsidiary.........................................     96
VCRs....................................................     25
Voting Stock............................................     96
WAC.....................................................     44
WAC Offer...............................................     46
WEI.....................................................      1
WEI Common Stock........................................      2
WEI Guarantee...........................................     13
Wherehouse..............................................      1

<page-9>

                           AVAILABLE INFORMATION

     The Company and WEI have jointly filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes offered hereby and the related WEI Guarantee thereof. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, WEI, the Notes and the related WEI Guarantee offered hereby, reference is made to the Registration Statement. State-ments contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete, and, in each instance, reference is made to the copy of the document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Seven World Trade Center, Thirteenth Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.


     The Company and WEI are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Commission. The Company and WEI will fulfill their obligations with respect to such requirements by filing periodic reports with the Commission. In addition, the Company will send to each holder of the Notes copies of annual reports and quarterly reports containing the information required to be contained under the Exchange Act. See "Description of the Notes." Reports and other information filed by the Company and WEI can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Seven World Trade Center, Thirteenth Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washing-ton, D.C. 20549.

     Separate financial statements of WEI have not been included in the Registration Statement. Currently, WEI conducts no independent operations and has no significant assets other than the capital stock of the Company.

<page-10>

                            PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.


                                THE COMPANY

     Wherehouse, which is headquartered in Torrance, California, believes that, in terms of both revenues and store count, it is currently the largest specialty retailer of prerecorded music in the western U.S. and the second largest renter of videocassettes in the western U.S.

     The Company operated approximately 347 stores in eleven states as of April 30, 1994. The Company's major marketing areas are the metropolitan areas of Los Angeles, San Francisco, Seattle, Phoenix, Sacramento, San Diego, Fresno, Las Vegas, Denver and Salt Lake City. All but two of the Company's stores sell prerecorded music, videocassettes, video games and acces-sories, sales of which constitute approximately 81% of the Company's fiscal 1994 (year ended January 31, 1994) revenues. In addition, approximately 75% of the Company's stores also rent videocassettes and video games. Rentals of videocassettes and video games, in the aggregate, constituted approximately 19% of the Company's fiscal 1994 revenues.


     The Company was founded as a record retailer in 1970 and until early 1988 was an independent publicly traded company listed on the American Stock Exchange. Since 1988, the Company has been privately held.

     On June 11, 1992, the Company was acquired from affiliates of Adler & Shaykin ("A&S") through the acquisition (the "Acquisi-tion") by Grammy Corp., a Delaware corporation, of all of the outstanding shares of capital stock and all other related equity securities of WEI, which Acquisition was effected through the merger (the "Merger") of Grammy Corp. with and into WEI, with WEI surviving the Merger as the surviving corporation operating under the name "WEI Holdings, Inc." Grammy Corp. was formed by MLCP on February 26, 1992 solely to effect the Acquisition.


     WEI holds all of the capital stock of the Company and, in turn, is owned by affiliates of MLCP and certain members of management of the Company. As of April 30, 1994, MLCP and its affiliates owned approximately 92.4% of the common stock par value $.10, of WEI, and management of the Company owned approximately 7.6% of the WEI Common Stock, on a fully diluted basis, excluding unvested performance based options and unallocated options reserved for future grant under the WEI Management Stock Option Plan. See "Security Ownership." WEI is not an operating company.


     The Company's principal executive office is located at 19701
Hamilton Ave., Torrance, California 90502-1334, telephone number
(310) 538-2314.

<page-11>

     WEI's principal executive office is located at 19701
Hamilton Ave., Torrance, California 90502-1334, telephone number
(310) 538-2314.

     FOR A DISCUSSION OF CERTAIN RISKS ASSOCAITED WITH AN
INVESTMENT IN THE NOTES, SEE "INVESTMENT CONSIDERATIONS."


                       SUMMARY OF TERMS OF THE NOTES

Aggregate Principal Amount........ $110,000,000

Interest Payment Dates............ February 1 and August 1

Interest Rate..................... 13% Maturity

Date.............................. August 1, 2002

Sinking Fund...................... The Company will deposit
                                   $27,500,000 with the Trustee
                                   under the Indenture on each of
                                   August 1, 2000 and August 1,
                                   2001 for the redemption of a
                                   maximum of 50% in aggregate
                                   principal amount of the Notes
                                   at a redemption price equal to
                                   100% of the principal amount
                                   thereof plus accrued interest
                                   thereon to the date of
                                   redemption.

Optional Redemption..............  The Notes may be redeemed at any time on or after August 1,
                                   1997, at the option of the
                                   Company, in whole or in part,
                                   at the following redemption
                                   prices (expressed as percent-
                                   ages of the principal amount),
                                   if redeemed during the
                                   12-month period beginning
                                   August 1 of the years
                                   indicated below:
                                                     Redemption
                                   Year                Price
                                   ----              ----------
                                   1997                104.875%
                                   1998                103.250%
                                   1999                101.625%

                                   and thereafter at 100% of the
                                   principal amount, in each case
                                   together with accrued interest
                                   to the redemption date
                                   (subject to the right of
                                   holders of record on relevant
                                   record dates to receive
                                   interest due on an interest
                                   payment date).

<page-12>

Change of Control................  Upon the occurrence of a
                                   Change of Control (as defined
                                   in "Description of the Notes")
                                   of the Company, the Company is
                                   obligated to make an offer to
                                   purchase all outstanding Notes
                                   at a price in cash equal to
                                   101% of the principal amount
                                   of the Notes, plus accrued
                                   interest thereon; provided,
                                   however, that the Company
                                   shall have no obligation to
                                   accept any Notes tendered
                                   pursuant to such an offer
                                   unless it shall have (a)
                                   obtained the consent of the
                                   lenders under the Company's
                                   Bank Credit Agreement, dated
                                   as of June 11, 1992, as
                                   amended from time to time, by
                                   and among Wherehouse, as
                                   borrower, WEI, as guarantor,
                                   Bankers Trust Company, as
                                   Agent, and Heller Financial,
                                   Inc., as Co-agent (the "Bank
                                   Credit Agreement"), to such
                                   transaction or (b) repaid the
                                   entire indebtedness under the
                                   Bank Credit Agreement or
                                   offered to repay and have
                                   repaid any lender under the
                                   Bank Credit Agreement that
                                   accepts such offer.  A Change
                                   of Control would also consti-
                                   tute an event of default under
                                   the Bank Credit Agreement,
                                   which represents obligations
                                   that are senior in right of
                                   payment to the Notes, and
                                   could result in circumstances
                                   under which payments in
                                   respect of the Notes could not
                                   be made under the subordina-
                                   tion provisions of the
                                   Indenture.  See "Description
                                   of the Notes--Subordination."
                                   See "--Subordination" below
                                   for the amount of Senior
                                   Indebtedness, including
                                   indebtedness under the Bank
                                   Credit Agreement, outstanding
                                   at April 30, 1994.  Notwith-
                                   standing any of the foregoing,
                                   the failure to make such an
                                   offer or to have satisfied the
                                   foregoing conditions precedent
                                   prior to the date on which
                                   such an offer is required to
                                   be made will constitute a
                                   covenant default and therefore
                                   an Event of Default (as
                                   defined herein) under the
                                   Indenture.  No assurances can
                                   be given that the Company will
                                   be able to comply with all its
                                   obligations under its various
                                   agreements in the event of a
                                   Change of Control or to
                                   refinance any of these or
                                   other obligations that might
                                   become due by reason of these
                                   provisions. The existence of a
                                   holder's right to require the
                                   Company to repurchase its
                                   Notes upon a Change of Control
                                   may deter a third party from
                                   acquiring the Company in a
                                   transaction which constitutes
                                   a Change of Control. See
                                   "Description of the Notes--
                                   Change of Control."

<page-13>

Guarantees.......................  The Notes are guaranteed on a senior subordinated basis by
                                   WEI (the "WEI Guarantee").
                                   Currently, WEI conducts no
                                   business other than holding
                                   the capital stock of the
                                   Company and has no significant
                                   assets other than the capital
                                   stock of the Company.  See
                                   "Investment Considerations--
                                   Subordination; Effect of Asset
                                   Encumbrances."  In addition,
                                   if any Subsidiary (as defined
                                   herein) of the Company becomes
                                   a guarantor or obligor in
                                   respect of Indebtedness (as
                                   defined herein) of the Company
                                   or any of its Subsidiaries,
                                   the Company's obligations
                                   under the Notes will be
                                   guaranteed by such Subsidiary.

Subordination....................  Payments on the Notes are
                                   subordinated to all existing
                                   and future Senior Indebtedness
                                   of the Company. As of April
                                   30, 1994, the Company had out-
                                   standing an aggregate of
                                   approximately $82.9 million of
                                   Senior Indebtedness.  See
                                   "Investment Considerations--
                                   Subordination; Effect of Asset
                                   Encumbrances" and "Description
                                   of the Notes--Subordination."

Certain Covenants................  The Indenture contains certain covenants, including, but not
                                   limited to, covenants with
                                   respect to the following
                                   matters: (i) limitation on
                                   indebtedness; (ii) limitation
                                   on restricted payments; (iii)
                                   limitation on transactions
                                   with affiliates; (iv) disposi-
                                   tion of proceeds of asset
                                   sales; (v) limitation on sale
                                   and leaseback transactions;
                                   (vi) limitation on liens;
                                   (vii) limitation on other
                                   senior subordinated indebted-
                                   ness; (viii) limitation on
                                   guarantees by subsidiaries;
                                   (ix) restrictions on preferred
                                   stock of subsidiaries; (x)
                                   limitation on dividends and
                                   other payment restrictions
                                   affecting subsidiaries; and
                                   (xi) transfers of assets to
                                   certain subsidiaries. See
                                   "Description of the Notes--
                                   Certain Covenants."

     For more complete information regarding the Notes, see
"Description of the Notes."


<page-14>

                      WHEREHOUSE ENTERTAINMENT, INC.
                      SELECTED FINANCIAL INFORMATION
       (DOLLARS IN MILLIONS, EXCEPT REVENUE PER SQUARE FOOT AMOUNTS)

     The following table sets forth selected financial data and other operating information of Wherehouse. The financial data in the table for the three years ended January 31, 1992, for the four months ended May 31, 1992, for the eight months ended January 31, 1993, and for the year ended January 31, 1994 are derived from the financial statements of the Company and the Predecessor (as defined herein). The data should be read in conjunction with the financial statements and related Notes thereto, and other financial information included herein, as well as the discussion under "Management's Discussion of Financial Condition and Results of Operation."

                              Company                    Predecessor (1)
                         -----------------    --------------------------------------
                          Fiscal    For the    For the
                           Year    8 Months   4 Months
                          Ended     Ended      Ended        Fiscal Years Ended
                         Jan. 31,  Jan. 31,    May 31,          January 31,
                         -------   -------    -------   ----------------------------
                          1994      1993       1992      1992      1991      1990
                         -------   -------    -------   ------    ------    ------
Income Statement Data
  Data
 Sales                   $380.2    $249.1     $105.3    $358.6    $352.2    $296.8
 Rental revenue (2)        91.6      64.3       29.8      98.8      99.9      91.5
                         -------   -------    -------   -------   -------   -------
                          471.8     313.4      135.1     457.4     452.1     388.3
 Cost of sales (3)        248.0     155.2       66.9     225.5     223.0     189.7
 Cost of rentals
  including
  amortization (4)         50.8      24.8        7.3      30.9      43.2      41.2
                         -------   -------    -------   -------   -------   -------
                          298.8      180.0      74.2     256.4     266.2     230.9
Selling, general
 and administrative
 expenses (5) (6)         196.6     122.9       59.9     179.1     170.1     148.5
Restructuring
 charges (7)               14.3       ---        ---       ---       ---       ---
                         -------   -------    -------   -------   -------   -------
(Loss) income
 from operations          (37.9)     10.5        1.1      21.9      15.8       9.0
Interest expense           23.2      15.6        4.9      17.9      19.7      19.6
                         -------   -------    -------   -------   -------   -------
(Loss) income
 before income taxes      (61.1)     (5.1)      (3.8)      3.9      (4.0)    (10.6)
(Benefit) provision
 for income taxes         (19.1)     (1.3)      (1.9)      1.0      (2.8)     (5.1)
(Loss) income before
 extraordinary item       (42.1)     (3.8)      (2.0)      2.9      (1.2)     (5.5)
                         -------   -------    -------   -------   -------   -------
 Extraordinary item
 less income taxes (8)      ---       ---        4.5       ---       ---       ---
                         -------   -------    -------   -------   -------   -------
Net (loss) income        $(42.1)   $ (3.8)    $ (6.5)   $  2.9    $ (1.2)   $ (5.5)
                         =======   =======    =======   =======   =======   =======
Balance Sheet Data
  (As of End of
  Period)
 Working capital
  (deficiency)           $  4.9    $ (0.5)             $(30.7)   $(20.5)   $(30.5)
 Adjusted operating
  assets and
  operating
  liabilities (9)        $ 16.6    $ 16.6              $(10.3)   $  1.9    $  9.4
 Total assets             351.4     374.4               225.4     226.9     235.5
 Long-term debt
  (including
  current portion)        175.1     185.1               110.0     120.5     140.2
 Shareholder's
  equity                   50.0      62.5                 3.7       1.2       2.4

Other Information
 Capital expen-
  ditures (10)           $ 14.6    $  6.4    $  2.9    $ 11.7    $ 10.7    $ 21.4
 Stores open at
  period end                347       313                 301       283       263
 Retail square feet
  (period-end, in
  thousands)              2,117     2,011     1,946     1,932     1,811     1,640
 Revenue/average
  retail square
  foot                   $  229    $  227(11)          $  244    $  262    $  256
 Ratio of earnings
  to fixed
  charges(12)              (13)       (13)      (13)     1.11x      (13)      (13)

<page-15>

                  NOTES TO SELECTED FINANCIAL INFORMATION

(1) The Company was acquired in June 1992 by the purchase of all of WEI's ownership interest in the Company through a merger transaction in which Grammy Corp. was merged with and into WEI. The transaction was accounted for using the purchase method and the term "Predecessor" refers to the predecessor to the Company for the periods from fiscal year 1990 through May 31, 1992. The term "1988 Predecessor" refers to the predecessor to the Predecessor which was acquired by affiliates of A&S and certain other investors in 1988 (such transaction being hereinafter referred to as the "1988 Acquisition"). The Acquisition and the 1988 Acquisition caused changes in the bases of accounting thereby making period-to-period comparisons difficult. The significant effects on comparability are explained in Notes (4), (5) and
     (8) below.

(2) Includes an estimated $1.0 in fiscal 1991 relating to the disposition of beta format videocassette rental inventory.


(3) Includes net charges relating to the disposition of obsolete computer software inventory of an estimated $0.5 and $1.4 in fiscal 1991 and fiscal 1990, respectively.

(4) Includes amortization of $2.8 for the fiscal year ended January 31, 1994 and $3.4 for the eight months ended January 31, 1993 related to the Acquisition purchase adjustments and amortization of $6.7 and $6.7 in fiscal 1991 and fiscal 1990, respectively, related to the purchase accounting adjustments related to the 1988 Acquisition (the "1988 Acquisition Purchase Adjustments"), and charges relating to the disposition of beta format videocassette rental inventory of an estimated $3.9 in fiscal 1991.

(5) Includes amortization of $8.9 for the fiscal year ended January 31, 1994 and $6.0 related to the Acquisition purchase adjustment for the eight months ended January 31, 1993. Includes the following for the four months ended May 31, 1992, fiscal 1992, fiscal 1991 and fiscal 1990, respec-tively: amortization of $1.7, $5.0, $5.0 and $5.0 related to the 1988 Acquisition Purchase Adjustments; certain expenses associated with A&S's investment, which did not continue following the Acquisition, of $0.2, $1.1, $0.9, and $1.2; certain severance and executive recruiting expenses of $0.0, $0.4, $0.1, and $0.1; certain legal expenses associated with litigation, the payment of future expenses of which, to the extent such expense exceeds $700,000, will be funded by borrowings incurred as of the effective time of the Merger (the "Effective Time") for the Deferred Purchase Price (as is defined in the Indenture) of $0.0, $0.2, $0.3, and $0.1.

(6) Includes non-cash expense accruals in accordance with Financial Accounting Standards Board Statement 13: Account-ing for Leases, of $4.9, $2.5, $0.9, $2.4 and $0.5 for the
     fiscal year ended January 31, 1994, the eight months ended January 31, 1993, the four months ended May 31, 1992, fiscal 1992 and fiscal 1991, respectively.

(7)  See "Management's Discussion and Analysis of Financial
     Condition and Results of Operations -- Results of
     Operations."

<page-16>

(8) Represents the write-off of unamortized financing costs and pre-payment penalties paid relating to debt of the Predeces-sor refinanced at the time of the Acquisition.

(9) Adjusted operating assets and operating liabilities is (i) total current assets less (ii) total current liabilities exclusive of notes payable and current maturities of capital lease obligations and long-term debt.

(10) Capital expenditures exclude capital expenditures obtained through capital lease financing.

(11) Calculated using revenues for the combined periods of eight months ended January 31, 1993 and the four months ended May
     31, 1992.

(12) For the purpose of computing the ratios of earnings to fixed charges, "earnings" consists of income (loss) before income taxes and fixed charges. "Fixed charges" consists of interest expense, amortization of debt expenses and the portion of rental expenses deemed representative of the interest factor.

(13) Fixed charges exceeded earnings by $4.0 and $10.6 in fiscal
     1991 and 1990, respectively, and by $3.8 for the four months ended May 31, 1992, and $5.1 for the eight months ended
     January 31, 1993 and by $61.1 for fiscal 1994.

                         RECENT OPERATING RESULTS

     For the quarter ended April 30, 1994, the Company recorded net revenues of approximately $113,900,000 and a net loss of approximately $5,600,000. For the corresponding period of fiscal
1994, the Company recorded net revenues of approximately
$102,500,000 and a net loss of approximately $5,400,000.

<page-17>

                         INVESTMENT CONSIDERATIONS

     Prospective investors in the Notes should carefully consider the investment considerations set forth below, as well as the other information set forth in this Prospectus.


LEVERAGE

     The indebtedness incurred in connection with the Acquisi-tion, including without limitation indebtedness incurred under the Bank Credit Agreement and the Notes, resulted in a highly leveraged capital structure, with a debt-to-equity ratio for the Company of 4.95 to 1 (as of April 30, 1994), including current portion of long-term debt and adjustments made in accordance with EITF 88-16, BASIS IN LEVERAGED BUYOUT TRANSACTIONS ("EITF 88-16"), and assuming full utilization of the Revolving Credit Facility (as defined herein). In order to repay the indebtedness incurred in connection with the Acquisition, the Company will be required to generate substantial operating cash flow. The ability of the Company to meet its debt service obligations will depend on the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors, many of which are beyond the control of the Company. While WEI and the Company believe that, based upon current levels of operations and anticipated growth, the repayment of such indebtedness can be effected within the required time frame, there can be no assurances with respect thereto.

     The Company had, as of April 30, 1994, $198.9 million of long-term debt (including current portion and $24.7 million drawn on its Revolving Credit Facility) and $51.6 million of share-holder's equity (prior to the adjustment in the amount of $7.4 million to predecessor basis of management's continuing equity investment, in accordance with EITF 88-16). In addition, the Company would have had the ability to borrow an additional $19.9 million under its Revolving Credit Facility.


SUBORDINATION; EFFECT OF ASSET ENCUMBRANCES

     Principal of, premium, if any, and interest on the Notes will be subordinated to all existing and future Senior Indebted-ness of the Company, including indebtedness incurred under the Bank Credit Agreement. Therefore, in the event of the bankrupt-cy, liquidation, dissolution, reorganization or other winding up of the Company or upon the acceleration of the Notes or any Senior Indebtedness, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebted-ness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. In addition, under certain circumstances, no payments may be made for a specified period with respect to the principal of, premium, if any, or interest on the Notes if a default exists with respect to certain Senior Indebtedness. See "Description of the Notes-- Subordination." As of April 30, 1994, the Company had approxi-mately $82.9 million of Senior Indebtedness outstanding, including $24.7 million drawn on its Revolving Credit Facility, and an additional $19.9 million aggregate principal amount of availability of Senior Indebtedness under its Revolving Credit Facility. See "Description of the Senior Bank Financing." Subject to certain restrictions, exceptions and financial tests set forth in the Indenture and the Bank Credit Agreement, the Company may also incur additional Senior Indebtedness in the future.

<page-18>

     WEI has guaranteed the Notes on a senior subordinated basis. Currently, WEI conducts no business other than holding the capital stock of the Company and has no significant assets other than the capital stock of the Company. Therefore, currently there are no resources supporting the WEI Guarantee that are incremental to those to which holders of the Notes will already have access as direct creditors of the Company. Moreover, the WEI Guarantee is subordinated in right of payment to the guarantee provided by WEI under the Bank Credit Agreement. Generally, the Indenture contains no restrictions on the activities of WEI. See "Description of the Notes--Guarantees."

     The Company's indebtedness under the Bank Credit Agreement is secured by (i) a first priority pledge by WEI of the capital stock of the Company and (ii) a first priority lien on all or substantially all of WEI's and the Company's assets other than sale or rental inventory, except that mortgages on the real property and leaseholds owned, directly or indirectly, by the Company have not been granted and will be granted by the Company only as requested by the Agent and Requisite Lenders (as such terms are defined in the Bank Credit Agreement). In addition, the Company is prohibited from placing a security interest on any of its unencumbered assets. See "Description of the Senior Bank Financing."


RESTRICTIONS UNDER FINANCING AGREEMENTS; VARIABLE INTEREST RATE

     The Bank Credit Agreement contains certain financial and other covenants, including covenants requiring the Company to maintain certain financial ratios and restricting the ability of the Company to incur indebtedness or to create or suffer to exist certain liens. The Company is in compliance with all of such covenants as a result of amendments to the Bank Credit Agreement, dated August 17, 1993 and January 27, 1994, which provide the Company with more operating flexibility given current economic conditions and the seasonality of the Company's business. If the California economy worsens, or if the Company continues to recognize significant operating losses, the Company may need additional covenant relief. The Bank Credit Agreement also requires that certain amounts of indebtedness thereunder be repaid by specified dates. The ability of the Company to comply with all of such provisions may be affected by events beyond its control. A failure to make any required payment under the Bank Credit Agreement or to comply with any of the financial and operating covenants included in the Bank Credit Agreement would result in an event of default thereunder, permitting the lenders to accelerate the maturity of the indebtedness under the Bank Credit Agreement and foreclose upon their collateral and, depending upon the action taken by such lenders, delaying or precluding payment of principal of, premium, if any, or interest on the Notes. Such an acceleration could also result in the acceleration of the Company's and its subsidiaries' other indebtedness. See "Description of the Senior Bank Financing." The Indenture also contains certain covenants which, if violated, would result in an event of default thereunder permitting holders of the Notes to accelerate the Notes. Any such event of default or acceleration could also result in the acceleration of other indebtedness of the Company. See "Description of the Notes-- Events of Default." If the lenders under the Bank Credit Agree-ment accelerate the maturity of the indebtedness thereunder, there can be no assurance that the Company will have sufficient assets to satisfy its obligations under the Notes.

<page-19>

     The Company may borrow a maximum of $65 million under its Term Facility (as defined herein) and $45 million under its Revolving Credit Facility. As of April 30, 1994, there was $55.3 million outstanding under the Term Facility and $24.7 million outstanding under the Revolving Credit Facility. The Company's indebtedness under the Bank Credit Agreement bears interest at rates that will fluctuate with changes in certain prevailing interest rates (although such rates may be fixed for limited periods of time). Interest on loans under the Senior Bank Facilities (as defined herein) is payable at one of the following rates, at the Company's option: (i) the Prime Lending Rate (as defined in the Bank Credit Agreement) plus 1.50% per annum or
(ii) the Reserve Adjusted Eurodollar Rate (as defined in the Bank Credit Agreement) plus 3.00% per annum. The loans under the Term Facility as of June 1, 1994 bear interest at the rate of approxi-mately 7.47% per annum. See "Description of the Senior Bank Financing."

     The Bank Credit Agreement requires the Company to enter into interest rate protection arrangements with respect to approxi-mately 25% of the lenders' commitments under the Term Facility. As of April 30, 1994, the Company had entered into interest rate protection arrangements with a major financial institution, with respect to approximately 40.5% of the lenders' commitment under the Term Facility. To the extent the Company's indebtedness is not subject to such arrangements to protect or hedge against increases in interest rates, a substantial increase in interest rates could adversely affect the Company's ability to satisfy its debt service obligations.


CERTAIN FRAUDULENT TRANSFER CONSIDERATIONS

     The incurrence by the Company of indebtedness, including indebtedness incurred under the Bank Credit Agreement and the Series A Notes (collectively, the "Acquisition Indebtedness"), the proceeds of which were used to finance the Acquisition, the issuance of the Notes and the WEI Guarantee, are subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or a lawsuit by or on behalf of unpaid creditors of the Company or WEI, as the case may be. Under these fraudulent conveyance statutes, if a court were to find that, at the time the Series A Notes or the Notes were issued, in the case of the Company, or the WEI Guarantee was given, in the case of WEI, or at the time any of the indebtedness which was repaid from the proceeds of the Acquisition Indebtedness (the "Refinanced Indebtedness") was incurred, (a) the Company issued the Series A Notes or Notes or WEI issued the WEI Guarantee, or the Company incurred the Refinanced Indebtedness with the intent of hindering, delaying or defrauding current or future creditors or (b) (i) the Company or WEI received less than reasonably equivalent value or fair consideration for issuing the Notes or WEI Guarantee, as the case may be, or for incurring the Refinanced Indebtedness and (ii) the Company or WEI, as the case may be, (A) was insolvent or was rendered insolvent by reason of the Acquisition and/or such transactions, including the incurrence of the Acquisition

<page-20>

Indebtedness, the issuance of the Notes, the issuance of the WEI Guarantee and the incurrence of the Refinanced Indebtedness, (B) was engaged in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured (as all of the foregoing terms are defined in or interpreted under applicable fraudulent conveyance statutes), or
(D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), such court could subordinate the Notes and/or the WEI Guarantee to presently existing and future indebtedness of the Company and/or WEI, as the case may be (in addition to the Senior Indebtedness to which the Notes are expressly subordinated and the guarantee under the Bank Credit Agreement to which the WEI Guarantee is expressly subordinated), or take other action detrimental to the holders of the Notes and the WEI Guarantee, including, under certain circumstances, invalidating the Notes and/or the WEI Guarantee.


     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, the Company or WEI would be considered insolvent if the sum of its debts, including contin-gent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

     Each of the Company and WEI believes that at the time of the issuance of the Series A Notes and Notes by the Company, the Company was and, at the time of the issuance of the WEI Guarantee by WEI, WEI was, (a) neither insolvent nor rendered insolvent thereby, (b) in possession of sufficient capital to run their respective businesses effectively, and (c) incurring debts within their respective abilities to pay as the same mature or become due. In reaching these conclusions, the Company and WEI have relied upon various valuations and cash flow estimates of manage-ment of the Company which necessarily involve a number of assumptions and choices of methodology. In addition, it was a condition of the Bank Credit Agreement that Grammy Corp. obtain an independent appraiser's opinion in respect of certain solvency matters regarding the Company, Grammy Corp. and WEI. No assurance can be given, however, that the assumptions and methodologies chosen by the Company, Grammy Corp. and WEI would be adopted by a court or that a court would concur with such conclusions, or the conclusion of Valuation Research Corporation, which was retained by Grammy Corp. to deliver such opinion. Grammy Corp. conducted no independent investigation in connection with the Acquisition to determine whether the incurrence by the Company of the Refinanced Indebtedness at the time of the 1988 Acquisition represented a fraudulent conveyance. At the time of the 1988 Acquisition, the Company received a letter from Valua-tion Research Corporation respecting certain solvency matters. However, there can be no assurance that a court would concur with the conclusions of Valuation Research Corporation as to the solvency of the Company at such time.

<page-21>

COMPETITION

     Both the prerecorded music and the video rental markets are highly competitive. In the prerecorded music market, the Company competes with other chain retailers who specialize in prerecorded music, discounters and other mass merchandisers, direct mail programs and local operators. The video rental market is a more fragmented industry, with many small operators and one signifi-cant competitor, Blockbuster Entertainment Corporation, whose estimated nationwide marketshare is currently approximately 20%.

     In addition, the Company competes with cable television which includes pay-per-view television. However, notwithstanding potential technological advances of pay-per-view, the Company believes that video rental should, in the near future, continue to be the first source of filmed in-the-home entertainment.
Also, several major companies have announced that they are developing other technologies which, if successful, could constitute significant competition. While none of these techno-logies is yet commercially available, and it appears that significant technical, economic, and other obstacles to their introduction remain to be resolved, if and when these or other new technologies are introduced, it can be anticipated that the Company's business could be significantly impacted; and the Company may need to develop and implement new marketing strategies in order for its business to remain viable.

     Finally, in both the music and rental markets, there has been a recent trend towards consolidation. Several large regional retail chains -- many similar to or direct competitors of the Company -- have been acquired by large national retail chains. In addition, several major retail chains, including Best Buy, Blockbuster Entertainment and Virgin Megastores, have announced plans to increase their retail music store presence in California. Thus, it can be expected that the Company will, in future periods, experience increased competition from companies with greater financial resources than the Company. See "The Company -- Competition."


LITIGATION

     For a discussion of certain pending litigation, as well as the financing of certain costs related to such litigation, see
"The Company -- Litigation."

ABSENCE OF A MARKET FOR THE NOTES

     The Company does not intend to list the Notes on any securities exchange or to apply for quotation through NASDAQ. MLPF&S has indicated to the Company that it intends to make a market in the Notes, but it is under no obligation to do so and such market-making could be discontinued at any time. No assurance can be given that an active trading market for the Notes will develop.


<page-22>

                              USE OF PROCEEDS

     Neither the Company nor WEI will receive any proceeds from any sales of Notes effected in market-making transactions. The $110 million in proceeds received by the Company from the sale of the Series A Notes was used, along with approximately $65 million of indebtedness incurred under the Term Facility, approximately $22.5 million of indebtedness incurred under the Revolving Credit Facility, the approximately $73.3 million equity contribution to WEI and approximately $4.2 million cash on hand, to effect the Acquisition.

<page-23>

                              CAPITALIZATION

     The following table sets forth the capitalization of the Company as of April 30, 1994 (amounts in millions):

Short-term debt:
  Revolving Credit Facility..........................  $  24.7
  Current portion of long-term debt..................      8.0
                                                       ---------
     Total short-term debt...........................  $  32.7
                                                       =========
Long-term debt:
  Term Facility......................................     48.1
  Other debt and capital lease obligations
    outstanding......................................      4.5
  Senior Subordinated Notes..........................    110.0
  Debentures(1)......................................      3.7
                                                       ---------
    Total long-term debt.............................    166.3
Shareholder's equity(2)..............................     44.3
                                                       ---------
    Total capitalization including short-term
      debt...........................................  $ 243.3

                                                       =========

- ---------------

(1) As issued in 1986, the Debentures had certain conversion rights, which were amended in connection with the 1988 Acquisition, to provide that the holders of the Debentures will receive $507 cash for each $1,000 principal amount of Debentures upon conversion thereof. In connection with the 1988 Acquisition, the Debentures were discounted to 56.1% of face value. As of April 30, 1994, $5.666 million in principal amount of Debentures was outstanding. For a discussion of certain litigation related to the Debentures, see "The Company -- Litigation."


(2) Includes the adjustment, in the amount of $7.4 million, to predecessor basis of management's continuing equity investment, in accordance with EITF 88-16.

<page-24>

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                         AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS


Year Ended January 31, 1994 Compared to Year Ended January 31,
1993

     Aggregate net revenues were $471.8 million and $448.5 million for the fiscal years ended January 31, 1994 and January 31, 1993, respectively. This increase of $23.3 million was principally due to an increase in number of stores from 313 at January 31, 1993 to 347 (including 4 stores managed by the Company, for its benefit, under contracts with the owners thereof) at January 31, 1994, and a 0.14% increase in same-store revenues (stores open for at least 13 months). During fiscal 1994, in order to achieve additional geographic diversification, the Company expanded its presence in several western states and entered new markets in additional western and various mid-western states through its acquisitions of an aggregate of 39 specialty music stores from The Record Shop, Inc. and from Pegasus Music and Video, Inc. Furthermore, during the fiscal year ended January 31, 1994, the Company opened 6 new stores, managed 4 stores for its own benefit under contract with The Record Shop, Inc., expanded or remodeled 69 stores and closed 15 stores.

     Because the Company expects in the current fiscal year to focus its efforts towards the improvement of its existing stores and operations, rather than acquisitions or new store openings, it can be expected that growth in aggregate net revenues in the fiscal year ending January 31, 1995 will be dependent primarily upon increases, if any, in same-store revenues; and thus the fiscal 1994 increase in aggregate net revenues is not necessarily indicative of increases to be expected in the current fiscal year.

     The Company will continue to opportunistically evaluate potential acquisitions which could meet its strategic objectives, and, if it determines the same to be appropriate, the Company may, subject to its ability to source additional capital (the availability of which is currently uncertain), make additional acquisitions. On a longer-term basis, the Company intends to continue its growth, both by opening new stores in selected locations, and by additional acquisitions.

     Merchandise sales were $380.2 million and $354.4 million during the fiscal years ended January 31, 1994 and 1993, respec-tively, representing an aggregate increase of 7.3% and an increase of 1.1% on a same-store basis. (See table in "The Company -- Business - Merchandise Products and Supply.") The increase in same-store merchandise sales resulted principally from increased sales of video games and used compact disc products, which were newer product lines for the Company, as well as from promotional markdowns used to generate incremental sales. The Company's sales of music cassettes continued to decline from the previous fiscal year due to a continuing shift in consumer demand to compact discs.

<page-25>

     The Company's revenues from the sales of videocassettes have decreased with the proliferation of competitors' outlets selling videocassettes and the highly competitive pricing of the product, particularly from discounters and mass merchandisers. The Company has implemented new pricing and merchandising strategies designed to counter this trend. No assurances can be given that the Company's new strategies will be successful.

     Rental revenue includes the rental of videocassettes, video games and game players, audiocassette books and laser discs. Approximately 75% of the Company's stores currently offer video-cassettes and other products for rent. Rental revenue for the fiscal year ended January 31, 1994 was $91.6 million, a decrease of 2.6% from the previous fiscal year and a decrease of 3.3% on a same-store basis.

     In spite of the overall increase in the Company's aggregate net revenues from fiscal 1993 to fiscal 1994, and a slight increase in the number of stores carrying rental products from fiscal 1993 to fiscal 1994, the Company continued to experience declining rental revenues, primarily due to competitive factors and, to a lesser extent, to the continued maturing of videocas-settes in the Company's predominant markets, offset to some extent by the growth in game rental products. It is the Company's belief that, as a result of the large installed base of videocassette recorders ("VCRs") in California and its other major markets, future growth in rental revenue will be primarily as a result of marketing and other competitive factors, as well as additional store openings, rather than as a result of increases in the size of the videocassette rental user market.
In connection with its 1994 Re-Engineering Plan, described below, the Company has recently implemented new pricing and merchan-dising strategies designed to increase rental revenue. Nonethe-less, the Company anticipates that it will continue to experience strong competition in this area, and no assurance can be given that the Company's new strategies will be successful.

     The Company's business and same-store revenues may be impacted by various competitive and economic factors, including, but not limited to, consumer tastes, acquisitions made by the Company, marketing programs, weather, special events, the quality of new releases of music, video and game titles available for sale or rental, and general economic trends impacting retailers and consumers. In addition, in recent years the Company's merchandise sales and rental revenue have been impacted by increased competition from other music and video specialty retail chains, as well as discounters and mass merchandisers.

     During the fiscal year ended January 31, 1994, in response to various competitive factors and less than favorable economic conditions, the Company developed, adopted and continued to refine a multi-faceted re-engineering plan (the "1994 Re-Engin-eering Plan"), which is designed to improve operating profit by lowering costs associated with its inventory supply chain and retail store operations, and to tailor its stores to better accommodate local consumer tastes and entertainment needs. As part of this strategic plan, the Company has delegated more power to its on-site store managers to customize their inventory of merchandise and rental products, and has further refined its "value pricing" strategy for videocassette rentals to enable the store manager to select from a matrix of rental prices those which best fit the demographics and competitive conditions of his or her market. The objectives of this strategy are both to improve profitability and to enable each of the Company's stores to become "the best store in the neighborhood."

<page-26>

     The Company has also, as part of the 1994 Re-Engineering Plan, developed a video rental remerchandising program, which is currently scheduled to be implemented during the first half of the current fiscal year. Under the video rental remerchandising program, the Company will provide a greater number of "hit" movie titles at its stores, as well as install new store signage and fixtures designed specifically to support the program.

     The Company believes that its planned marketing and merchan-dising strategies and its expansion in markets outside of Cali-fornia should improve its ability to respond to competition from other retailers. However, the Company can give no assurances that its marketing and merchandising strategies will be effective.

     The Company's business is seasonal, and, as is typical for most retailers, its revenues tend to peak during the Christmas holiday season. See "Seasonality," below.

     Cost of sales increased $25.9 million to $248.0 million for the fiscal year ended January 31, 1994, as compared with $222.1 million for the fiscal year ended January 31, 1993. As a percen-tage of merchandise sales revenues, cost of sales increased 2.5% to 65.2% for the fiscal year ended January 31, 1994 versus 62.7% for the fiscal year ended January 31, 1993. The gross profit percentage for merchandise sale product was 34.8% and 37.3% for the fiscal years ended January 31, 1994 and 1993, respectively. The increase in cost of sales as a percentage of merchandise sales revenues resulted from increased costs associated with inventory shrinkage, changes in the product sales mix, higher return penalties, the utilization by the Company of promotional markdowns to generate incremental sales, and lower prompt payment discounts from suppliers. The changes in product sales mix include an increase in the Company's video game sales business, which carries lower margins than the Company's other product lines, along with the continuing shift in consumer demand from music cassettes to lower-margin compact discs. Additionally, margins from sales of compact discs and from video games each declined somewhat from the prior year. Video game sales margins declined as excess supply necessitated higher promotional mark-downs. The decreased gross margins were offset, in part, by improved gross margins for used compact discs, accessories and personal electronics.

     Cost of rentals, including amortization, increased $18.7 million to $50.8 million for the fiscal year ended January 31, 1994, as compared with $32.1 million for the fiscal year ended January 31, 1993. As a percentage of rental revenue, cost of rentals increased to 55.5% for the fiscal year ended January 31, 1994 from 34.1% for the fiscal year ended January 31, 1993. The gross profit percentage for rental revenue was 44.5% and 65.9% for the fiscal years ended January 31, 1994 and 1993, respective-ly. The increased cost of rental revenue, including amortiza-tion, was principally due to a change in accounting estimate for amortizing the cost of video rental inventory that resulted in a $20.3 million charge to reduce the carrying value of existing rental inventory. In prior years, the Company amortized the cost of video rental inventory under an accelerated method to its estimated salvage value. During the fiscal year ended January 31, 1994, the Company changed its amortization estimation method by eliminating its utilization of the half year convention and salvage value, and by further accelerating the amortization calculation. The Company believes that the revised amortization estimate will result in better matching of rental revenue with the cost of such rental inventory.

<page-27>

     For the fiscal year ended January 31, 1994, the change in the estimate for amortization of video rental inventory resulted in an increase of $20.3 million (40% of cost of rentals) over what the cost of rentals would have been if the change had not been effected. It can be expected that, in future periods, cost of rentals as a percentage of rental revenue will be somewhat lower than that experienced in the fiscal year ended January 31, 1994.

     Merchandise sales, as a percentage of aggregate net revenues, increased from 79.0% in the fiscal year ended January 31, 1993 to 80.6% in the fiscal year ended January 31, 1994. Should the shift in product mix from higher margin rental revenue to lower margin merchandise sales continue, it can be expected that the change in the mix of revenue contribution could have an impact on profitability.

     In both the music and rental markets, there has been a recent trend towards consolidation, and several large regional retail chains -- many similar to or direct competitors of the Company -- have been acquired by large national retail chains. In addition, several major retail chains, including Best Buy, Blockbuster Entertainment and Virgin Megastores, have announced plans to increase their retail music store presence in California. It can thus be expected that the Company will in future periods experience increased competition from companies with greater financial resources than the Company, and that competitive pressures may result in a tightening of gross profit margins.

     Selling, general and administrative expenses, excluding $8.9 million and $7.7 million for the amortization of purchase price adjustments resulting from acquisitions, were $187.7 million and $175.0 million for the fiscal years ended January 31, 1994 and 1993, respectively, an increase of $12.7 million, or 7.3%. As a percentage of aggregate net revenues, selling, general and admini-strative expenses, excluding amortization of purchase price adjustments, were 39.8% and 39.0% for the fiscal years ended January 31, 1994 and 1993, respectively. The increase is principally due to (i) increased rent and occupancy expenses resulting from contractual escalations in base rent for existing stores, leases for new stores and stores acquired during the year, expenses resulting from lease renewals and increases for the straight-line effect of scheduled future rent increases, and
(ii) increased semi-variable and payroll expenses attributable to new stores and acquisitions, a revised corporate salary program, and a higher administrative headcount than during the previous fiscal year. The increases in selling, general and administra-tive expenses were offset, in part, by decreased advertising expenditures during the fiscal year ended January 31, 1994 as the Company changed its media strategy from more expensive, image-building television to greater product emphasis utilizing less expensive media such as radio, billboards and newspaper. Addi-tionally, the Company changed the gift structure of its rental customer loyalty program, which resulted in lower expenses. Selling, general and administrative expenses include non-cash provisions for the straight-line effect of scheduled future rent increases of $4.9 million and $3.5 million for the fiscal years ended January 31, 1994 and 1993, respectively. Absolute dollar increases in rent and occupancy expenses are expected to continue.

<page-28>

     As part of the 1994 Re-Engineering Plan, the Company indentified required changes in systems and operations and, therefore, assessed the realizable value of certain assets and the costs of the restructuring measures. As a result, during the fiscal year ended January 31, 1994, the Company incurred a total of $14.3 million for restructuring charges (all of which have resulted from, or were related to, the 1994 Re-Engineering Plan) as follows (in millions of dollars):

     Write-off of property, plant and equipment   $ 8.2
     Write-off of beneficial leasehold interests
          and other assets                          4.2
     Severance costs                                1.4
     Consulting fees and other                       .5
                                                  ------
                                                  $14.3
                                                  ======

     The loss from operations was $37.9 million for the fiscal year ended January 31, 1994, as compared with income from operations of $11.6 million for the fiscal year ended January 31, 1993. The decreased operating results principally resulted from
(i) the decreased gross profit for video rental due to the change in accounting estimate referred to above, and (ii) the restruc-turing charges discussed above. Excluding the effects of purchase accounting in both fiscal periods, and excluding both the change in estimate for amortizing video rental inventory and the restructuring charges, in the fiscal year ended January 31, 1994, income from operations would have been $8.4 million for the fiscal year ended January 31, 1994 compared to $22.7 million for the fiscal year ended January 31, 1993.

     Interest expense (net) increased $2.6 million to $23.2 million, as compared with $20.6 million, for the fiscal years ended January 31, 1994 and January 31, 1993, respectively. The increase principally resulted from higher overall debt levels required for the previously-described store acquisitions and the Acquisition, somewhat offset by lower interest rates on floating rate debt. Included in interest expense are $1.7 million and $2.3 million attributable to the amortization of acquisition financing costs during the fiscal years ended January 31, 1994 and 1993, respectively.

     At January 31, 1994, $56.0 million of the Company's long-term debt (33% of total long-term debt then outstanding) and the Company's revolving line of credit provided for interest which varies with changes in the prime rate or other similar interest rate indexes. A material increase in the prime rate, or other applicable index rates, could significantly increase the Company's interest expense. The impact of any such increase is partially mitigated by an interest rate protection agreement with a major financial institution covering approximately 40% of the outstanding balance of the Company's senior term loan. See "Inflation," below.

     The effective tax benefit recorded by the Company on its loss before income taxes was 31.2% versus 35.2% during the fiscal years ended January 31, 1994 and January 31, 1993, respectively. The decrease was principally due to increased goodwill amortiza-tion resulting from the Acquisition and non-deductible reserve allowances. The Company's tax benefit for the fiscal year ended January 31, 1994 and 1993 differed from the statutory rate of 34%

<page-29>

principally due to non-deductible purchase accounting adjust-ments, reserve allowances, state taxes and job tax credits. As a result of net operating loss carrybacks, the Company expects to receive an approximate $5.0 million federal income tax refund during the second quarter of its current fiscal year. Based upon the current operations of the Company, and other factors, it is currently anticipated that net pre-tax losses, if any, realized during the fiscal year ending January 31, 1995 will not result in the recording of any additional effective tax benefit by the Company, although such tax benefits would be available to reduce any future taxes payable if the Company generated future taxable income.


Year Ended January 31, 1993 Compared to Year Ended January 31,
1992

     The following discussion of results of operations for the fiscal year ended January 31, 1993 includes results of the Predecessor (see Note (1) to Notes to Consolidated Financial Statements) for the four months ended May 31, 1992, and the results of the Company for the eight months ended January 31, 1993.

     Aggregate net revenues for the year ended January 31, 1993 were $448.5 million compared to $457.4 million for the year ended January 31, 1992. This decrease was due to a 4.9% decrease in same store revenues (stores open for at least 13 months), partially offset by an increase in the number of stores from 301 at the end of fiscal 1992 to 313 at the end of fiscal 1993. The decline in same store revenues was largely attributable to difficult economic conditions, particularly in the state of California, resulting in reduced revenue volume while unit prices were generally maintained. Also, civil disturbances in the Los Angeles market had a temporary negative effect on performance during the year. Additionally, the introduction in February 1992 of a "value pricing" strategy for videocassette rentals in Los Angeles, the Company's largest marketing area, and in other markets, adversely impacted revenues during most of the fiscal year. The demand for compact discs continued to positively affect revenues, with CD sales representing $174.3 million or 49% of merchandise sales for fiscal 1993, compared to $161.0 million or 45% of merchandise sales for fiscal 1992. The Company does not believe that the "value pricing" strategy for videocassette rentals should have a further materially negative impact on revenues.

     Gross profit as a percentage of merchandise sales was 37.3% in fiscal 1993 compared to 37.1% in fiscal 1992. The increase is primarily attributable to an increase in supplier's purchase discounts earned and a reduction in sale inventory shrinkage partially offset by an increase in promotional markdowns. While the shift in product mix from higher margin music cassettes to lower margin compact discs had a negative impact on gross margins, this was offset by improvement in gross profit margins on new videocassettes, blank video tape, blank audio tape, accessories, personal electronics, and concessions.

     Gross profit as a percentage of rental revenue was 65.9% for fiscal 1993 compared to 68.7% for fiscal 1992. The decrease is primarily attributable to: (i) amortization of purchase account-ing adjustments resulting from the Acquisition, which represented 3.6% of rental revenue and (ii) a decline in rental revenue from the Los Angeles "value pricing" strategy, which lowered the per night rental price. This decrease was partially offset by (i) a decrease in the book value of rental dispositions resulting primarily from the sale of older rental inventory during fiscal 1993 compared to the prior year and (ii) a reduction in rental inventory shrinkage.

<page-30>

     Selling, general, and administrative expenses were 40.7% of total revenues in fiscal 1993 compared to 39.2% in fiscal 1992. The increase is primarily due to (i) an increase in rent and occupancy expense per store resulting from lease renewals, consumer price index escalations for existing stores, and new leases for larger stores, (ii) an increase in advertising expendi-tures, and (iii) the amortization of goodwill and depreciation of property and equipment resulting from the Acquisition, totalling 1.3% of total revenue. These increases were partially offset by a reduction in historical depreciation expense and an increase in other operating income, including financial remuneration from suppliers to help defray the cost of introducing smaller CD packaging.

     Income from operations decreased to $11.6 million in fiscal 1993, compared to $21.9 million in fiscal 1992, primarily due to the declines in revenue as explained above, the decrease in rental gross profit rate related to purchase accounting amortiza-tion, and the increase in rent and occupancy costs. Excluding the effects of purchase accounting adjustments in both years, operating income was $22.7 million in fiscal 1993 compared to $26.8 million in fiscal 1992.

     Net interest expense and other income was $20.6 million or 4.6% of total revenues in fiscal 1993 compared to $17.9 million or 3.9% of total revenues in fiscal 1992. This increase was attributable to increased levels of subordinated debt, which was partially offset by lower interest rates on lower term loan borrowings and by lower interest rates on comparable revolving line of credit borrowings.

     The Company recorded an effective income tax benefit of 35.2% on its loss before taxes in fiscal 1993, compared to an effective income tax provision of 26.0% on its income before taxes in fiscal 1992. The Company's tax benefit in fiscal 1993 and its tax provision in fiscal 1992 differed from the statutory rate of 34%, primarily as a result of non-deductible purchase accounting adjustments, state taxes and job tax credits.

     As part of the Acquisition, the Company reported a $4.5 million loss as an extraordinary item, net of tax, which represented the non-cash write-off of unamortized acquisition financing costs associated with the Adler & Shaykin acquisition in fiscal 1988 and prepayment penalties associated with the repayment of debt of the Predecessor that was refinanced at the time of the Acquisition.


LIQUIDITY AND CAPITAL RESOURCES

     During the fiscal year ended January 31, 1994, the Company's operations generated net cash of $7.1 million compared to $1.3 million during the fiscal year ended January 31, 1993. Operating cash flows in both fiscal years were primarily used for the purchase of merchandise and rental video inventory and the payment of service and supply providers. The increase in cash flow generated by operations was primarily a result of lower increases in inventory levels offset by higher operating losses and the resulting increase in tax refunds receivable for the carryback of such operating losses.

<page-31>

     Cash used in investing activities totaled $24.8 million as compared to $136.1 million for the fiscal years ended January 31, 1994 and January 31, 1993, respectively. Cash used in investing activities during the fiscal year ended January 31, 1994 included approximately $12.2 million for the acquisitions of 39 specialty music stores from The Record Shop, Inc. and Pegasus Music and Video, Inc. and $11.8 million for acquisitions of property, plant and equipment. Acquisitions of property, plant and equipment increased $2.5 million during the fiscal year ended January 31, 1994 as compared to the prior fiscal year. Property, plant and equipment acquisitions in both periods were used primarily for the opening of new stores and the remodeling of existing stores, and in fiscal 1993, funds were also used for the acquisition of new equipment for the Company's new distribution center. During the fiscal year ended January 31, 1993, $125.8 million of the $136.1 million used for investing activities was due to the Acquisition of the Company.

     Cash provided by financing activities was $16.4 million as compared to $143.5 million during fiscal years ended January 31, 1994 and 1993, respectively. On January 31, 1994, WEI raised $30.0 million through the sale of common stock to certain of its existing stockholders. All of these funds were contributed by WEI to the capital of the Company and provided permanent financing for the acquisition of stores from The Record Shop, Inc. and Pegasus Music and Video, Inc. and for expenses associ-ated with those acquisitions. In addition, during fiscal 1994, borrowings were reduced by approximately $13.2 million. During the fiscal year ended January 31, 1993, the $143.5 million of cash provided by financing activities consisted principally of a $70.3 million capital contribution and a net increase in borrow-ings, principally for new senior subordinated debt, both of which are attributable to the Acquisition.

     The Company's operations used net cash of $1.3 million for the year ended January 31, 1993 compared to the generation of $29.5 million for the year ended January 31, 1992. The decrease was primarily a result of an increase in merchandise inventory due to the introduction of new product lines and the expansion of certain existing product lines, the introduction of a value pricing strategy for videocassette rentals, and the extended economic recession in California. In addition to the changes in inventory, other factors affecting working capital were: (i) an increase in receivables partially related to insurance receiv-ables, the timing of credit card receipts at year-end, and reimbursement from landlords, and (ii) an increase in accounts payable and accrued expenses related primarily to increases in interest and sales taxes payable, offset by slight decreases in accounts payable and other accrued expenses. The increase in interest payable was attributable to higher debt levels and a change in the timing of the due date for interest on subordinated debt. The sales taxes payable increase was also attributable to timing differences on the due date. Video rental purchases were less during fiscal 1993 than in the prior year due to more efficient utilization by the Company of the videocassette rental inventory.

     Cash used in investing activities totalled $136.1 million compared to $14.2 million in the 1993 and 1992 fiscal years, respectively. The $136.1 million included $125.8 million to complete the Acquisition of the Company. The remainder was used primarily for opening new stores, remodeling existing stores, and acquiring fixtures and equipment for the new distribution center. Capital expenditures, including equipment under capital leases, totalled $12.9 million in fiscal 1993, up $1.2 million from fiscal 1992.

<page-32>

     Cash provided by financing activities was $143.5 million compared to $16.9 million of cash used in financing activities in the 1993 and 1992 fiscal years, respectively. The $143.5 million consisted primarily of a $70.3 million capital contribution and a net increase in borrowings, principally for new senior subordi-nated debt, both of which were related to the Acquisition.

     The Company's institutional indebtedness currently includes the following:

     i) a senior term loan in the original principal amount of $65.0 Million. As of January 31, 1994, the outstanding indebted-ness was $56.0 million. This facility matures in January 1998, with principal payments made in installments of varying amounts, and with interest payments due quarterly on prime-based borrowings and upon maturity for Eurodollar-based borrowings. Borrowings under the term loan bear interest at Prime plus 1.5% or Eurodollar plus 3.0%.

     ii) $110 Million in the Notes. The Notes mature in August, 2002 and bear interest at 13% per annum, payable semi-annually. The Company is required to make sinking fund payments in August 2000 and August 2001 of $27.5 million each to allow for the redemption of a maximum of 50% in principal amount of the Notes at a price equal to 100% of the principal amount redeemed plus accrued interest thereon. See "Description of the Notes."

     iii) revolving line of credit in the amount of $45.0 million. Borrowings under the facility bear interest at the same rates as the term loan. As of January 31, 1994, the outstanding indebtedness on this facility was $4.0 million. Within the capacity of the revolving line of credit, the Company has a $10.0 million swingline facility to accommodate daily fluctuations in its working capital. Borrowings under the swingline bear interest at the rate of prime plus 1.0%. Both of these facili-ties mature in January 1998.

     These debt agreements require the Company to meet certain restrictive covenant tests at periodic intervals, and, as is customary for such borrowings, include such factors as mainte-nance of financial ratios and limitations on dividends, capital expenditures, transactions with affiliates, and other indebted-ness, and, under the revolving line of credit and swingline facility, a thirty day "clean-down", during which borrowings thereunder are not permitted. As of January 31, 1994, the Company was in compliance with all such covenants. The Company did not satisfy the entire "clean-down" period during the year ended January 31, 1994 and obtained a waiver with respect thereto from its lenders.

     As of January 31, 1994, the Company had outstanding, net of unamortized discount, $3.6 million of its 6 1/4% convertible subordinated debentures, issued July 1986, representing $5.7 million in principal amount. These debentures mature in July 2006; all sinking fund payment obligations of the Company, for the balance of the term of the debentures, have been satisfied.

<page-33>

     The Company is highly leveraged, and results of operations have been, and will continue to be, affected by the increased interest expense and amortization of goodwill recorded in connection with the Acquisition.

     As of April 1, 1994, the Company has signed lease commit-ments to open two new stores and may open additional stores over the next twelve months. While the Company can reasonably esti-mate the cost to open a new store, the actual number and types of stores opened will depend upon the Company's ability to locate and obtain appropriate sites and upon its financial position.
See "Results of Operations," above. The Company may, subject to its ability to source additional capital, make additional acqui-sitions if it determines such acquisitions to be appropriate.

     While certain expenditures during the next twelve months will be higher than in prior periods, management believes that current cash flows from operations and borrowings under the revolving credit facility will be adequate to meet the Company's liquidity requirements. Debt service requirements are expected to be funded through internal cash flow or through refinancing in outlying years.


SEASONALITY

     The Company's business is seasonal, and revenues and operating income are highest during the fourth quarter. Working capital deficiencies and related bank borrowings are lowest during the period commencing with the end of the Christmas holidays and ending with the close of the Company's fiscal year. Beginning in February, working capital deficiencies and related bank borrowings have historically trended upward during the year until the fourth quarter. Bank borrowings have historically been highest in October and November due to cumulative capital expen-ditures for new stores and the building of inventory for the holiday season.


INFLATION

     Inflation has not had a material effect on the Company, its operations and its internal and external sources of liquidity and working capital. However, interest rate increases beyond current levels could have an impact on the Company's operations.

     The impact on the Company of interest rate fluctuations is partially mitigated by an interest rate protection agreement with a major financial institution covering approximately 40.0% of the outstanding balance of the senior term loan at January 31, 1994. Such agreement limits the net interest cost to the Company out-side a specified range on the amounts covered by the agreement.

<page-34>

RECENT OPERATING RESULTS

     For the quarter ended April 30, 1994, the Company recognized total revenues of approximately $113.9 million, up 11.1% from the approximately $102.5 million recognized in the quarter ended April 30, 1993. Merchandise sales recognized for the quarter ended April 30, 1994 were approximately $92.0 million, up 14.44% from the approximately $80.4 million recognized in the quarter ended April 30, 1993 and up 7% on a "same-store" basis. Rental revenue recognized for the quarter ended April 30, 1994 was approximately $21.9 million, down 0.01% from the approximately $22.1 million recognized in the quarter ended April 30, 1993 and down 0.33% on a "same-store" basis.

     The Company reported a loss from operations before interest expense, other income, and taxes of $0.1 million and a net loss of $5.6 million for the quarter ended April 30, 1994, as compared with a loss from operations before interest expense, other income, and taxes of $0.5 million and a net loss of $5.4 million for the quarter ended April 30, 1993.

<page-35>

                                THE COMPANY

HISTORY AND BUSINESS STRATEGY

     The Company believes that, in terms of both revenues and store count, it is currently the largest specialty retailer of prerecorded music in the western U.S. and the second largest renter of videocassettes in the western U.S. The Company believes that it sells more prerecorded music in the state of California than any other specialty retailer. Founded in 1970 as a music retailer, Wherehouse has evolved into a diversified entertainment retailer with a broad range of prerecorded music, videocassettes and other products. As the Company has grown, its product lines and product mix have been adapted to changes in electronics technology and consumer tastes.

     Wherehouse operated 347 stores at April 1, 1994 in eleven states under the names "The Wherehouse," "Wherehouse Entertain-ment," "Record Shop," "Paradise Music," "Pegasus," "Rocky Moun-tain Records," "Leopolds" and "Odyssey." All but forty-six of the Company's stores operate under "The Wherehouse" name. The "Record Shop," "Paradise Music," "Pegasus," and "Rocky Mountain Records" names were acquired with the recent acquisitions of those stores, and the stores continue to operate under those names at this time.

     The Company sells prerecorded music and videocassettes, video games, personal electronics (including personal stereos, portable stereos, headphones and related merchandise), blank audiocassettes and videocassettes, and accessories. Approxi-mately 75% of the Company's stores also rent both videocassettes and video games. The Company believes that this combination entertainment store format offers competitive advantages relative to those competitors that operate stores offering only merchan-dise products for sale or products for rent. The merchandise sale and video rental lines complement one another and offer cross-selling opportunities. A video rental customer visits a store at least once, and possibly twice, for each transaction and is presented each time with the Company's merchandise offerings.

     In fiscal 1994, sales of prerecorded music, videocassettes, video games, and accessories accounted for 81% of revenues, and rentals of videocassettes, video games, and other products accounted for 19% of revenues.

     The Company expanded its retail operations significantly from fiscal 1990 to the present. At February 1, 1989, Wherehouse operated 221 stores. Since then, 157 stores have been opened, 48 as a result of the Company's store acquisition program and 109 as internally developed locations, while 31 have been closed, expand-ing the Company's operations to a net total of 347 stores in eleven states as of January 31, 1994 (see "Store Additions and Site Selection" below), including one store temporarily closed due to the Southern California earthquake. No new stores were opened from February 1, 1994 to April 1, 1994. Of the 347 stores operating as of April 1, 1994, 273 stores were located in strip centers or freestanding buildings and 74 were located in malls. Approximately 91% of the Company's stores are concentrated in ten major marketing areas (Los Angeles, San Francisco, San Diego, Sacramento, Seattle, Phoenix, Fresno, Las Vegas, Denver and Salt Lake City) and approximately 78% of the stores are located in California. The Company has focused its operations on its ten major marketing areas in order to create competitive advantages in operations, advertising and marketing, and distribution.

<page-36>

     During the 1994 fiscal year, the Company expanded its presence in several western states and entered new markets in the west and mid-west through the acquisition of 39 specialty music stores from The Record Shop, Inc. and Pegasus Music and Video, Inc. Four other Record Shop stores, which were operated under management agreements during the latter half of the 1994 fiscal year, have subsequently been purchased or may be purchased in fiscal 1995. These acquisitions expanded the Company's opera-tions into five additional states (Utah, Montana, Iowa, Minnesota and North Dakota) and established Salt Lake City as a major marketing area.

     The Company expects in the current fiscal year to focus its efforts towards improvement of its existing stores, rather than acquisitions and new store openings (see "Management's Discussion and Analysis of Financial Condition and Results of Operations"). Nevertheless, the Company will opportunistically evaluate potential acquisitions which could provide additional geographic diversification while still accomplishing the strategy of clustering stores in order to concentrate on selected marketing areas and achieve the economies which clustering provides. If it determines the same to be appropriate, the Company may, subject to its ability to source additional capital, make additional acquisitions. On a longer-term basis, the Company intends to continue its growth, both by opening new stores in selected locations, and by additional acquisitions.

     Currently, WEI conducts no independent operations and has no significant assets other than the capital stock of the Company.


MERCHANDISE PRODUCTS AND SUPPLY

     Wherehouse stores generally sell a broad array of entertain-ment products, including prerecorded music and videocassettes, video game software, accessories and personal electronics. The table at the end of this section summarizes the Company's dollar volume of sale revenue by merchandise category from fiscal 1990 through fiscal 1994. The percentage of total revenues contri-buted by merchandise sales has risen from 76% in 1990 to 81% in 1994. The number of different music titles per store ranges from 6,000 to 70,000, representing approximately 12,000 to 140,000 individual units in inventory per store.


     The Company's most important product strategy is to ensure constant availability of the most popular music and video titles while maximizing the selection of catalog titles of lasting popularity. With input from store management and a product allocation team, Wherehouse's inventory management systems tailor each store's product selections and merchandise mix to local market demand and maximize the availability of the most popular items at each store, subject to store size constraints. The Company's stores have been designed to facilitate quick service and to accommodate changes in industry trends and product offerings.

<page-37>

     The Company purchases its prerecorded music from all major suppliers, including WEA (Warner/Elektra/Atlantic Corporation), Sony Music Entertainment, Inc., CEMA Distribution, Polygram Distribution, UNI Distribution, and BMG Distribution. The Company has not experienced, and does not anticipate having in the future, any material problems obtaining its products.

     The Company also buys and sells used CDs in the majority of its stores. The sale of used CDs was first tested in certain of the Company's stores in fiscal 1993. Based upon strong consumer acceptance, the Company began buying used CDs from customers and expanded upon this business significantly in fiscal 1994.

     Prerecorded videocassettes (feature films, music videos, and self-improvement programming) represented, after music, the Company's second largest sale product category in fiscal 1994.
As box-office hit motion pictures continue to be released to the videocassette sell-through market at decreased prices, industry-wide sales of this category have increased. The Company's revenues from the sales of videocassettes have, however, decreased with the proliferation of competitors' outlets selling videocassettes and the highly competitive pricing of the product, particularly from discounters and mass merchandisers. The Company has implemented new pricing and merchandising strategies designed to counter this trend. No assurances can be given that the Company's new strategies will be successful.

     During fiscal 1994, the Company significantly expanded its presence in the video game business, carrying both software and hardware. The Company's other sale merchandise items include blank audio and videocassette tapes, music and tape care products, carrying cases, storage units, and personal electron-ics. The Company also collects commissions on event tickets sold under affiliations with Bay Area Seating Service (BASS) and Ticketmaster.


     It is the Company's objective to keep as much of its inven-tory as possible in its stores rather than at its distribution center. Substantially all of each store's inventory is on display and available for sale, with little or no merchandise in back room storage.


                          Sales and Rental Revenue By
                              Merchandise Category
                              (dollars in millions)
                            Fiscal Years Ended January 31,
                    ---------------------------------------------
                     1994     1993      1992      1991      1990
                    ------   ------    ------    ------    ------
Merchandise Sales
 Compact discs
  (including
   used CDs)        $203.7   $174.3    $161.0    $135.8    $ 93.6
 Cassettes and
   other music       101.9    112.7     124.5     133.8     131.7
                    ------   ------    ------    ------    ------
    Total music      305.6    287.0     285.5     269.6     225.3

 New videocassettes   24.3     26.9      33.4      37.0      26.9

 Video game software
    and hardware,
    general merchandise
    accessories,
    ticket commissions,
    and other         50.3     40.6      39.7      45.7      44.6
                    ------   ------    ------    ------    ------
 Total merchandise
    sales           $380.2   $354.5    $358.6    $352.2    $296.8
                    ======   ======    ======    ======    ======

 Video and other
    product rentals   91.6     94.0      98.8      99.9      91.5
                    ------   ------    ------    ------    ------
   TOTAL REVENUE    $471.8   $448.5    $457.4    $452.1    $388.3
                    ======   ======    ======    ======    ======


<page-38>

VIDEO AND OTHER PRODUCT RENTALS

     The Company's other principal revenue source is the rental of prerecorded videocassettes and other products, chiefly feature films. Although most videocassette rentals are feature films, approximately 15% of Wherehouse's rentals in fiscal 1993 were nontheatrical titles, such as children's videos, adult videos, workout videos, music videos, educational videos, and do-it-yourself videos. Wherehouse also rents audiocassette books. Video game players and laser discs are also offered for rent in a few select stores. As of April 1, 1994, 260 of Wherehouse's 347 stores offered videocassettes and other products for rent. On average, stores that rent videocassettes carry approximately 7,000 units, and can range from as few as 3,000 to as many as 14,000 units, representing from 2,000 to 9,000 individual titles.

     Wherehouse purchases prerecorded videocassettes from a variety of distributors and other suppliers. As with recording companies, the film studios, or their videocassette distribution operations, each controls a certain portion of available titles and seeks to promote those titles. The Company's leading suppliers of prerecorded videocassettes are Ingram Entertainment, Warner Home Video, Columbia TriStar Home Video, MCA/Universal Home Video, Paramount Home Video, Baker & Taylor Video and Fox Video. The Company has not experienced, and does not anticipate having in the future, any material problems obtaining its products.

     The Company believes that an important element of efficient video operations is the disposition of used rental videocassettes to maximize the productivity of its inventory. Wherehouse's systems enable the Company to effectively monitor the rental efficiency of its inventory on an individual title and unit basis. As a hit title's efficiency declines, used rental video-cassettes are sold on a clearance basis in the Company's stores, and, where appropriate, the Company may sell excess used video inventory to third-party distributors.

     During fiscal 1994, the Company expanded its video game rental business, including the sale and rental of related video game hardware, and intends to continue this expansion in fiscal 1995. With the retail price of most video games exceeding $50, the opportunity for customers to try the games for a minimal nightly rental fee is compelling. Further, younger consumers, generally ages 8 to 16, find the daily rental of a video game to be an attractive entertainment alternative.



ADVERTISING AND PROMOTION

     The Company employs advertising, promotion, pricing, and presentation in a coordinated manner to generate customer awareness of its breadth of product and value pricing on selected items and to induce trial and repeat purchase of its products and video rental services. Wherehouse advertises on a regular and frequent basis in a variety of broadcast and print media, including radio, newspaper, direct mail, freestanding inserts, magazines, and cable television. Advertising generally emphasizes immediate availability of hit product at reduced prices, as well as access to a broad array of catalog product. The Company believes its strategy of clustering its stores in major markets allows it to optimize the use of its advertising expenditures.

<page-39>

     Wherehouse seeks to maximize cooperative advertising payments from suppliers, which are generally available to the industry. Music and video companies generally provide funds on a title-by-title basis to promote new releases and, occasionally, on a label-wide basis. When the Company runs pre-authorized advertising that contains reference to a specific title or label, the related supplier will generally reimburse 100% of the pro rata cost of that advertising.

     The Company believes that Wherehouse is among the most effective among entertainment retailers at securing cooperative advertising funds. Because of its strong market position in western markets, suppliers seek the Company's support for their product. Furthermore, the Company's concentration of stores in major markets provides economies when purchasing broad scale media and makes the supplier's own advertising expenditures more effective when allocated to Wherehouse.


TRADE CUSTOMS AND PRACTICES

     Substantially all of the Company's music purchases are protected by return policies offered by major manufacturers. The return privilege generally exists for a particular music title as long as that title remains in the current music catalog of a manufacturer. Catalog changes are generally made only after advance notice, allowing the Company to return excess inventory before a title is discontinued. None of the Company's major pre-recorded music suppliers limit returns of unopened items, but they generally charge return penalties of varying amounts. Most major suppliers do not accept returns of opened merchandise on the same basis as unopened items, but do generally provide the Company with certain additional allowances. Over the past few years, several of the major manufacturers have effected material changes in their pricing and return policies. Most recently, one of the major manufacturers changed its pricing policies to lengthen the period of front-end promotional prices, while at the same time substantially increasing its return penalty rates. The Company has not yet been able to determine whether the effect of these changes will be beneficial to its operating results. Addi-tional changes in these policies could have an adverse effect on the Company.


STORE ADDITIONS AND SITE SELECTION

     Wherehouse added a total of 126 stores from fiscal 1990 through fiscal 1994, net of store closings. The table below sets forth store openings, closings, total number of stores, and aggregate square footage under lease for the last five fiscal years:


         Total Stores     Stores      Total Stores   Aggregate
Fiscal   at Beginning  _____________     at End    Square Footage
 Year     of Period    Opened Closed    of Period    of Period
______   ____________  ______ ______  ___________  ______________
1994         313         49     15         347       2,117,000
1993         301         15      3         313       2,011,000
1992         283         21      3         301       1,932,000
1991         263         24      4         283       1,811,000
1990         221         48      6         263       1,640,000


<page-40>

     During the fiscal year ended January 31, 1994, the Company's new store openings ranged in size from 1,350 to 14,300 square feet. Initial cash investment in leasehold improvements, fixtures and equipment for these new stores generally ranged from $90,000 to $900,000. As previously mentioned, new store openings in fiscal 1994 included 43 stores acquired from, or managed by the Company for its own benefit under contract with, The Record Shop, Inc. and Pegasus Music and Video, Inc.

     The Company's strategy of clustering stores in marketing areas has led to the achievement of important economies of scale and scope in several business functions, including advertising, personnel, management and distribution. In recent years, the Company has pursued growth opportunities in existing marketing areas and has selectively grown through acquisition if such growth was consistent with the Company's strategies. The Company will continue to take advantage of opportunities to consolidate or close stores in areas where the market has become less favorable.

     SITE SELECTION. In its new store location decisions, Wherehouse takes into consideration the following factors, among others: demographics (population density and level of household income), psychographics (propensity of the population to buy entertainment-related products), site access and visibility, traffic patterns, parking and the particular terms of a proposed lease. The Company has not experienced any overall difficulties with site selection to date.


STORE OPERATIONS AND DISTRIBUTION

     STORE LOCATION. As of April 1, 1994, the Company had 273 stores located in strip centers or freestanding buildings and 74 stores located in malls. The standard size of strip center or freestanding location is approximately 6,500 square feet, with a range of 1,100 to 28,000 square feet. Mall stores on average utilize from 1,350 to 6,600 square feet of space, and most do not offer video rental service due to the importance of convenience in the video rental business.

     RETAIL PRESENTATION. The Company has developed a contempo-rary store design approach that employs light interior colors, attractive lighting, modified exterior signage and a minimum of fixed interior walls. The design maximizes flexibility in lighting and use of floor space (e.g., to accommodate changes in product format) and focuses customer attention primarily on products. The Company, which maintains an active store remodel-ing program to keep older stores up to date, has remodelled approximately 310 stores in the past five years, including recent remodels of substantially all of the stores acquired from The Record Shop, Inc. and Pegasus Music and Video, Inc.

     DISTRIBUTION. Central to Wherehouse's strategy of providing broad merchandise selection to its customers (i.e. multiple copies of hits, select copies of catalog product, and high quality in-stock condition) is its ability to distribute product quickly and cost-effectively to its stores. The Company's central distribution system achieves this result by filling orders to all stores twice a week. Inventory at the Company's distribution center (located in Carson, California) is automa-tically sorted based on individual store demand data generated by its store-level inventory systems.

<page-41>

     Approximately 30% of the Company's inventory is shipped to store locations directly from manufacturers and distributors (chiefly in the case of new releases), and the remainder is shipped from the distribution center. The Company uses common carriers for deliveries from its distribution center.


COMPETITION

     Both the prerecorded music and the video rental markets are highly competitive. In the prerecorded music market, the Company competes with other chain retailers who specialize in prerecorded music, discounters and other mass merchandisers, direct mail programs such as record clubs, and local operators. The video rental market is a more fragmented industry, with many small operators and one significant competitor, Blockbuster Entertainment Corporation, whose estimated nationwide marketshare is currently approximately 20%. Grocery and convenience stores also account for a portion of the video rental market. In the Company's judgment, small operators may be well located, but usually have significant disadvantages in inventory selection and cost relative to chain retailers. Additionally, the Company's combination entertainment store format gives the Company cross-selling opportunities in music and rental video which most of its competition does not have.

     Nevertheless, in both the music and rental markets, there has been a recent trend towards consolidation, and several large regional retail chains -- many similar to or direct competitors of the Company -- have been acquired by large national retail chains. In addition, several major retail chains, including Best Buy, Blockbuster Entertainment and Virgin Megastores, have announced plans to increase their retail music store presence in California. It can thus be expected that the Company will in future periods experience increased competition from companies with greater financial resources than the Company, and that competitive pressures may result in a tightening of gross profit margins.

     The Company also competes with cable television, which includes pay-per-view television. Currently, pay-per-view provides less viewing flexibility to the consumer than video-cassette rentals, and at a higher cost. Also, under current entertainment industry distribution practices, movies are generally available on videocassette prior to appearing on pay-per-view. However, viewing flexibility may increase with improved technology which could negatively impact the retail store delivery of home video and the Company's business. Notwith-standing potential technological advances, the Company believes that video rental should, in the near future, continue to be the first source of filmed in-the-home entertainment, before pay-per-view, and a primary source of filmed entertainment for the consumer.


<page-42>

     Several major companies have announced that they are developing other technologies which, if successful, could constitute significant competition. These include technologies which would provide movies or interactive games "on demand" over fiber optic telephone or cable lines, other in-the-home enter-tainment which may some day be provided over the "information superhighway", and in-store kiosks that would provide on-site transcription of compact discs. While none of these technologies is yet commercially available, and it appears that significant technical, economic and other obstacles to their introduction remain to be resolved, if and when these or other new technolo-gies are introduced, it can be anticipated that the Company's business could be significantly impacted; and the Company may need to develop and implement new marketing strategies in order for its business to remain viable.

     The Company believes that, in terms of both revenues and store count, it currently is the largest retailer of prerecorded music in the western U.S. and the second largest renter of videocassettes in the western U.S. The Company believes that its major competitive advantages lie in its convenient store loca-tions and in its ability to offer a wider and more up-to-date selection of inventory and to provide better customer service. The Company believes that factors such as significant economies of scale in marketing, purchasing and distribution currently favor the Company over most of its competitors. Wherehouse's combination entertainment store format provides cross-selling opportunities and provides one convenient source of prerecorded music and videocassettes for the consumer.


ORGANIZATION AND EMPLOYEES

     The Company's corporate offices are located in Torrance, California. The Company maintains one regional operations office within the corporate offices and the other two regional operations offices in Redwood City and San Diego. The Company's distribution center is in Carson, California.

     As of April 1, 1994, the Company employed approximately 7,700 persons. Approximately 32% were full-time employees and approximately 68% were part-time employees. The Company's labor complement depends on seasonal requirements, with up to 1,200 additional store and distribution center employees added during the peak holiday season. The Company's headquarters staff, which numbers approximately 223, is responsible for executive and general operating management, buying, merchandising, advertising, finance, accounting, information systems and real estate.


TRADEMARKS

     All but 46 of the Company's stores operate under the name "The Wherehouse." The Company owns and maintains registrations for "The Wherehouse" trademark and variations thereof in the United States and the United Kingdom, and monitors the status of its trademark registrations to maintain them in force and to renew them as required.

<page-43>

SEASONALITY

     The Company's business is seasonal, and, as is typical for most retailers, its revenues peak during the Christmas holiday season. Revenues in the fourth quarter of fiscal 1994 were slightly more than 32% of total annual revenues.


PROPERTIES

     The Company's executive offices, which are located in Torrance, California, are governed by a lease covering 72,670 square feet of space at an annual base rent for fiscal 1994 of approximately $1,100,000; base rental is subject to periodic consumer price index adjustments. The lease expires in June 1996 and is subject to a renewal option for an additional term of five years.

     The Company owns a 110,000 square foot warehouse in Gardena, California, which is subject to a mortgage in the original princi-pal amount of $2,800,000 which matures in 1996. The majority of the space in this facility is sub-leased until April 1997 for an annual rental of $192,000.

     The Company operates a 200,000 square foot distribution center in Carson, California. The lease for this property expires on April 30, 2002, subject to two five-year renewal options. The base rent for fiscal 1994 was $792,792; rent is subject to periodic adjustment.

     All 49 stores opened through internal development or acqui-sition during fiscal 1994 were located in leased properties. No new stores were opened from February 1, 1994 to April 1, 1994. As of April 1, 1994, the Company had signed lease commitments to open two new stores and may open additional stores over the next twelve months. See "Store Additions and Site Selection."

     As of April 1, 1994, the Company owned one of its retail locations and leased space for the remaining 346 stores. Lease terms generally range from 10 to 25 years including renewal options. If all leased stores' renewal options were exercised, 18 leases would expire on or before January 31, 1995, 64 would expire between February 1, 1995 and January 31, 2000, and the remainder would expire between February 1, 2000 and March 31, 2025. The Company does not depend on the continued existence of any one or several of its lease agreements or store locations for the operation of its business.


LITIGATION

     In January 1988, holders (the "Debentureholders") of approx-imately $17 million in principal amount of the Company's 6 1/4% Convertible Subordinated Debentures (the "Debentures") commenced the action McMahan & Company, et al. v. Wherehouse Entertainment, Inc., et al., 88 Civ. 0321 (S.D.N.Y.). An Amended Complaint was filed in January 1988 and a Revised Amended Complaint was filed in June 1988. Defendants are the Company, six of its former directors, Furman Selz, Adler & Shaykin, the former controlling shareholder of the Company ("A&S"), WEI Acquisition Corp. ("WAC"), a corporation formed by A&S for the purpose of acquiring the Company, and WEI.

<page-44>

     An indenture between the Company and Bank of America Nation-al Trust and Savings Association (the "Debenture Indenture"), which sets forth the contractual rights of the Debentureholders, provides that under certain circumstances (defined as "triggering events") the Debentureholders will have the right to have their Debentures redeemed by the Company at a specified redemption price. One of the triggering events is a merger of the Company with another company that is not approved by a majority of the "Independent Directors" (as defined in the Debenture Indenture). The claims in this action arose from the 1988 Acquisition of the Company by A&S, pursuant to a merger agreement (the "1988 Acqui-sition Agreement") that was approved by the board of directors of the Company, including a majority of the Independent Directors. At that time, there were approximately $48.3 million in aggregate principal amount of Debentures outstanding.


     The Amended Complaint contains seven causes of action.
Count I alleges that the Independent Directors' approval of the 1988 Acquisition Agreement violated the Debenture Indenture because of the alleged implicit requirement in the Debenture Indenture that the Independent Directors would not approve any merger agreement unless the approval was in the best interests of the Debentureholders. Count II alleges that the board of directors' approval of the 1988 Acquisition Agreement violated the directors' contractual duty of good faith and fair dealing to the Debentureholders. Count III alleges that the prospectus issued by the Company and Furman Selz in connection with the offering of the Debentures violated Section 11 of the Securities Act by failing to disclose that the Independent Directors retained the right to approve any merger proposal, and thereby prevent any right to redemption from arising, whether or not such proposal was in the best interests of the Debentureholders.
Count IV, brought solely on behalf of Froley, Revy Investment Co. ("Froley Revy"), alleges that representatives of Furman Selz violated Section 12(2) of the Securities Act by making material misstatements to Froley Revy to the effect that the optional redemption provision was a "special protection" and a "protective covenant" for Debentureholders, without disclosing that the directors retained the power, in their discretion, to approve a transaction and thereby prevent any right to redemption from arising. Count V alleges that the prospectus issued by the Company and Furman Selz in connection with the offering of the Debentures, as well as the oral statements specified in Count IV, violated Section 10(b) of the Exchange Act for the reasons specified in the descriptions of Counts III and IV. Count VI alleges that A&S, WAC and WEI interfered with plaintiffs' alleged contractual rights. Count VII alleges that the 1988 Acquisition was a fraudulent conveyance in violation of New York law.

     The Revised Amended Complaint seeks (a) to invalidate any obligation of the Company to Chemical Bank, which provided financing in connection with the 1988 Acquisition, (b) to set aside any security interest in the Company's assets in favor of Chemical Bank, (c) a declaration that the debt held by Chemical Bank is secured only by the securities which the debt was provided to purchase and (d) damages in an unspecified amount, together with the costs of the action. Although the Revised Amended Complaint also purported to seek an injunction barring the 1988 Acquisition, plaintiffs never applied for such relief and the 1988 Acquisition was consummated.

<page-45>

     By opinion dated April 10, 1990, the United States Court of Appeals for the Second Circuit (the "Second Circuit") reversed the judgment of the United States District Court for the Southern District of New York (the "District Court") dismissing the federal securities law claims pursuant to Rule 56 of the Federal Rules of Civil Procedure and dismissing the state law claims for lack of subject matter jurisdiction. The Second Circuit, by a vote of two to one, concluded that plaintiffs had presented sufficient evidence to create a question of fact as to whether the offering materials at issue and certain alleged oral communi-cations from Furman Selz to Froley, Revy could have misled a reasonable investor in violation of Section 10(b) of the Exchange Act and Sections 11 and 12(2) of the Securities Act. The Second Circuit also reinstated the pendent state law claims, and remanded the case to the District Court. Discovery has concluded, and defendants moved for summary judgment dismissing plaintiffs' complaint in its entirety. Plaintiffs also moved for partial summary judgment on their contract claims. On March 11, 1994, the United States Magistrate Judge issued a Report and Recommendation which recommended that defendants' motion for summary judgment be granted and that the complaints in these action be dismissed. The final decision on the motion is to be made by the Second Circuit Judge. Plaintiffs' objections to the Report and Recommendation were filed with the Court in April 1994. Defendants' response in support of the Report and Recommendation was filed on May 27, 1994 requesting that the District Court adopt the Report. Based on proceedings to date and the Company's discussions with its trial lawyers, the Company believes that this action is without merit and is vigorously defending it.

     $5.7 million principal amount of the Debentures remained outstanding as of January 31, 1994.

     In January 1989, the purported class action Don Thompson v. Wherehouse Entertainment, Inc., et al., 88 Civ. 9040 (S.D.N.Y.) was commenced by Don Thompson, the owner of $71,000 in principal amount of Debentures. The Company is named as a defendant along with six of its former directors and Furman Selz. This action has been consolidated with the McMahan action described above.

     The Complaint contains five causes of action. Count I alleges that the prospectus issued by the Company and Furman Selz in connection with the offering of the Debentures violated Sections 11 and 15 of the Securities Act by failing to disclose that the Independent Directors retained the right to approve any merger proposal, and thereby retained the power to prevent any right of redemption from arising, whether or not such merger proposal was in the best interests of the Debentureholders.
Count II alleges that the prospectus violated Section 10(b) of the Exchange Act for the same reason. Count III alleges that the Independent Directors' approval of the 1988 Acquisition Agreement violated the Debenture Indenture due to the alleged implicit requirement in the Debenture Indenture that the Independent Directors would not approve any merger agreement unless such approval was in the best interests of the Debentureholders.
Count IV alleges that the Independent Directors' approval of the 1988 Acquisition Agreement, at the direction of the Company and the management directors, violated the contractual duty of good faith and fair dealing that the Company and the former directors owed to the Debentureholders. Count V alleges that the 1988 Acquisition is a fraudulent conveyance in violation of New York law. The Complaint seeks certification of the action as a class action and certification of plaintiff as an appropriate represen-tative of the class. The Complaint also seeks damages in an unspecified amount together with the costs of the action.

<page-46>

     On April 24, 1992, the District Court granted the plaintiff class certification. Discovery has concluded, and defendants moved for summary judgment dismissing plaintiffs' complaint in its entirety. Plaintiffs also moved for partial summary judgment on their contract claims. On March 11, 1994, the United States Magistrate Judge issued a Report and Recommendation which recom-mended that defendants' motion for summary judgment be granted and that the complaints in these actions be dismissed. The final decision on the motion is to be made by the Second Circuit Judge. Plaintiffs' objections to the Report and Recommendation were filed with the Court in April 1994. Defendants' response to such objections was filed in May 1994. Based on proceedings to date and the Company's discussions with its trial lawyers, the Company believes that this action is without merit and is vigorously defending it.

     Silverman, et al. v. Wherehouse Entertainment, Inc., et al., Del. Ch. Civ. No. 935. In October 1987, stockholders of the Company filed a class action suit in the Delaware Chancery Court for New Castle County, seeking an injunction to force the Company to negotiate with Shamrock Holdings, Inc. ("Shamrock"). In addition, former stockholders Shaul Shaulson and Harold Kramer brought claims against the Company in Delaware Chancery Court and in the Superior Court for the State of California for the County of Los Angeles, respectively. The California action has been discontinued. In January 1988, Barry Silverman, Philip Frank, Shaul Shaulson and Harold Kramer, each a former stockholder of the Company, filed a Motion for Leave to File a Consolidated and Amended Complaint (for the purpose of the discussion of this litigation, the "Amended Complaint") in Delaware Chancery Court with respect to the Delaware class action, the Shaulson action and the Kramer action. In the Amended Complaint, these former stockholders abandoned their previous claim seeking to force the Company to negotiate with Shamrock, and alleged instead, inter alia, that the board of directors of the Company breached fiduciary duties owed to the stockholders of the Company by virtue of their approval of the offer of WAC to acquire the Company (the "WAC Offer"). They also alleged in the Amended Complaint that because the Board rejected a proposal by Shamrock on October 13, 1987 to negotiate for a purchase by Shamrock of all outstanding shares of common stock of the Company at a price of $14.25 per share, subject to Shamrock's ability to obtain financing and to complete satisfactory due diligence, and subsequently rejected the Shamrock tender offer of $12.00 per share, the board of directors of the Company should not then have accepted the WAC offer for $14.00 per share. Such former stock-holders further alleged that in deposition testimony given by various members of the board of directors of the Company such members of the board of directors of the Company had stated that they believed at the time of the initial proposal by Shamrock that the shares were worth in excess of $18.00 per share. Plaintiffs received permission to file and serve the Amended Complaint, and in May 1988, the Company filed its answer denying the material allegations in the Amended Complaint and raising affirmative defenses thereto.

<page-47>

     In August 1993, the parties reached an agreement in principle to settle the action, subject to Court approval. The settlement agreement in principle provides for no consideration to be paid to any former shareholders of Wherehouse, but for plaintiffs' counsel to apply for an award of legal fees and costs not to exceed $350,000.

     As part of the Acquisition, approximately $18.75 million of the merger consideration in connection with the Acquisition was deferred and is subject to offset, to the extent the Company incurs certain litigation costs, including costs and expenses relating to the cases entitled McMahan & Company, et al. v. Wherehouse Entertainment, Inc., et al.; Don Thompson v. Wherehouse Entertainment, Inc., et al.; and Silverman, et al. v. Wherehouse Entertainment, Inc., et al., as described in the merger agreement with respect to that Acquisition.

     The Company is a party to various other claims, legal actions and complaints arising in the ordinary course of its business. In the opinion of management, all such matters are without merit or involve such amounts that unfavorable disposi-tion will not have a material impact on the financial position of the Company.

<page-48>

                                MANAGEMENT

     The following table sets forth certain information concern-ing the persons who are directors and executive officers of the Company and, where indicated, WEI:
                                                          Age at
                                                         April 1,
      Name                       Position                  1994
- -----------------     ---------------------------------    -----

Scott Young           Chief Executive Officer,                47
                      Chairman of the Board and
                      Director of the Company and WEI

Jerry E. Goldress     President and Chief Operating           63
                      Officer

Cathy L. Wood         Senior Vice President, Chief            46
                      Financial Officer and Secretary
                      of the Company and WEI

Barbara C. Brown      Senior Vice President, Sales and        42
                      Operations

Kathy J. Ford         Vice President, Controller of the       46
                      Company and WEI

Anne E. McLaughlin    Vice President, Treasurer and           37
                      Assistant Secretary of the
                      Company and WEI

James J. Burke, Jr.   Director of the Company and WEI         42

Gerald S. Armstrong   Director of the Company and WEI         50

Rupinder S. Sidhu     Director of the Company and WEI         37

Bradley J. Hoecker    Director of the Company and WEI         32

     Scott Young, Chief Executive Officer, Chairman of the Board and Director of the Company and WEI. Mr. Young joined Wherehouse in March 1987 as Senior Vice President, Marketing and became Executive Vice President and Chief Operating Officer later that year and President in 1988. Mr. Young was named Chief Executive Officer of the Company in March 1990, and Chairman of the Board of the Company and WEI in June 1992. Mr. Young has been a member of the Board of Directors of the Company and WEI since March 1990. From 1984 to 1987, Mr. Young served as a consultant to the music industry and as Senior Vice President, Marketing during the start-up phase of Personics, Inc. From 1980 to 1984, Mr. Young owned Franklin Music, an eight-store chain based in Atlanta.
From 1977 to 1980, he served as General Manager, Executive Vice President of Musicland. Mr. Young currently serves as President on the board of the National Association of Recording Merchandisers.

<page-49>

     Jerry E. Goldress, President and Chief Operating Officer. Mr. Goldress originally joined the Company in February 1988. Mr. Goldress was Chairman of the Board of the Company from February 1988 to June 1992 and Chief Executive Officer of the Company from February 1988 to March 1990. Mr. Goldress was a Director of the Company from January 1988 to June 1992. Mr. Goldress returned to the Company in August 1993 as President and Chief Operating Officer. Mr. Goldress is currently Chairman of Grisanti, Galef & Goldress, Inc. (a management consulting firm) and has been employed by that company since 1973. All positions with the Company which have been, and which currently are, held by Mr. Goldress have been pursuant to consulting agreements with Grisanti, Galef & Goldress. Mr. Goldress has been a general partner of A&S since 1987. Mr. Goldress has served in the office of the Chairman of the Board of Best Products Co., Inc. since June 1991. He is a Director of Dreco Energy Services Ltd. As a management consultant, Mr. Goldress provides assistance to businesses in financial difficulty and, in the course of providing such assistance, is frequently appointed a director and an executive officer of such businesses. Often such businesses are involved in bankruptcy or other reorganization proceedings.

     Cathy L. Wood, Senior Vice President, Chief Financial Officer and Secretary of the Company and WEI. Ms. Wood joined the Company in 1989, with responsibilities including real estate, store design and construction. In 1991, Ms. Wood assumed respon-sibility for strategic planning and was appointed Senior Vice President, Planning and Development. In April 1993, Ms. Wood was named acting Chief Financial Officer and in August 1993, Ms. Wood was appointed Senior Vice President and Chief Financial Officer of the Company and WEI. From 1973 to 1989, she was employed by Mellon Bank N.A.


     Barbara C. Brown, Senior Vice President, Sales and Opera-tions of the Company. Ms. Brown joined the Company in 1973.
She became Vice President, Sales and Operations in 1986 and was promoted to Senior Vice President in 1991. Prior to 1986, Ms. Brown served in a variety of store operations positions including Store Manager, District Manager, Assistant Vice President, Store Operations, and Associate Vice President, Store Operations.

     Kathy J. Ford, Vice President, Controller of the Companyand WEI. Ms. Ford has been with the Company since February 1988.
She became Vice President, Controller in June 1990 and prior to that served as Assistant Vice President, Assistant Controller. From 1985 to 1987, Ms. Ford was Controller of Ryan-McFarland Corporation. Ms. Ford was employed by Deloitte Haskins & Sells from 1979 to 1985, most recently serving as Manager of Audit Services. She is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

<page-50>

     Anne E. McLaughlin, Vice President, Treasurer and Assistant Secretary of the Company and WEI. Ms. McLaughlin has been with the Company since August 1991. She became Vice President, Treasurer in September 1992 and prior to that served as Treasurer. From 1987 to 1991, Ms. McLaughlin was a Vice President in the Corporate Banking Division of HomeFed Bank.


     James J. Burke, Jr., Director of the Company and WEI since June 1992. Mr. Burke has been a Director of MLCP since 1985 and President and Chief Executive Officer of MLCP since 1987. Mr. Burke was a Vice President of MLPF&S from 1983 until 1988 and has been a First Vice President since 1988 and a Managing Director of MLPF&S since 1985. Mr. Burke is a director of Amstar Corpora-tion, Borg-Warner Corporation, Supermarkets General Holdings Corporation, AnnTaylor Stores Corporation, Londontown Holdings Corp., Oscar I Corporation and United Artists Theatre Circuit, Inc.

     Gerald S. Armstrong, Director of the Company and WEI since April 1993. Mr. Armstrong has been a Director of MLCP since 1988, an Executive Vice President of MLCP from 1988 until 1993, and a Partner of MLCP since 1993. Mr. Armstrong has been a Managing Director of the Investment Banking Division of MLPF&S since November 1988. From January to November 1988, he was President and Chief Executive Officer of Printing Finance Company, Inc., a printing company, and from March 1985 to January 1988, he was Executive Vice President and Chief Operating Officer of PACE Industries, Inc., a manufacturing and printing company. Mr. Armstrong is also a Director of AnnTaylor Stores Corporation, London Fog Corporation, Beatrice Foods, Inc., First USA, Inc., Blue Bird Corporation, and World Color Press, Inc.

     Rupinder S. Sidhu, Director of the Company and WEI. Mr. Sidhu has been a Director of MLCP since 1988, was a Senior Vice President from 1988 until 1993 and has been a Partner of MLCP since 1993. Mr. Sidhu has been a Managing Director of MLPF&S since 1989, and was a Vice President of MLPF&S 1984 until 1988. Mr. Sidhu is a Director of Eckerd Corporation, Clinton Mills, Inc., John Alden Financial Corporation and First USA, Inc.

     Bradley J. Hoecker, Director of the Company and WEI. Mr. Hoecker has been a Principal of MLCP since 1993. Mr. Hoecker was an Associate of MLCP from 1989 to 1993 and MLPF&S since 1989. From 1984 to 1987, Mr. Hoecker was employed by Bankers Trust Company.


     Each director of the Company and WEI is elected annually and serves until the next annual meeting or until his successor is duly elected and qualified. Messrs. Armstrong, Sidhu, and Hoecker serve as members of the audit committees and Messrs. Burke, Armstrong and Sidhu serve as members of the compensation committees of the board of directors of the Company and WEI.
Each executive officer of the Company and WEI serves at the discretion of the board of directors of the Company and WEI, respectively.

<page-51>

     Under the Stockholders' Agreement (See "Certain Relation-ships and Related Transactions"), if any of Scott Young, James J. Burke, Jr., Rupinder S. Sidhu, Gerald S. Armstrong and Bradley J. Hoecker are unwilling or unable to serve, or otherwise cease to serve, as directors of WEI, then the shareholders of the Company controlled by or affiliated with MLCP or one of its affiliates (the "ML Investors") will be entitled to fill the resulting vacancies on the board. In addition, the Stockholders' Agreement provides that the ML Investors are entitled to nominate successors to all WEI directors and that the stockholders of WEI will cooperate in any removal of directors proposed by the ML Investors.

<page-52>

EXECUTIVE COMPENSATION.


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth, for the fiscal years ended January 31, 1994, January 31, 1993, and January 31, 1992, the cash compensation paid by WEI and its subsidiaries, as well as certain other compensation paid or accrued for each such fiscal year, to each of the five most highly compensated executive officers of WEI (considering Mdms. Wood and Brown, Senior Vice Presidents of the Company, and Mdm. Ford, Vice President of the Company to be executive officers of WEI) who were officers on January 31, 1994, and to Scott A. Hessler, former Senior Vice President, Marketing and Merchandising of the Company, who ceased to be an executive officer on January 18, 1994, (collectively, the "named executive officers") in all capacities in which they served. All compensation with respect to Mr. Goldress was paid to Grisanti, Galef & Goldress, a management consulting firm in which Mr. Goldress is a principal.

                              SUMMARY COMPENSATION TABLE
                                                                 Long-Term
                                     Annual Compensation        Compensation
                              --------------------------------- ------------
                                                  Other Annual   No. of Sec.   All Other
    Name and         Fiscal    Salary     Bonus   Compensation   Underlying   Compensation
Principal Position   Year      ($)(b)      ($)       ($)           Options        ($)
- ------------------------------------------------------------------------------------------
Scott Young             1994   421,155        ---      45,962(c)       ---      39,484(j)
 Chairman, Chief        1993   357,040     13,425     243,839(d)    67,000      25,121(k)
 Executive Officer      1992   320,959     95,360         ---          ---         ---

Scott A. Hessler(a)     1994   260,673        ---         ---          ---     289,963(l)
 Senior Vice President, 1993   177,981     20,143         ---        5,700       9,401(m)
 Marketing and          1992       ---        ---         ---          ---         ---
 Merchandising

Cathy L. Wood           1994   187,849        ---         ---          ---      39,799(n)
 Senior Vice President, 1993   102,440      8,322      16,925(e)     5,600      39,899(o)
 Chief Financial        1992   105,286     34,670         ---          ---         ---
 Officer and Secretary
 of the Company and WEI

Barbara C. Brown        1994   155,625        ---      18,457(f)       ---      24,819(p)
 Senior Vice President, 1993   131,348      6,022      20,009(g)    13,500      11,877(q)
 Sales and Operations   1992   133,470     69,193         ---          ---         ---

Kathy J. Ford           1994   104,310        ---      14,707(h)       ---      11,045(r)
 Vice President,        1993    89,040     10,452      15,663(i)     5,205       4,269(s)
 Controller             1992    83,716     31,789         ---          ---         ---

Jerry E. Goldress       1994   100,000        ---         ---          ---     150,000(t)
 President, Chief       1993   105,931        ---         ---          ---     135,000(u)
 Operating Officer      1992   275,000        ---         ---          ---         ---
/TABLE

<page-53>

(a) On January 18, 1994, Mr. Hessler ceased to be an executive officer of the Company.

(b) Includes amounts deferred at the election of the named executive officer pursuant to the Company's 401(k) plan.
     Employees may contribute to the 401(k) plan on a pre-tax basis, not to exceed $8,994 in fiscal 1994.

(c)  Includes a $38,762 bonus to cover interest expense on Mr.
     Young's Management Note (see "Certain Relationships and
     Related Transactions," below), with a "gross-up" to cover income taxes related to the bonus.

(d) Includes a $215,140 bonus to cover interest expense on loans made by WEI to Mr. Young in connection with prior purchases of common stock of WEI, with a "gross-up" to cover income taxes related to the bonus.

(e) Includes a $7,128 bonus to cover interest expense on loans made by WEI to Ms. Wood in connection with prior purchases of common stock of WEI, with a "gross-up" to cover income taxes as related to the bonus. Also included is a $7,200 annual automobile allowance.

(f) Includes an $11,257 bonus to cover interest expense on Ms. Brown's Management Note (see "Certain Relationships and Related Transactions," below), with a "gross-up" to cover income taxes related to the bonus. Also included is a $7,200 automobile allowance.

(g) Includes a $6,565 bonus to cover interest expense on loans made by WEI to Ms. Brown in connection with the prior purchases of common stock of WEI, with a "gross-up" to cover income taxes related to the bonus. Also includes a $6,244 bonus to cover interest expense on Ms. Brown's Management Note (see "Certain Relationships and Related Transactions," below), with a "gross-up" to cover income taxes related to the bonus. Also included is a $7,200 annual automobile allowance.

(h) Includes a $7,507 bonus to cover interest expense on Ms. Ford's Management Note (see "Certain Relationships and Related Transactions," below), with a "gross-up" to cover income taxes related to the bonus. Also included is a $7,200 annual automobile allowance.

(i) Includes a $7,200 annual automobile allowance. Also included is a $4,299 bonus to cover interest expense on loans made by WEI to Ms. Ford in connection with the prior purchases of common stock of WEI, with a "gross-up" to cover income taxes related to the bonus. Also included is a $4,164 bonus to cover interest expense on Ms. Ford's Management Note (see "Certain Relationships and Related Transactions," below), with a "gross-up" to cover income taxes related to the bonus.

<page-54>

(j) The amount shown includes $16,865 paid on behalf of Mr. Young and his family for medical expenses not covered by the Company's group medical insurance plan. Also included are $14,352 of premiums paid for term life insurance and $8,268 for matching contributions to the Company's 401(k) plan made on behalf of Mr. Young.

(k) Includes $14,352 of premiums paid for term life insurance. Also included are $9,693 paid on behalf of Mr. Young and his family for medical expenses not covered by the Company's group medical insurance plan and $1,076 for matching contri-butions to the Company's 401(k) plan made on behalf of Mr. Young.

(l) Includes $265,000 accrued in fiscal 1994 for severance payable to Mr. Hessler. Also included are $14,796 paid on behalf of Mr. Hessler and his family for medical expenses not covered by the Company's group medical insurance plan, $7,091 of premiums paid for term life insurance and $3,076 for matching contributions to the Company's 401(k) plan made on behalf of Mr. Hessler.

(m) Includes $8,799 paid on behalf of Mr. Hessler and his family for medical expenses not covered by the Company's group medical insurance plan. Also included are $602 of premiums paid for term life insurance.

(n) Includes $21,876 paid on behalf of Ms. Wood and her family for medical expenses not covered by the Company's group medical insurance plan. Also included are $14,481 for reimbursement of moving expenses and $3,442 of premiums paid for term life insurance.

(o) Includes $36,457 paid on behalf of Ms. Wood and her family for medical expenses not covered by the Company's group medical insurance plan. Also included are $3,442 of premiums paid for term life insurance.


(p) Includes $19,685 paid on behalf of Ms. Brown and her family for medical expenses not covered by the Company's group medical insurance plan. Also included are $1,828 of premiums paid for term life insurance and $3,306 for matching contributions to the Company's 401(k) plan made on behalf of Ms. Brown.

(q) Includes $9,090 paid on behalf of Ms. Brown and her family for medical expenses not covered by the Company's group medical insurance plan. Also included are $1,828 of premiums paid for term life insurance and $959 for matching contributions to the Company's 401(k) plan made on behalf of Ms. Brown.

(r) Includes $5,322 paid on behalf of Ms. Ford and her family for medical expenses not covered by the Company's group medical insurance plan. Also included are $3,482 of premiums paid for term life insurance and $2,241 for matching contributions to the Company's 401(k) plan made on behalf of Ms. Ford.

<page-55>

(s) Includes $2,611 of premiums paid for term life insurance. Also included are $991 paid on behalf of Ms. Ford and her family for medical expenses and $666 for matching contribu-tions to the Company's 401(k) plan made on behalf of Ms. Ford.

(t) Includes payments made to Mr. Goldress's consulting company for services related to the 1994 Re-engineering Plan.

(u) Includes a $135,000 payment made to Mr. Goldress in connec-tion with the Acquisition.


FISCAL YEAR-END OPTION VALUES

     No options were exercised by any of the named executive officers during the last fiscal year. The following table sets forth certain information with respect to the named executive officers concerning the number of shares covered by both exercisable and unexercisable stock options held as of January 31, 1994. Based upon the Board's determination of the fair market value of WEI's Common Stock as of January 31, 1994 ($44 per share), none of these options were "in-the-money options."


                    FISCAL YEAR-END OPTION VALUES

                          Number of Securities
                               Underlying
                          Unexercised Options
                            at Fiscal Year End

   Name                Exercisable   Unexercisable
- --------------------------------------------------
Scott Young            51,700        15,300

Scott A. Hessler        3,270         2,430

Cathy L. Wood           3,260         2,340

Barbara C. Brown        9,900         3,600

Kathy J. Ford           3,639         1,566

Jerry E. Goldress         ---           ---




COMPENSATION OF DIRECTORS

     The directors of the Company and WEI do not receive compen-sation for their services as directors or as members of the committees of the boards of directors of the Company and WEI.

<page-56>

EMPLOYMENT AGREEMENTS

     Mr. Young's employment is currently governed by an employ-ment agreement, the initial term of which will expire in June 1995, between the Company and Mr. Young. Pursuant to the agreement, Mr. Young's employment will automatically extend for periods of one year for up to a maximum of four additional one-year periods, unless the Company gives Mr. Young written notice of its intention not to renew the employment term at least 365 days prior to the then current expiration of the term. The agreement provides for, among other things, a base salary of $300,000 (which may be increased, but not decreased, at the discretion of the Board of Directors of the Company, and which shall be adjusted to account for the effects of inflation) and annual bonuses at the discretion of the Board of Directors of the Company. If Mr. Young is terminated for "Cause" (as defined in the employment agreement) or Mr. Young resigns without "Good Reason" (as defined in the employment agreement), Mr. Young is entitled to receive unpaid "Base Salary" (as defined in the employment agreement) and vested benefits with respect to periods prior to the date of termination or resignation. If Mr. Young is terminated without "Cause" or resigns with "Good Reason," he is entitled to receive (a) twice his Base Salary; (b) a pro rata portion of his bonus or incentive compensation for the fiscal year during which such termination occurs; and (c) continued coverage through the expiration date of the employment agreement under all life, disability, medical, health and accident insurance at the same coverage level maintained for his benefit immediately prior to his termination or resignation. Additional-ly, if he is terminated without "Cause," Mr. Young is entitled to receive unpaid base salary and vested benefits with respect to periods prior to the date of termination. The employment agreement further provides for severance payments equal to the sum of (x) twice Mr. Young's base salary, (y) unpaid base salary with respect to periods prior to the date of termination and (z) a pro rata portion of Mr. Young's bonus compensation for the fiscal year during which such termination occurs, and benefits in the event that Mr. Young's employment is terminated without Cause or that Mr. Young resigns with Good Reason.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committees of the Company's and WEI's boards of directors during fiscal year 1994 were Messrs. Burke, Sidhu and Hoecker. The members of the compensa-tion committees of the Company's and WEI's boards of directors are currently Messrs. Burke, Armstrong and Sidhu.

     Messrs. Burke and Sidhu are each executive officers of MLCP and Managing Directors of Merrill Lynch & Co., Inc., and Mr. Hoecker is a Principal of MLCP and an Associate of Merrill Lynch & Co., Inc. Grammy Corp., WEI and MLCP are affiliates of MLPF&S. In connection with the sale of the Company's 13% Senior Subordi-nated Notes due 2002, Series A (the "Old Notes"), which were exchanged by the holders thereof for Notes on December 4, 1992, MLPF&S received a fee of $3,850,000 with respect to its activi-ties as placement agent for the Old Notes. In addition, in connection with the Acquisition, MLCP received a fee of $2.5 million from, and was reimbursed for the prior payment of approximately $135,000 by, the Company, and WEI issued 1,590,909 shares of WEI Common Stock (or approximately 93% of the WEI Common Stock outstanding as of the effective time of the Merger) to certain limited partnerships of which MLCP or one of its affiliates is the general partner and a wholly owned subsidiary of Merrill Lynch & Co., Inc. (collectively, the "ML Investors").

<page-57>

     On January 31, 1994, WEI raised $30 million through the sales of shares of its Common Stock to certain of its share-holders, all of which are funds managed by MLCP. In connection with the sale and the concurrent restructuring of the Company's bank credit agreement, MLCP received a fee of $300,000.

<page-58>
                            SECURITY OWNERSHIP


THE COMPANY

     The common stock of the Company is the only outstanding class of its voting securities. WEI owns 10 shares, which represent 100% of the issued and outstanding shares of the Company's common stock. WEI's only business interest is its ownership of the Company. WEI's principal executive offices are located at c/o Wherehouse Entertainment, Inc., 19701 Hamilton Avenue, Torrance, California 90502-1334.


WEI

     The WEI Common Stock is the only outstanding class of its voting securities. The following table sets forth, as of April 1, 1994, the number and percentage of shares of WEI Common Stock beneficially owned by (i) each person known to WEI to be the beneficial owner of more than 5% of the outstanding shares of WEI Common Stock, (ii) each director of the Company and WEI, (iii) each named executive officer, and (iv) all directors and executive officers of the Company and WEI as a group. Unless otherwise indicated in a footnote, each person listed below possesses sole voting and investment power with respect to the shares indicated as benefi-cially owned by them, subject to community property laws where applicable.


                                                 Number of
                                                  Shares          Percentage of
Name and Address                               Beneficially       Outstanding WEI
of Beneficial Owner                               Owned            Common Stock
- ----------------------------------------------------------------------------------
Merrill Lynch Capital Partners, Inc.(1)(2)      1,820,458              76.9%
   767 Fifth Avenue
   New York, New York 10153
Merrill Lynch & Co., Inc.(1)(3)                   452,269              19.1%
   250 Vesey Street
   North Tower - World Financial Center
   New York, New York 10281
Scott Young(4)                                    117,986               4.9%
   Wherehouse Entertainment, Inc.
   19701 Hamilton Avenue
   Torrance, California 90502-1334
Scott A. Hessler(5)                                 4,974               0.2%
   Wherehouse Entertainment, Inc.
   19701 Hamilton Avenue
   Torrance, California 90502-1334

<page-59>

Cathy L. Wood(6)                                    6,244               0.3%
   Wherehouse Entertainment, Inc.
   19701 Hamilton Avenue
   Torrance, California 90502-1334
Barbara C. Brown(7)                                21,147               0.9%
   Wherehouse Entertainment, Inc.
   19701 Hamilton Avenue
   Torrance, California 90502-1334
Kathy J. Ford(8)                                    6,138               0.3%
   Wherehouse Entertainment, Inc.
   19701 Hamilton Avenue
   Torrance, California  90502-1334
Jerry E. Goldress                                     ---               0.0%
   Wherehouse Entertainment, Inc.
   19701 Hamilton Avenue
   Torrance, California  90502-1334
James J. Burke, Jr.(9)                                ---               0.0%
   Merrill Lynch Capital Partners, Inc.
   767 Fifth Avenue
   New York, New York 10153
Gerald S. Armstrong(9)                                ---               0.0%
   Merrill Lynch & Co., Inc.
   250 Vesey Street
   North Tower - World Financial Center
   New York, New York 10281
Rupinder S. Sidhu(9)                                  ---               0.0%
   Merrill Lynch Capital Partners, Inc.
   767 Fifth Avenue
   New York, New York 10153
Bradley J. Hoecker(9)                                 ---               0.0%
   Merrill Lynch Capital Partners, Inc.
   767 Fifth Avenue
   New York, New York 10153
All directors and executive officers
   as a group(10) (7 persons)                     157,630               6.5%



(1) Entities affiliated with Merrill Lynch & Co., Inc., including MLCP, beneficially own an aggregate of 2,272,727 shares, which represents approximately 96% of the outstand-ing WEI Common Stock.

<page-60>

(2) MLCP is a subsidiary of Merrill Lynch & Co., Inc. and an affiliate of MLPF&S. Shares of WEI Common Stock benefi-cially owned by MLCP are owned of record as follows:
     1,103,219 (46.6% of outstanding WEI Common Stock) by Merrill Lynch Capital Appreciation Partnership No. B-XXI, L.P.; 699,062 (29%) by ML Offshore LBO Partnership No. B-XXI; and 18,177 (0.8%) by MLCP Associates L.P. No. II. MLCP is the indirect managing general partner of Merrill Lynch Capital Appreciation Partnership No. B-XXI, L.P. and ML Offshore LBO Partnership No. B-XXI and the general partner of MLCP Associates L.P. No. II. The address for Merrill Lynch Capital Appreciation Partnership No. B-XXI, L.P. and MLCP Associates L.P. No. II is c/o MLCP, 767 Fifth Avenue, New York, New York 10153. The address for ML Offshore LBO Partnership No. B-XXI is P. O. Box 25, Roseneath, The Grange, St. Peter Port, Guernsey Channel Island, British Isles.

(3) Shares of WEI Common Stock beneficially owned by Merrill Lynch & Co., Inc., excluding shares beneficially owned by MLCP as set forth in note (2) above, are owned of record as follows: 429,542 (18.2% of outstanding WEI Common Stock) by ML IBK Positions, Inc.; and 22,727 (1%) by Merrill Lynch KECALP L.P. 1991. The address for each such record holder is 250 Vesey Street, North Tower - World Financial Center, New York, New York 10281.

(4) Includes 51,700 shares subject to vested options under the WEI Management Stock Option Plan which are currently exercisable. Includes 11,226 shares of WEI Common Stock owned by Mr. Young which are referred to as "Unvested WEI Common Stock" in "Certain Relationships and Related Transactions," below. Includes 7,728 shares pledged to WEI as security for Mr. Young's Management Note (see "Certain Relationships and Related Transactions," below).

(5) Includes 3,270 shares subject to vested options under the WEI Management Stock Option Plan which are currently exercisable.

(6) Includes 3,260 shares subject to vested options under the WEI Management Stock Option Plan which are currently exercisable. Includes 610 shares which are referred to as "Unvested WEI Common Stock" in "Certain Relationships and Related Transactions," below. Includes 947 shares pledged to WEI as security for Ms. Wood's Management Note (see "Certain Relationships and Related Transactions", below).

(7) Includes 9,900 shares subject to vested options under the WEI Management Stock Option Plan which are currently exercisable. Includes 1,990 shares which are referred to as "Unvested WEI Common Stock" in "Certain Relationships and Related Transactions," below. Includes 2,274 shares pledged to WEI as security for Ms. Brown's Management Note (see "Certain Relationships and Related Transactions," below).

<page-61>

(8) Includes 3,639 shares subject to vested options under the WEI Management Stock Option Plan which are currently exercisable. Includes 515 shares which are referred to as "Unvested WEI Common Stock" in "Certain Relationships and Related Transactions," below. Includes 1,516 shares pledged to WEI as security for Ms. Ford's Management Note (see "Certain Relationships and Related Transactions," below).

(9) Messrs. Burke, Armstrong, Sidhu and Hoecker are directors of the Company and WEI and officers of MLCP and Merrill Lynch & Co., Inc., and may be deemed to beneficially own all of the 2,272,727 shares of Common Stock beneficially owned by Merrill Lynch & Co., Inc. and MLCP. Messrs. Burke, Armstrong, Sidhu and Hoecker each disclaim beneficial ownership of these shares.

(10) Includes 72,569 shares subject to vested options under the WEI Management Stock Option Plan which are currently exercisable. Includes 14,341 shares which are referred to as "Unvested WEI Common Stock" in "Certain Relationships and
     Related Transactions," below. Includes 12,465 shares pledged to WEI as security for Management Notes.


PLEDGE OF COMMON STOCK OF THE COMPANY

     As security for the term facility and the revolving credit facility under the Bank Credit Agreement, the lenders thereunder have been granted (i) a first priority pledge by WEI of the capital stock of the Company and (ii) a first priority lien on all or substantially all of WEI's and the Company's assets other than sale inventory, except that mortgages on the real property and leaseholds owned, directly or indirectly, by the Company have not been granted and will be granted by the Company only as requested by Agent and Requisite Lenders (as defined in the Bank Credit Agreement). In addition, the Company is prohibited from granting a security interest on any of its unencumbered assets.

     If the Company fails to repay any of its outstanding indebt-edness to the lenders under the Bank Credit Agreement or if any other event of default should occur under the Bank Credit Agree-ment, the Banks may, among other things, foreclose on their security interest in the Company's capital stock and acquire control of the Company.

<page-62>

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 31, 1994, certain existing stockholders of the Company (all of which were affiliated with Merrill Lynch & Co., Inc.) acquired 681,818 shares of WEI Common Stock from WEI for $30 million. In connection with the transaction and the restruc-turing of the Company's bank credit agreement, MLCP received a fee of $300,000. Four of the directors of the Company and WEI are executive officers of MLCP and Merrill Lynch & Co., Inc.

     In connection with the Acquisition, certain members of management (the "Management Investors") executed new non-recourse notes in exchange for notes originally executed by them in connection with their purchases of shares of WEI prior to the Acquisition. The following table sets forth the outstanding principal balance of the notes of each of the named executive officers (the "Management Notes"), which amounts have remained unchanged since the beginning of the last fiscal year. The Management Notes bear interest at the rate of 7% per annum:

               Name                Principal Balance

          Scott Young                   $340,000
          Scott A. Hessler                     0
          Cathy L. Wood                   41,533
          Barbara C. Brown                99,867
          Kathy J. Ford                   66,600
          Jerry E. Goldress                    0

     To secure repayment of the Management Notes, each maker pledged to WEI the number of shares of WEI Common Stock purchased by such maker with an original purchase price greater than or equal to 100% of the original principal amount of such maker's Management Note.

     Under a Stockholders' Agreement among WEI, certain Manage-ment Investors and certain other shareholders of the Company (the "Stockholders' Agreement"), a portion of the WEI Common Stock owned by the Management Investors is deemed to be "unvested" (the "Unvested WEI Common Stock"), and is currently held by WEI in trust for the benefit of the Management Investors.

     In connection with the Acquisition, approximately $18.75 million of the Merger consideration was deferred, and is subject to reduction to the extent that the Company incurs certain liti-gation costs, including costs relating to the McMahan, Thompson and Silverman actions described in "The Company -- Litigation.". Currently, the balance of this deferred account (including interest thereon), net of costs incurred to date, approximates $19.3 million. Under the Stockholders' Agreement, "vesting" of the Unvested WEI Common stock will be based upon the percentage of such deferred amount which is actually paid to the selling parties in the Merger.

<page-63>

     The Stockholders' Agreement provides that any shares of Unvested WEI Common Stock remaining after the remaining deferred amounts have been fully distributed will be cancelled, and each Management Investor who would otherwise be entitled to such shares of Unvested WEI Common Stock (assuming they had vested) will have the right, exercisable within 90 days after the date of such cancellation, to purchase a number of shares of WEI Common Stock equal to the number of shares of Unvested WEI Common Stock so canceled, at a cash purchase price of $44 per share.


     Pursuant to the terms of the Stockholders' Agreement, all shares of WEI Common Stock purchased in connection with the Acquisition by the Management Investors or issued upon exercise of options are subject to certain restrictions on transfer and certain put and call arrangements the holder of such shares terminates his or her employment with WEI or any of its subsidiaries.

     Management Investors have the right to put their shares and options to WEI in the event of death, disability, retirement or termination without cause for a "fair value price" determined in good faith by the board of directors of WEI, less the applicable per share exercise price, in the case of options. WEI has the right to call shares and options held by a Management Investor if such Management Investor's employment terminates. In the event of termination without cause, death, disability or retirement, such call shall be exercisable at a price equal to the fair value price of the stock or options determined in good faith by the board of directors of WEI, less the applicable per share exercise price, in the case of options. In the event of termination for cause or voluntary resignation, such call will be exercisable at a price equal to the lower of (i) the fair value price of the stock or options determined in good faith by the board of directors of WEI and (ii) $44 per share (the initial cost of such shares) plus interest thereon at 6.5% per annum, provided that the board of directors of WEI will consider increasing such call price (but not in excess of the fair value price of such stock or options, determined in good faith by the board of directors of
WEI) in the case of voluntary resignation, depending on the circumstances. Payments under the puts and calls are limited under the Bank Credit Agreement and the Indenture, as applicable. Under certain circumstances, WEI may issue junior subordinated notes in payment for all or a portion of the shares acquired under exercise of a put or call.



     Pursuant to the Stockholders Agreement, and in connection with the termination of Mr. Hessler's employment with WEI and the Company, WEI will repurchase all of Mr. Hessler's shares and vested options for an aggregate purchase price of $74,976 (based on a $44 per share fair value price).

     As part of the 1994 Re-engineering Plan, the Company entered into a management consulting agreement with Grisanti, Galef & Goldress whose chairman, Mr. Goldress, provided services first by leading the re-engineering project and then as an officer of the Company. The current agreement specifies monthly payments of $25,000. During fiscal 1994, $250,000 was paid under this agreement.

<page-64>

     The Company receives credit card processing services from First USA, Inc. under a three year agreement ending April 1996. Affiliates of MLCP held a controlling interest in First USA, Inc. until February 1993. During fiscal 1994, $1,742,000 was paid to First USA, Inc. under this agreement.

<page-65>

                         DESCRIPTION OF THE NOTES

     The Notes were issued under the Indenture dated as of June
1, 1992, as amended by a Supplemental Indenture, dated as of June
11, 1992 (the "Indenture") among the Company, Grammy Corp., as a guarantor, and United States Trust Company of New York, as trustee (the "Trustee").

     The definition of certain terms used in the following summary are set forth below under "--Certain Definitions."


GENERAL

     The Indenture authorizes a maximum principal amount of $110,000,000 of Notes. In connection with the Acquisition, the Company completed a private placement of $110,000,000 of the Series A Notes. The Notes were issued in exchange for an equal principal amount of outstanding Series A Notes. The terms of the Notes are identical to the Series A Notes, but since the Notes have been registered under the Securities Act, they are generally freely tradeable by holders thereof who are not Affiliates of the Company.

     Principal of, premium, if any, and interest on the Notes is payable, and the Notes are exchangeable and transferable, at the office or agency of the Company in The City of New York main-tained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the person entitled thereto as shown on the security register; provided, further, that upon compliance with the procedures set forth in the Securities Purchase Agreement, dated as of June 11, 1992, among Grammy Corp., the Company and the purchasers of the Series A Notes, each initial holder of Series A Notes may elect to receive payments of principal, premium and interest with respect to Series A Notes held by such holder by wire transfer of immediately available funds to an account specified by such holder. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

     WEI has guaranteed, and the Company will cause its Subsidiaries under certain circumstances (including whenever a Subsidiary of the Company becomes a guarantor or obligor under the Bank Credit Agreement) to, guarantee payment of the Notes on a senior subordinated basis. See "-- Guarantees."

<page-66>

MATURITY, INTEREST AND PRINCIPAL

     The Notes are obligations of the Company, limited to $110,000,000 aggregate principal amount and will mature on August 1, 2002. Interest on the Notes will accrue at the rate of 13% per annum and will be payable semiannually on each February 1 and August 1, commencing August 1, 1992, to the holders of record of Notes at the close of business on the January 15 and July 15 immediately preceding such interest payment dates. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date the Notes were issued (the "Issue Date"). Interest will be computed on the basis of a year comprised of twelve 30-day months.


REDEMPTION

     OPTIONAL REDEMPTION. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after August 1, 1997, at the redemption prices (expressed as percent-ages of principal amount), set forth below, plus accrued interest to the redemption date, if redeemed during the 12-month period beginning August 1 of the years indicated below:

                                           REDEMPTION
               YEAR                          PRICE
               ----                        ----------
               1997...................     104.875%
               1998...................     103.250%
               1999...................     101.625%
               2000 and thereafter....     100.000%

     MANDATORY REDEMPTION. The Company is required to deposit $27,500,000 with the Trustee on each of August 1, 2000 and August 1, 2001 for the redemption of a maximum of 50% in aggregate principal amount of the Notes at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption prior to maturity.

     In addition, as described below, in the event of a Change of Control, the Company is obligated, subject to certain conditions precedent described below, to make an offer to purchase all outstanding Notes at a redemption price of 101% of the principal amount thereof, plus accrued interest to the date of purchase. The Company is also obligated to make offers to purchase a portion (calculated as set forth below) of the Notes at a redemp-tion price of 100% of principal amount plus accrued interest to the date of purchase with a portion of the net cash proceeds of certain sales or other dispositions of assets. See "--Change of Control" and "--Certain Covenants--Disposition of Proceeds of Asset Sales."

     The Company's obligation to redeem the Notes pursuant to the mandatory sinking fund will be reduced to the extent that the Company optionally redeems Notes, redeems Notes pursuant to an offer made as a consequence of a Change of Control or an Asset Sale or otherwise acquires Notes (other than through the sinking fund payments or pursuant to a registered exchange offer).

<page-67>

     SELECTION AND NOTICE. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appro-priate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.


CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company will be obligated to make an offer to purchase (a "Change of Control Offer"), and will, subject to the provisions described below, purchase, on a business day (the "Change of Control Purchase Date") not more than 40 nor less than 20 business days following the Change of Control Date, all of the then-outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued interest, if any, to the Change of Control Purchase Date. The Company will, subject to the provisions described below, be required to purchase all Notes properly tendered into the Change of Control Offer and not withdrawn. Prior to the mailing of the notice to holders provided for below, the Company will have (x) terminated and repaid in full all Indebtedness under the Bank Credit Agree-ment, or offered to terminate the commitments and repay and have terminated the commitments of and repaid any lender under the Bank Credit Agreement who accepts such offer, or (y) obtained the requisite consents under the Bank Credit Agreement to permit the repurchase of the Notes as provided for under this covenant. If a notice has been mailed when such condition precedent has not been satisfied, the Company will have no obligation to effect the repurchase of Notes until such time as such condition precedent is satisfied. Failure to mail the notice on the date specified below or to have satisfied the foregoing condition precedent by the date that the notice is required to be mailed will in any event constitute a covenant Default under clause (iii) of "--Events of Default."

     In order to effect such Change of Control Offer, the Company will, not later than the 20th business day after the Change of Control Date, mail to each holder of Notes notice of the Change of Control Offer, which notice will govern the terms of the Change of Control Offer and will state, among other things, the procedures that holders must follow to accept the Change of Control Offer.

<page-68>

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered under such Change of Control Offer.

     The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Inden-ture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Indenture by virtue thereof.

     "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than MLCP and its affiliates, including certain partnerships formed by it, that initially invested in the Company's common stock (the "MLCP Affiliates"), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total Voting Stock of the Company or WEI, as the case may be; provided, however, that the MLCP Affiliates "beneficially own" (as so defined) in the aggregate a lower percentage of the Voting Stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or WEI; (ii) the Company or WEI, as the case may be, consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company or WEI, as the case may be, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or WEI, as the case may be, is converted into or exchanged for cash, securities or other property, except any such transaction where (A) the outstanding Voting Stock of the Company or WEI, as the case may be, is converted into or exchanged for (x) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (y) cash, securities and/or other property; provided, however, the payment of such cash, securities and/or other property is not prohibited by the "Limitation on Restricted Payments" covenant and (B) the holders of the Voting Stock of the Company or WEI, as the case may be, immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction; (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of the Company or WEI (together with any new directors whose election by such board or whose nomination for election by the stockholders of the Company or WEI was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of

<page-69>

such period or whose election or nomination for election was previously so approved) or such other directors as have been appointed by the MLCP Affiliates cease for any reason to constitute a majority of the board of directors of the Company or WEI, as the case may be, then in office; or (iv) any order, judgment or decree will be entered against the Company or WEI decreeing the dissolution or split up of the Company or WEI and such order will remain undischarged or unstayed for a period in excess of sixty (60) days.

SUBORDINATION

     The Indebtedness represented by the Notes and the payment of the Subordinated Obligations are subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, as described below.

     The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquida-tion, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabili-ties of the Company, all Senior Indebtedness must be paid in full before any payment or distribution (excluding certain permitted equity or subordinated securities) is made on account of the Subordinated Obligations.

     During the continuance of any default in the payment of any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated beyond any applicable grace period and after receipt by the Trustee from representatives of holders of such Designated Senior Indebtedness of written notice of such default, no payment or distribution of any assets of the Company of any kind or character will be made on account of the Subordi-nated Obligations, or the purchase, redemption or other acquisi-tion of, the Notes unless and until such default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness will have been discharged or paid in full.

     During the continuance of any nonpayment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the Trustee from the representatives of holders of such Designated Senior Indebtedness of a written notice of such Non-payment Default, no payment or distribution of any assets of the Company of any kind or character may be made by the Company on account of the Subordinated Obligations or the purchase, redemption or other acquisition of, the Notes for the period specified below (the "Payment Blockage Period").


     The Payment Blockage Period will commence upon the receipt of notice of a Non-payment Default by the Trustee from the representatives of holders of Designated Senior Indebtedness and will end on the earliest to occur of the following events: (i) 179 days has elapsed since the receipt of such notice (provided such Designated Senior Indebtedness will not theretofore have been accelerated), (ii) such default is cured or waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full or [iii) such Payment Blockage Period will have been
<page-70>

terminated by written notice to the Company or the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company will promptly resume making any and all required payments in respect of the Notes, including any missed payments. Only one Payment Blockage Period with respect to the Notes may be commenced within any consecutive 365-day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice initiating such Payment Blockage Period and there must be a 186 consecutive day period in any 365-day period during which no Payment Blockage Period is in effect.


     If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebted-ness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the Notes.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" will include the principal of, premium, if any, and interest (including interest that would accrue but for the filing of a petition initiating any proceeding under any state or federal bankruptcy laws, whether or not such claim is allowable in such proceeding) on all obligations (including, without limitation, reimbursement obligations under letters of credit) of every nature of the Company from time to time owed to the lenders under the Bank Credit Agreement, including, without limitation, principal of and interest on, and all fees and expenses payable under the Bank Credit Agreement. Notwithstanding the foregoing, "Senior Indebtedness" will not include (i) Indebtedness evidenced by the Notes, (ii) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of the Company, including, without limitation, the Debentures, (iii) Indebtedness which, when incurred and without respect to any election under
Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) Indebtedness for goods, materials or services purchased in the ordinary course of business or other current liabilities (other than any current liabilities owing under the Bank Credit Agreement or the current
<page-71>

portion of any long term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (v)),
(vi) Indebtedness of or amounts owed by the Company for compensation to employees or for services rendered to the Company, (vii) any liability for federal, state, local or other taxes owed or owing by the Company, (viii) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, other than Indebtedness owed to MLPF&S thereof by reason of its ownership of securities of the Company acquired in the ordinary course of its trading or underwriting activities, whether such securities are held by it for its own account or as nominee, (ix) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture and (x) amounts owing under leases (including operating lease obligations and capitalized lease obligations).

     "Designated Senior Indebtedness" means (i) all Senior
Indebtedness under the Bank Credit Agreement and (ii) any other
Senior Indebtedness which, at the time of the incurrence of such Indebtedness is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior
Indebtedness" by the Company.


     On April 30, 1994, the Company had approximately $82.9 million of Senior Indebtedness outstanding and an additional $19.9 million aggregate principal amount of availability of Senior Indebtedness under its Revolving Credit Facility. The Indenture limits, but does not prohibit, the incurrence by the Company of additional Indebtedness which is senior to the Notes and prohibits the incurrence by the Company and its Subsidiaries of Indebtedness which is subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary, as the case may be, and senior in right of payment to the Notes.


GUARANTEES

     WEI has guaranteed the Company's obligations under the Notes. In addition, if any Subsidiary of the Company becomes a guarantor or obligor in respect of Indebtedness of the Company or any of its Subsidiaries, the Company's obligations under the Notes will be guaranteed by such Subsidiary. See "--Certain Covenants--Limitation on Guarantees by Subsidiaries." At present, the Company has no Subsidiaries. Subject to the subordination provisions described above, if the Company defaults in payment of the principal of, premium, if any, or interest on the Notes, WEI and each other Guarantor will be obligated to duly and punctually pay the same.


     The Indebtedness evidenced by each Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) will be subordinated on the same basis to Guarantor Senior Indebtedness (defined with respect to the Indebtedness of a Guarantor as defined with respect to Indebtedness of the Company) as the Notes are subordinated to Senior Indebtedness. See "--Subordination." As of April 30, 1994, Guarantor Senior Indebtedness with respect to WEI was approximately $80.8 million.


<page-72>

CERTAIN COVENANTS

     The Indenture contains the following covenants, among others:

     LIMITATION ON INDEBTEDNESS. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or in any manner become liable for the payment of any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness; provided, however, that the Company will be permitted to, directly or indirectly, create, incur, assume, guarantee or become directly or indirectly liable for the payment of any Indebtedness (including Acquired Indebtedness), if (a) at the time of such event and after giving effect thereto, the Adjusted Cash Flow Coverage Ratio of the Company is at least equal to the ratio set forth below for the fiscal year indicated below for which such Adjusted Cash Flow Coverage Ratio is calculated:

               FISCAL YEAR
                BEGINNING
                FEBRUARY 1                   RATIO
               -----------                 ---------
                  1993..................   3.45:1.0
                  1994..................   3.45:1.0
                  1995 and thereafter...   4.15:1.0

and (b) except in the case of Senior Indebtedness or Acquired Indebtedness, such Indebtedness (i) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes, (ii) has a Stated Maturity for its final scheduled principal payment that is subsequent to the Stated Maturity for the final scheduled principal payment of the Notes and (iii) is subordinated to the Notes in the same manner and to the same extent that the Notes are subordinated to Senior Indebtedness.


     "Permitted Indebtedness" means, without duplication (i) Indebtedness of the Company and the Guarantors under the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the sum of (A) $65,000,000 with respect to Indebtedness under the Term Facility, less principal payments made by the Company in respect of the Term Facility, (B) with respect to Indebtedness under the Revolving Credit Facility and the Letter of Credit Facility (as defined in the Indenture) (for the purposes set forth therein on the Issue Date), the greater of
(I) $45,000,000 and (II) the lesser of (a) $65,000,000 and (b)
the aggregate amount of Indebtedness which may be incurred under the maximum advance rates and the definition of "Borrowing Base" under the Bank Credit Agreement, less, in the case of this clause
(B), the amount by which the aggregate commitment under the Revolving Credit Facility at any time has been permanently reduced to the extent that any repayments required to be made in connection with effecting such permanent reduction have been made, and (C) any Indebtedness incurred under the Bank Credit Agreement pursuant to and in compliance with either (x) clause
(a) of the covenant described in this section or (y) clause (xii) below; (ii) Indebtedness in respect of reimbursement obligations under a letter of credit prepaid by WEI to secure the payment of the Deferred Purchase Price (the "Letter of Credit") to the extent that cash has been applied to prepay such reimbursement obligations (provided that to the extent such cash represents the proceeds of Indebtedness, such Indebtedness is in compliance with the covenant described under "--Limitation on Indebtedness");
(iii) Indebtedness of the Company and the Guarantors under the Indenture, the Notes and the Guarantees; (iv) Indebtedness of the Company or any Subsidiary of the Company not otherwise referred to in this definition that is outstanding on the Issue Date, except Indebtedness required to be repaid under the Merger Agreement or the Securities Purchase Agreement; (v) Indebtedness of the Company or any Subsidiary of the Company in respect of performance bonds, bankers' acceptances, letters of credit of the Company or any Subsidiary of the Company (other than the Letter of Credit and other letters of credit issued to the Company pursuant to the Bank Credit Agreement) and surety bonds provided by the Company or any Subsidiary of the Company in the ordinary course of business and consistent with past practice, not to exceed at any given time $5,000,000 in the aggregate; (vi) Indebtedness of any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company which is not subordi-nated in right of payment to any Indebtedness of such Subsidiary;
(vii) Indebtedness of the Company to any wholly-owned Subsidiary of the Company which is unsecured and subordinated in right of payment from and after such time as the Notes will become due and payable (whether at Stated Maturity, by acceleration or other-wise) to the payment and performance of the Company's obligations under the Indenture or the Notes; (viii) any renewals, exten-sions, substitutions, refundings, refinancings or replacements of any Indebtedness described in the preceding clauses (i), (iii) and (v) above, so long as such renewal, extension, substitution, refunding, refinancing or replacement does not result (a) in an increase in the aggregate principal amount of the outstanding Indebtedness represented thereby and (b) in the case of Senior Indebtedness or Guarantor Senior Indebtedness of any Guarantor does not reduce the Average Life to Stated Maturity of such Indebtedness and, in the case of the Notes or any extension, renewal, refunding, refinancing or replacement of the Notes, in a reduction of the Stated Maturity of any payment of principal thereof; (ix) any guarantees of Indebtedness by a Subsidiary of the Company entered into in compliance with the covenant under the Indenture described under "-- Limitations on Guarantees by Subsidiaries"; (x) Indebtedness (a) incurred in connection with or arising out of capitalized lease obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding or (b) represented by purchase money obligations, in each case for personal property acquired after the Issue Date in the ordinary course of business of the Company as it exists on the date hereof or reasonably related thereto; provided, however, clause (a) will also apply to (I) properties under operating leases in existence as of the Issue Date to the extent reclassified as a capitalized lease obligation after the Issue Date and (II) the incurrence of capitalized lease obligations in respect of equipment and fixtures in the Distribution Center to the extent owned on the Issue Date; (xi) Interest Rate Protection Obligations of the Company covering Indebtedness of the Company (which Indebtedness
(A) bears interest at fluctuating interest rates and (B) is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obliga-tions relate; and (xii) Indebtedness not described by any other clause of this definition, not to exceed an aggregate principal amount at any time outstanding of $20,000,000, whether incurred under the Bank Credit Agreement by reason of subclause (i)(C)(y) above or otherwise than under the Bank Credit Agreement.


<page-74>

     LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

          (i) declare or pay any dividend on, or make any distribution or payment in respect of, or purchase, redeem or otherwise acquire or retire for value, any Capital Stock of the Company or of any Affiliate of the Company (other than (x) the declaration or payment of dividends by the Company or any of its Subsidiaries payable solely in the Capital Stock (other than Redeemable Capital Stock) of the Company or such Subsidiary, as the case may be, (y) the declaration or payment by any Subsidiary of the Company of dividends or other distributions to the extent declared or paid to the Company or a wholly-owned Subsidiary of the Company or (z) the purchase, redemption, acquisition or retirement by any wholly-owned Subsidiary of the Company of its Capital Stock),

          (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or other Stated Maturity, Indebtedness of the Company or any Guarantor which is subordinated in right of payment to, the Notes or the Guarantees (whether pursuant to its terms or by operation of law) (collectively, "Subordinated Indebtedness"),

          (iii)  make any Investment (other than a Permitted
Investment) in any person (other than a wholly-owned U.S.
Subsidiary of the Company that is a Guarantor or that becomes a Guarantor concurrently with such Investment), or

          (iv) make any payments of cash, securities and/or other property upon conversion or exchange of Capital Stock in connection with a transaction referred to in the exception to clause (ii) of the definition of "Change of Control" (such payments or Investments described in the preceding clauses (i),
(ii), (iii) and (iv) are collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to such Restricted Payment) (1) no Default or Event of Default will have occurred and be continuing and (2) the aggregate amount of all Restricted Payments declared or made after the Issue Date will not exceed the sum of (A) 50% of the aggregate Adjusted Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the Issue Date and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumula-tive Adjusted Consolidated Net Income shall be a loss, minus 100% of such loss) plus (B) the aggregate net proceeds, including the Fair Market Value of property other than cash, received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock, but including Capital Stock issued upon the conversion of convertible debt and from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Capital Stock)) of the Company to any person (other than to an Affiliate or a Subsidiary of the Company) after the Issue Date and (3) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebted-ness) in accordance with the provisions set forth under "--Limitation on Indebtedness" (assuming a market rate of

<page-74>

interest with respect to such additional Indebtedness). In valuing the aggregate net proceeds received by the Company upon the issuance of Capital Stock upon the conversion of convertible debt or the exercise of options, warrants or rights for purposes of the preceding clause (2)(B) will be the net proceeds received upon the issuance of the convertible debt, options, warrants or rights plus the incremental amount received by the Company upon the conversion or exercise thereof.


     None of the foregoing provisions of this covenant will be deemed to prohibit (i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the provisions of the Indenture; (ii) so long as no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Subsidiary of the Company in exchange for, or out of the net proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock) of the Company to any person (other than to a Subsidiary of the Company); (iii) so long as no Default or Event of Default will have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the net proceeds of, a substantially concurrent issue and sale of (A) Capital Stock (other than Redeemable Capital Stock) of the Company or (B) Indebtedness of the Company or any Guarantor so long as such Indebtedness (a) is subordinated to Senior Indebted-ness and the Notes or Guarantor Senior Indebtedness and the Guarantees of such Guarantor, as the case may be, in the same manner and at least to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired, (b) has no Stated Maturity earlier than the Stated Maturity for the final scheduled principal payment of the Notes and (c) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (iv) dividends paid or intercompany loans made by the Company to WEI for the purpose of paying operating expenses of WEI arising in the ordinary course of business, including, without limitation, for the payment of its taxes, provided that such dividends and loans shall not exceed $500,000 in the aggregate per fiscal year;
(v) so long as no Default or Event of Default will have occurred and be continuing, dividends or intercompany loans made by the Company to WEI for repurchases made, or for repayments of principal made on junior subordinated notes issued, pursuant to put and call provisions with respect to WEI Common Stock or options therefor, in an amount not to exceed $2,000,000 in any fiscal year (exclusive of amounts referred to in the following proviso) or $10,000,000 in the aggregate (exclusive of amounts referred to in the following proviso); provided that such dollar limitations shall not restrict the Company from distributing to WEI the proceeds of key man life insurance maintained by it for such purposes; (vi) dividends or intercompany loans of funds made by the Company to WEI for payment to the former stockholders, warrantholders and optionholders of WEI pursuant to the Merger Agreement as in effect on the Issue Date; (vii) conversions, redemptions or repurchases of Debentures into cash either (x) in accordance with their terms as in effect on the Issue Date or (y) at the option of the Company or (z) as required by any judgment, order or decree of any court or regulatory or administrative agency; provided that (A) the Company shall apply Debentures previously acquired by it or any of its Affiliates against its sinking fund obligations in respect of the Debentures to the greatest extent practicable, (B) in the case of the foregoing clauses (y) and (z), no Default or Event of Default shall have occurred and be continuing at the time of, or after giving effect to, such conversion, redemption or repurchase, and (C) in the

<page-76>

case of the foregoing clause (y), such conversion, redemption or repurchase shall reduce the Deferred Purchase Price to the extent thereof; (viii) dividends or intercompany loans made by the Company to WEI to permit WEI to pay interest on the junior subordinated notes or (ix) Investments not otherwise permitted in accordance with the provisions set forth under this section in an aggregate amount not to exceed $1,000,000 at any time. All Restricted Payments made in accordance with the preceding clauses
(i), (ii), (iii) (other than clause (B) thereof), (iv), (v) (other than the proviso thereof), (vii) (to the extent such payment is in excess of the amount payable in respect of the Debentures in accordance with their terms and does not reduce the Deferred Purchase Price) and (ix) shall each be counted for purposes of computing amounts expended pursuant to clause (2) of the immediately preceding paragraph.


     LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company (other than a wholly-owned Subsidiary of the Company) unless (i) such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary of the Company, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party, (ii) the Company delivers an Officers' Certificate to the Trustee certifying that such transaction complies with clause (i) above and (iii) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $10,000,000, the Company will have obtained a written opinion of an Independent Financial Advisor that such transaction or transactions are fair to the Company or such Subsidiary, as the case may be, from a financial point of view. This foregoing covenant will not apply to (a) the payment of reasonable and customary regular fees to directors of the Company or any of its Subsidiaries, (b) any customary provision for the indemnification of officers or directors of the Company or key man life insurance, (c) trans-actions involving the Management Investors pursuant to the terms of the equity financing documents or any employment agreement in effect on the Issue Date or (d) the payment of fees to Merrill Lynch & Co., Inc. and MLPF&S for consulting, investment banking or financial advisory services rendered by such person to the Company or any of its Subsidiaries.

     DISPOSITION OF PROCEEDS OF ASSET SALES. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any Asset Sale unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares and/or assets subject to such Asset Sale and (ii) at least 75% of the consideration for any such Asset Sale is cash and/or cash equivalents. To the extent the Net Cash Proceeds of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, any outstanding Indebtedness under the Bank Credit Agreement as required by the terms thereof or are not so applied, then the Company may, within six months of the Asset Sale, invest Net Cash Proceeds in properties and assets which replace the properties and assets that were the subject of the Asset Sale or in properties and assets (including inventory) that will be used in the business of the Company and its wholly-owned Subsidiaries existing on the Issue Date or in businesses reasonably related thereto, provided, however, that the aggregate

<page-77>

amount of Net Cash Proceeds so invested (exclusive of Net Cash Proceeds from the sale or disposition of inventory outside of the ordinary course of business) while the Notes are outstanding may not exceed $20,000,000. The amount of such Net Cash Proceeds neither used to repay Indebtedness under the Bank Credit Agreement nor permitted to be invested and so invested as set forth above is referred to herein as "Excess Proceeds."


     On the date on which the aggregate amount of Excess Proceeds equals or exceeds $5,000,000 (the "Asset Sale Event"), the Company will be obligated to make an offer (an "Asset Sale Offer") to purchase from all holders of the Notes, on a day not more than 40 business days thereafter, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the aggregate Excess Proceeds at a price, payable in cash, equal to 100% of the principal amount of the Notes plus accrued interest, if any, to the date of purchase (the "Asset Sale Offer Price"). An Asset Sale Offer will be required to be kept open for a period of at least 20 business days. To the extent that an Asset Sale Offer is not fully subscribed to, the Company will be entitled to retain the unutilized portion of the Excess Proceeds and the amount so retained will no longer constitute Excess Proceeds under this covenant.


     Whenever Excess Proceeds received by the Company exceed $5,000,000, such Excess Proceeds will, prior to the purchase of Notes, be set aside by the Company in a separate account pending
(i) deposit with the depositary of the amount required to purchase the Notes tendered in an Asset Sale Offer or (ii) delivery by the Company of the Asset Sale Offer Price to the holders of the Notes validly tendered and not withdrawn pursuant to an Asset Sale Offer. Such Excess Proceeds may be invested in temporary cash investments, as directed by the Company, having a maturity date which is not later than the earliest possible date for purchase or redemption of Notes pursuant to the Asset Sale Offer. The Company shall be entitled to any interest or dividends accrued, earned or paid on such temporary cash investments.


     The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Disposition of Proceeds of Asset Sales" provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of the Indenture by virtue thereof.

     LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Inden-ture provides that the Company will not, and will not permit any of its Subsidiaries directly or indirectly to, enter into any arrangement with any person (other than the Company or any wholly-owned Subsidiary of the Company) providing for the leasing by the Company or any Subsidiary of the Company of any real or tangible personal property which has been or is to be sold or transferred by the Company or any Subsidiary of the Company to such person in contemplation of such leasing (a "Sale and Leaseback Transaction"). Notwithstanding the foregoing, the Company and its Subsidiaries may enter into Sale and Leaseback Transactions with respect to (a) the Distribution Center and the equipment and fixtures therein to the extent owned on the Issue Date and (b) property and equipment acquired or constructed after the Issue Date, provided, however, that (i) except with respect to the Distribution Center and the equipment and fixtures therein, such Sale and Leaseback Transaction under this clause
(b) will be deemed to be the incurrence of Indebtedness of the Company for the purposes of the "Limitation on Indebtedness" covenant and after giving pro forma effect thereto by treating all obligations to pay rent or other amounts as capitalized lease obligations, the Company shall be in compliance with clause (a) of the "Limitation on Indebtedness" covenant of the Indenture,
(ii) assuming such Sale and Leaseback Transaction had been a secured financing, the Indebtedness represented by the net proceeds received by the Company from such Sale and Leaseback Transaction will not be secured by any property or assets of the Company or its Subsidiaries other than the property so acquired and (iii) such property and equipment shall continue to be used in the ordinary course of business in lines of business related to the Company's business, as the same may exist on or after the Issue Date.


     LIMITATION ON LIENS. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of its property or assets, whether now owned or acquired after the Issue Date, or any income or profits therefrom.


     LIMITATION ON OTHER SENIOR SUBORDINATED INDEBTEDNESS. The Indenture provides that neither the Company nor any Guarantor will directly or indirectly create, incur, assume, guarantee or in any other manner become liable with respect to any Indebted-ness (other than the Notes and the Guarantees) that is subordinate in right of payment to any Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is subordinate in right of payment to the Notes or such Guarantee, as the case may be, in the same manner and at least to the same extent as the Notes are subordinated to Senior Indebtedness or as such Guarantee is subordinated to Senior Guarantor Indebtedness, as the case may be.


     LIMITATION ON GUARANTEES BY SUBSIDIARIES. The Indenture provides that the Company will not permit any of its Subsidi-aries, directly or indirectly, to guarantee the payment of any Indebtedness of WEI, the Company or any Subsidiary of the Company unless (i) such Subsidiary (A) is a Guarantor or (B) simultan-eously executes and delivers a supplemental indenture to the Indenture pursuant to which it will become a Guarantor under the Indenture and (ii) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company, WEI or any Subsidiary of the Company as a result of any payment by such Subsidiary under its Guaran-tee. Notwithstanding the foregoing, any Guarantee by a Subsidi-ary of the Company shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any person not an Affiliate of the Company, of all of the Capital Stock of such Subsidiary, or all or substantially all of the assets of such Subsidiary, pursuant to a transaction which is in compliance with the Indenture (including the covenant "Disposition of Proceeds of Asset Sales" of the Indenture).

     RESTRICTIONS ON PREFERRED STOCK OF SUBSIDIARIES. The Indenture provides that the Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a wholly-owned Subsidiary of the Company) or permit any person (other than the Company or a wholly-owned Subsidiary of the Company) to own any Preferred Stock of any Subsidiary of the Company.


<page-79>

     LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist, or enter into any agreement with any person that would cause to become effective, any consensual encumbrance or restriction of any kind, on the ability of any Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distribution on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits,
(b) pay any Indebtedness owed to the Company or any other Subsidiary of the Company, (c) make loans or advances to the Company or any other Subsidiary of the Company or (d) transfer any of its property or assets to the Company or any other Subsidiary of the Company, except (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date other than those required to be discharged under the Merger Agreement; (ii) any encumbrance or restriction existing under the Bank Credit Agreement as in effect on the Issue Date; (iii) any encumbrance or restriction with respect to a Subsidiary of the Company that is not a Subsidiary of the Company on the Issue Date, in existence at the time such person becomes a Subsidiary of the Company (but not created in contemplation thereof); and (iv) any encumbrance or restriction existing under any agreement that refinances or replaces the agreements containing the restrictions in the foregoing clauses
(i) through (iii); provided, however, that the terms and conditions of any such restrictions permitted under this clause
(iv) are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness refinanced.

     TRANSFER OF ASSETS TO CERTAIN SUBSIDIARIES. The Indenture provides that (a) the Company will not, and will not permit any of its wholly-owned Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of any of its assets or property to any Subsidiary that is not a wholly-owned U.S. Subsidiary and (b) the Company will not, and will not permit any of its Subsidiaries that is a Guarantor to, sell, convey, transfer, lease or other-wise dispose of any of its assets or property to any Subsidiary of the Company that is not a U.S. Subsidiary and a Guarantor. Notwithstanding the foregoing, the Company and its Subsidiaries may (i) sell inventory in the ordinary course of business (which shall be as determined in good faith by the Company) and consis-tent with past practices of the Company and its Subsidiaries (A) for Fair Market Value and (B) for consideration consisting solely of cash or cash equivalents and (ii) declare and pay dividends permitted under the "Limitation on Restricted Payments" covenant of the Indenture.

     REPORTS. So long as any of the Notes are outstanding, the Company will furnish to the holders of the Notes all quarterly and annual financial reports that the Company is required to file with the Commission under the Exchange Act (or similar reports in the event that the Company is not at the time required to file such reports with the Commission).

<page-80>

MERGER, SALE OF ASSETS, ETC.

     Neither the Company nor any Guarantor will, in any trans-action or series of transactions, merge or consolidate with or into, or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and the Company will not permit any of its Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assign-ment, transfer, lease or other disposition of all or substan-tially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any other person or persons, unless at the time and after giving effect thereto (i) either (A) if the transaction or transactions is a merger or consolidation involving the Company or a Guarantor, the Company or such Guarantor, as the case may be, will be the surviving person of such merger or consolidation, or (B) the person formed by such consolidation or into which the Company or a Guarantor, as the case may be, is merged or to which the properties and assets of the Company or a Guarantor, as the case may be, substan-tially as an entirety, are transferred (any such surviving person or transferee person being the "Surviving Entity") will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and will expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or such Guarantor, as the case may be, under the Notes and the Indenture, and in each case, the Indenture will remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default will have occurred and be continuing and, except if such transaction or series of transactions involves only the Company and one or more Guarantors, the Company or the Surviving Entity, as the case may be, after giving effect to such trans-action or series of transactions on a pro forma basis, could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the first paragraph of the covenants described in "--Certain Covenants--Limitation on Indebtedness" described herein (assuming a market rate of interest with respect to such additional Indebtedness); (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Consolidated Net Worth of the Company, or the Surviving Entity, as the case may be, is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of transactions; and (iv) each Guarantor, unless it is the other party to the transaction or transactions described above, will have by supplemental indenture confirmed that its Guarantee will apply to obligations of the Company or the Surviving Entity, as the case may be, under the Indenture and the Notes.

     In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company and, in the case of a transaction involving a Guarantor, such Guarantor, will deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereto comply with the requirements under the Indenture.

<page-81>

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or the Guarantor, as the case may be, is not the continuing corporation, the successor corpo-ration formed by such a consolidation or into which the Company or such Guarantor is merged or to which such transfer is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under the Indenture with the same effect as if such successor corporation had been named as the Company or Guarantor therein.


EVENTS OF DEFAULT

     The following are "Events of Default" under the Indenture:

          (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (at its Stated Maturity, upon optional redemption, required purchase, sinking fund, scheduled principal payment or otherwise); or

          (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, for 30 days;
or


          (iii) the Company or any Guarantor fails to comply with any of its obligations described under "Consolidation, Merger, Conveyance, Transfer or Lease" or "--Change of Control";
or


          (iv) the Company or any Guarantor fails to perform or observe any other term, covenant or agreement contained in the Notes, the Guarantees or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; or

          (v) default or defaults under one or more agreements, indentures or instruments under which the Company or any Subsidiary of the Company or any Guarantor then has outstand-ing Indebtedness in excess of $5,000,000 in the aggregate and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults result in the acceleration of the maturity of such Indebtedness; or

          (vi) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with "--Certain Covenants--Limitation on Guarantees by Subsidiaries") and such condition will have continued for a period of 30 days after written notice of such failure requiring the Guarantor and the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; or

<page-82>

          (vii) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $5,000,000 either individually or in the aggregate, shall have been entered against the Company or any Subsidiary of the Company or any Guarantor or any of their respective properties and shall not be discharged and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, will not be in effect; or


          (viii) certain events of bankruptcy, insolvency or reorganization with respect to WEI, the Company or any Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act (as such regulation is in effect on the date hereof) shall have occurred; or

          (ix) either (i) the agent under the Bank Credit Agreement or (ii) if the Bank Credit Agreement shall no longer be in full force and effect, any holder of at least $5,000,000 in aggregate principal amount of Indebtedness of the Company or any of its Subsidiaries shall commence judicial proceedings to fore-close upon assets of the Company or any of its Subsidiaries having an aggregate Fair Market Value, individually or in the aggregate, in excess of $5,000,000 or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure.


     If an Event of Default (other than as specified in clause
(viii)) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, and the Trustee upon the request of the holders of at least 25% in the aggregate principal amount of the Notes then outstanding shall declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration, all amounts payable in respect of the Notes shall be immediately due and payable; provided, however, that so long as the Bank Credit Agreement shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than an Event of Default under clause (viii)), any such acceleration shall not be effective until the earlier to occur of (x) five business days following delivery of a notice of such acceleration to the agent under the Bank Credit Agreement and (y) the acceler-ation of any Indebtedness under the Bank Credit Agreement. If an Event of Default specified in clause (viii) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.


     Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Notes because an Event of Default specified in clause (v) shall have occurred and be continuing, such declaration of acceleration shall be automa-tically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or paid or the requisite holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company or by the requisite holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 60 days after such declaration of acceleration in respect of the Notes and no other Event of Default has occurred which has not been cured or waived during such 60-day period.

<page-83>

     After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum suffi-cient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disburse-ments and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy there-under, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

<page-84>

     The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five business days of any event which is, or after notice or lapse of time or both would become, an Event of Default.


DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants," and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").


     In order to exercise either defeasance or covenant defeas-ance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstand-ing Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds
<page-85>

will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with and if any other Indebtedness of the Company or any Guarantor is then outstanding or committed, such defeasance or covenant defeasance will not violate the provisions of the agreements or instruments evidencing such Indebtedness;
(viii) neither the Company nor any Subsidiary of the Company is an "insolvent person" within the meaning of any applicable Bankruptcy Law on the date of deposit or at any time during the period ending on the 91st day after the date of deposit; (ix) the Company shall have delivered to the Trustee an Officer's Certificate stating that the deposit made by the Company pursuant to the defeasance or covenant defeasance was not made by the Company with the intent of preferring the holders of the Notes or any Guarantor over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and (x) if the Bank Credit Agreement is in effect, the Company shall have delivered to the Trustee a certificate from the representative under the Bank Credit Agreement that defeasance or covenant defeasance does not constitute a violation of the Bank Credit Agreement.


SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company or any Guarantor has paid all other sums payable under the Indenture by the Company and the Guarantors; and (iii) the Company and each of the Guarantors have delivered to the Trustee irrevocable instructions to apply the deposited money toward payment of the Notes at the Stated Maturities and the Redemption Dates thereof and an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.


<page-86>

AMENDMENTS AND WAIVERS

     From time to time, the Company and the Guarantors, when authorized by resolutions of their boards of directors and each Guarantor, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act of 1939, or making any change that does not adversely affect the rights of any holder; provided, however, that the Company has delivered to the Trustee an Opinion of Counsel stating that such change does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, the Guarantors and the Trustee with the written consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the Notes, (ii) change the currency in which any Notes or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes in accordance with the Indenture, (vi) following (a)(x) the failure to mail or the mailing of the notice required for a Change of Control Offer and (y) satisfaction of the condition precedent to the mailing of such notice prior to the date specified for the mailing of such notice or (b) the occurrence of an Asset Sale, alter the Company's obligation to purchase the Notes pursuant to a Change of Control Offer or Asset Sale Offer in accordance with the Indenture or waive any default in the performance thereof, (vii) reduce or change the rate or time for payment of interest on the Notes, (viii) affect the ranking of the Notes, (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture, (x) modify any of the provisions in the Indenture relating to Amendments and Waiver, Waiver of Past Defaults, Unconditional Rights of Holders to Institute Certain Suits and Compliance Certificates and Opinions, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; or (xi) consent to the assignment or transfer by the Company or any Guarantor of any of their rights and obligations under the Indenture, the Notes or the Guarantees.


GOVERNING LAW

     The Indenture and the Notes and the Guarantees are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

<page-87>

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a person (i) assumed in connection with an Asset Acquisition from such person or (ii) existing at the time such person becomes a Subsidiary of any other person (other than any Indebtedness incurred in connec-tion with, or in contemplation of, such Asset Acquisition or such person becoming such a Subsidiary).

     "Adjusted Cash Flow Coverage Ratio" means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the four full fiscal quarters immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Adjusted Cash Flow Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of such calculation to
(i) the incurrence of any Indebtedness of such person or any of its Subsidiaries giving rise to the need to make such calculation and any incurrence of other Indebtedness at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisi-tion giving rise to the need to make such calculation as a result of such person or one of its Subsidiaries (including any person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of the Four Quarter Period. If such person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence will give effect to the incurrence of such guaranteed Indebted-ness as if such person or any subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebted-ness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Adjusted Cash Flow Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to accrue at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

<page-88>

     "Adjusted Consolidated Net Income" means, with respect to the Company for any period, (i) the Consolidated Net Income of the Company for such period, plus (ii) the amount of any Consolidated Non-cash Charges of the Company, attributable to the purchase method of accounting treatment in accordance with Accounting Principles Board Opinion No. 16 dated August 1970, entitled "Business Combinations," and on a basis consistent with the Company's audited financial statements for the fiscal year ended January 31, 1992, plus (iii) the amount of any FAS 13 Rent Expense reducing Consolidated Net Income of the Company for such period, plus (iv) the amount of any Special Charge reducing Consolidated Net Income of the Company for such period, less (v) the proceeds of any key man life insurance referred to in, and applied as contemplated by, the proviso of clause (v) of the next to last paragraph of the covenant "Limitation on Restricted Payments" to the extent included in Consolidated Net Income.


     "Affiliate" means, with respect to any specified person, (i) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (ii) any other person that owns, directly or indirect-ly, 5% or more of any class or series of such person's, or the parent of such person's, Capital Stock or any officer, director or Affiliate of any such other person or with respect to any natural other person, any person having a relationship with such other person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Acquisition" means (i) an Investment by the Company or any Subsidiary of the Company in any other person pursuant to which such person will become a Subsidiary of the Company or any Subsidiary of the Company or will be merged with the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of the assets of any person which constitute substantially all of the assets of such person, or any division, or line of business of such person.


     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease or other disposition to any person other than the Company or a wholly-owned Subsidiary of the Company, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of the Company; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or any Subsidiary of the Company; or (iii) any other properties or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" will not include (i) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "-- Merger, Sale of Assets, etc.," (ii) any sale, transfer, lease or other disposition of the Company's distribution center no. 2, located in Gardena, California and an identified store in each of San Mateo, California and Tucson, Arizona, (iii) any sale, transfer, lease or other disposition of any interest in any store operated by the Company or any of its Subsidiaries which has not had positive contribution to the Company's Consolidated Net Income, determined on a stand alone basis, for two of the three fiscal years of the Company immediately preceding such transaction, provided, however, all such sales, transfers, leases and dispositions referred to in this clause (iii) do not exceed $5,000,000 in the aggregate after the Issue Date, or (iv) any Sale and Leaseback Transaction entered into in compliance with the covenant "Limitation on Sale and Leaseback Transactions."


<page-89>

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by
(ii) the sum of all such principal payments.


     "Bank Credit Agreement" means the Credit Agreement dated as of June 11, 1992 by and among the Company, WEI, Bankers Trust Company, as agent and as lender, and Heller Financial, Inc., as co-agent and as lender, and the other lender parties thereto as in effect on the date hereof, and as such agreement may be amended, renewed, extended, substituted, refinanced, replaced, supplemented or otherwise modified from time to time, and includes any agreement (i) extending the maturity of all or any portion of the Indebtedness thereunder, (ii) adding additional borrowers or guarantors thereunder and (iii) increasing the amount to be borrowed thereunder; provided, however, that in the case of clauses (i), (ii) and (iii), any such agreement is not prohibited under the Indenture.


     "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or converti-ble into such capital stock.

     "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Adjusted Consolidated Net Income, (ii) Consolidated Non-cash Charges, (iii) Consolidated Interest Expense and (iv) Consolidated Income Tax Expense; provided, however, that if, during such period, such person or any of its Subsidiaries will have made any Asset Sales or Asset Acquisi-tions, Consolidated Cash Flow Available for Fixed Charges for such person and its Subsidiaries for such period will be reduced (in the case of an Asset Sale) or increased (in the case of an Asset Acquisition) by an amount equal to the Consolidated Cash Flow Available for Fixed Charges directly attributable to the assets which are the subject of such Asset Sales or Asset Acquisitions during such period.


     "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense; and
(ii) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Preferred Stock of such person and its subsidiaries on a consolidated basis; provided, however, that if, during such period, such person or any of its Subsidiaries will have made any Asset Sales or Asset Acquisitions, Consolidated Fixed Charges for such person and its Subsidiaries for such period will be reduced (in the case of an Asset Sale) or increased (in the case of an Asset Acquisition) by an amount equal to the Consolidated Fixed Charges directly attributable to the assets which are the subject of such Asset Sales or Asset Acquisitions during such period.



<page-90>

     "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied.

     "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (a) the interest expense of such person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation, (i) any amortization of debt discount, (ii) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) all accrued interest, but excluding, in any event deferred financing costs, and (b) one-third of the aggre-gate amount of the capitalized lease obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP consistently applied.

     "Consolidated Net Income" means, with respect to any person for any period, the consolidated net income (or loss) of such person and its Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication,
(i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), (ii) the portion of net income (or loss) of such person and its Subsidi-aries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by such person or one of its Subsidiaries,
(iii) net income (or loss) of any person combined with such person or one of its Subsidiaries in a "pooling of interests" basis attributable to any period prior to the date of combina-tion, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) gains or losses in respect of any Asset Sales by such person or one of its Subsidiaries (net of fees and expenses relating to the transac-tion giving rise thereto), and (vi) the net income of any Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instru-ment, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Worth" means, with respect to any person at any date, the consolidated stockholders' equity of such person less the amount of such stockholders' equity attributable to Redeemable Capital Stock of such person and its Subsidiaries, as determined in accordance with GAAP consistently applied.

     "Consolidated Non-cash Charges" means, with respect to any person for any period, the aggregate depreciation and amortiza-tion (including, without limitation, the amortization of such person's rental library) and other non-cash expenses of such person and its Subsidiaries (other than Special Charges) reducing net income for such period, determined on a consolidated basis in accordance with GAAP consistently applied.

<page-91>

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Employee Stock Loan Interest Bonus" means the annual or other bonuses to be paid to employees of the Company in an aggregate amount equal, on an after-tax basis, to the interest payments owed by such employees to WEI pursuant to notes issued by such employees pursuant to the 1988 and 1990 Employee Stock Purchase and Option Plans or any other notes (including the Management Notes) made by employees of the Company or any of its Subsidiaries under any other stock or compensation plan or in connection with the Merger, in each case to the extent such amounts are subsequently received by WEI as interest payments on such Notes and then contributed to the Company as capital contributions.

     "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value will be determined by the Board of Directors of the Company acting in good faith and will be evidenced by a Board Resolution thereof delivered to the Trustee.

     "FAS 13 Rent Expense" means the non-cash rent expense of the Company and its Subsidiaries required to be recorded on the consolidated income statement of the Company in accordance with Statement of Financial Accounting Standards No. 13--Accounting for Leases, as the same may be in effect from time to time.

<page-91>

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination.

     "Guarantee" means the guarantee by WEI and any additional guarantees created pursuant to the provisions of the Indenture of the Company's Indenture obligations pursuant to the guarantee included in the Indenture.

     "Guarantor" means each issuer of a Guarantee.

     "Indebtedness" means, with respect to any person, without duplication, (i) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabili-ties incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, bankers acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or

<page-92>

otherwise acquire for value any Capital Stock of such person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such person evidenced by bonds, notes, debentures or other similar instru-ments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (iv) every obligation of such person issued or contracted for as payment in consideration of the purchase by such person or an Affiliate of such person of Capital Stock or all or substantially all of the assets of another person or a merger or consolidation to which such person or an Affiliate of such person was a party, (v) all capitalized lease obligations of such person, (vi) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obliga-tion being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (vii) all guarantees of Indebtedness by such person, (viii) all Redeemable Capital Stock valued at the greater of its voluntary or involun-tary maximum fixed repurchase price plus accrued dividends, (ix) all obligations under or in respect of currency exchange contracts and Interest Rate Protection Obligations of such person and (x) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (ix) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness will be required to be deter-mined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     "Independent Financial Advisor" means a reputable account-ing, appraisal or investment banking firm (i) which does not have, and whose directors, officers or employees do not have, a direct or indirect financial interest in the Company and (ii) which, in the reasonable judgment of the board of directors of the Company, is qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to the Company and its officers, directors and Affiliates.

     "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and will include without limitation, interest rate swaps, caps, floors, collars and similar agreements.


     "Investment" means, with respect to any person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities, evidences of Indebtedness or assets issued or owned by, any other person. Investments will exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, cessation and transfer, lease of real property, assignment for security, claim, deposit arrangement, or preference or priority or other encumbrance upon or with respect to any property of any kind, whether real, personal or mixed, movable or immovable, now owned or hereafter acquired. A person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agree-ment, capital lease or other title retention agreement.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company) net of
(i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than the Company or any Subsidiary of the Company) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

     "Permitted Investment" means (i) Investments in any of the Notes; (ii) temporary cash investments; (iii) Investments received in connection with the bankruptcy or reorganization of suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, in each case arising in the ordinary course of business; and (iv) Investments by the Company or any Subsidiary of the Company in another person, if as a result of such Investment (A) such other person becomes a wholly-owned Subsidiary of the Company or (B) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a wholly-owned Subsidiary of the Company.

<page-94>

     "Permitted Liens" means:

          (i) any Lien existing as of the Issue Date (other than any Lien required to be discharged under the Merger
Agreement);

          (ii) (A) any Lien securing any Senior Indebtedness of the Company or any Guarantor Senior Indebtedness incurred under the Bank Credit Agreement and (B) any Lien securing any Senior Indebtedness of the Company in respect of the Letter of Credit (other than pledges of any evidence of Indebtedness described in clause (vi) of the definition of "Permitted Indebtedness" unless such evidence of Indebtedness is also pledged to secure the Company's and WEI's Indenture obligations on a subordinated basis);

          (iii) any Lien securing purchase money obligations, capitalized lease obligations or other Indebtedness permitted under the covenant of the Indenture described under "--Certain Covenants--Limitation on Indebtedness"; provided, however, that
(a) such Indebtedness will not be secured by any property or assets of the Company or any Subsidiary other than the property and assets so acquired and (b) the Lien securing such Indebted-ness will be created within 90 days of such acquisition;

          (iv) any Lien with respect to any Acquired Indebt-edness; provided, however, that any such Lien only extends to the assets that were subject to such Lien prior to the related acquisition by the Company or one of its Subsidiaries;

          (v) Liens securing Indebtedness which is incurred to refinance Indebtedness which (a) has been secured by a Lien permitted under the Indenture and (b) is permitted to be refinanced under the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so refinanced; and


          (vi) any Lien arising by reason of (a)(i) any judgment, decree or order of any court, securing the payment of money not in excess of $5,000,000, either individually or in the aggregate, or (ii) any other judgment, decree or order of any court securing the payment of money in excess of $5,000,000 so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order will not have been finally terminated or the period within which such proceedings may be initiated will not have expired; (b) taxes not yet delinquent or which are being contested in good faith; (c) security for payment of workmen's compensation or other insurance or other types of social security; (d) good faith deposits in connection with tenders, contracts (other than contracts for the payment of money) or leases; (e) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; (f) certain surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; or (g) operation of law in favor of carriers, warehousemen, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof.


<page-95>

     "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether now outstanding, or issued after the date of the Indenture, and including, without limitation, all classes and series of preferred or preference stock.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such maturity, or is convertible into or exchangeable for debt securities at any time prior to such maturity.

     "Special Charges" means, with respect to the Company and its Subsidiaries, (i) severance and recruiting expenses associated with the hiring of new senior management of the Company to the extent incurred prior to the Issue Date, (ii) any management or other fees paid to any of the former stockholders of WEI or any of their affiliates to the extent paid prior to the Issue Date,
(iii) certain legal expenses which, if incurred prior to the Issue Date, are of the type that would have been funded or which, if incurred after the Issue Date, are funded in a manner that would have reduced or reduces the Deferred Purchase Price, (iv) any Employee Stock Loan Interest Bonus and (v) cash or non-cash charges, if any, arising as a result of a grant, exercise or repurchase of any options issued under the Management Stock Option Plan or otherwise arising from the issuance or repurchase of shares of WEI Common Stock or options to or from the Manage-ment Investors, in each case to the extent reducing Consolidated Net Income of the Company and its Subsidiaries, including, without limitation, amortization of compensation expense associated with the foregoing.

     "Stated Maturity" means, with respect to any Note or any installment of interest thereon, the dates specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest is due and payable.

     "Subordinated Obligations" means any principal of, premium, if any, and interest on the Notes payable pursuant to the terms of the Notes or the Indenture or upon acceleration, including amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or other-wise, to the extent relating to the purchase price of the Notes or amounts corresponding to such principal, premium, if any, or interest on the Notes.

     "Subsidiary" means, with respect to any person, any other person of which a majority of the equity ownership or the Voting
Stock is, at the time, owned, directly or indirectly, by such person.

<page-96>

     "U.S. Subsidiary" means a Subsidiary of the Company that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any persons (irrespective of whether or not, at the time, stock of any other class or classes will have, or might have, voting power by reason of the happening of any contingency).

<page-97>

                 DESCRIPTION OF THE SENIOR BANK FINANCING

     The following description of the Bank Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Bank Credit Agreement, and the amendments thereto, a copy of each of which is attached as an exhibit to the Registration Statement. See "Available Information."


     Bankers Trust Company, as agent, and Heller Financial, Inc., as co-agent (collectively, the "Banks"), provided senior bank financing in connection with the Acquisition in the maximum aggregate principal amount of up to $110 million pursuant to the Bank Credit Agreement.

     Under the Bank Credit Agreement, the Banks provided senior bank financing of up to $110 million pursuant to two facilities. These facilities, which are described below, are hereinafter referred to as the "Senior Bank Facilities." Borrowings under the Senior Bank Facilities are hereinafter referred to as "Loans."

     The following is a description of the principal terms and conditions of the Bank Credit Agreement:


THE SENIOR BANK FACILITIES

     Under the Bank Credit Agreement, the Banks provided a term loan facility (the "Term Facility") in an aggregate amount of $65 million and with a final maturity of January 31, 1998, to be used to finance the Acquisition, including the Deferred Purchase Price. The Term Facility will be repaid in quarterly install-ments and in the following aggregate annual amounts (an aggregate of $3 million was already repaid on February 1, 1993 for fiscal year 1993 and an aggregate of $6.0 million was already repaid during fiscal year 1994, and an aggregate of $0.7 million was already repaid during fiscal year 1995):

                                              AMOUNT
     FISCAL YEAR                      TO BE REPAID
     -----------                      ------------
     1995..........................    6.3  million
     1996..........................    9.0  million
     1997..........................   17.0  million
     1998..........................   23.0  million
                                     --------------
                                     $55.3  million



     Of the $65 million available under the Term Facility, approximately $18.8 million was borrowed to prepay the letter of credit executed by WEI (the "Letter of Credit") securing the payment of the Deferred Purchase Price. Such prepaid amounts will be available to WEI and the Company for the funding of certain litigation costs and other expenses and, to the extent remaining after the final disposition of certain litigation, to pay the former stockholders, warrantholders and optionholders of WEI the Deferred Purchase Price.


<page-98>

     The Bank Credit Agreement also provides for a revolving credit working capital facility (the "Revolving Credit Facility") of up to $45 million to be used for general corporate purposes. Approximately $22.5 million of the Revolving Credit Facility was used to refinance existing working capital indebtedness of the Company and to fund certain transaction costs incurred in connec-tion with the Acquisition. The maximum amount available under the Revolving Credit Facility is based on an advance rate to be determined against Eligible Inventory and Eligible Receivables (as such terms are defined in the Bank Credit Agreement) of the Company (the "Borrowing Base"). The Bank Credit Agreement requires that borrowings under the Revolving Credit Facility be reduced to zero for 30 consecutive days of each twelve-month period. The Revolving Credit Facility will terminate upon the earlier of January 31, 1998, or the repayment of borrowings under the Term Facility. At April 30, 1994, the Company had approxi-mately $24.7 million of borrowings outstanding under the Revolving Credit Facility.


INTEREST PAYMENTS

     Interest on Loans are payable at one of the following rates, at the Company's option (subject to the terms of the Bank Credit Agreement): (i) the Prime Lending Rate plus 1.5% per annum ("Prime Rate Loans") or (ii) the Reserve Adjusted Eurodollar Rate plus 3.00% per annum, available for one-, two-, three-, and, if available, six-month periods ("Eurodollar Loans"). Interest on Prime Rate Loans is payable quarterly and on Eurodollar Loans on the last day of selected interest periods (and at the end of every three months, in the case of interest periods of longer than three months) and upon prepayment; in either case such interest is payable in arrears and computed on the basis of a 360-day year. The interest rate applicable to the Eurodollar Loans is subject to reductions (in a maximum aggregate amount of 1% per annum) in the event that the Company achieves and maintains certain specified levels of debt reduction and minimum ratios of Consolidated Free Cash Flow (as defined in the Bank Credit Agreement) to Consolidated Fixed Charges.


PREPAYMENTS

     The Bank Credit Agreement requires prepayment of the Loans in amounts equal to (i) 75% of Consolidated Excess Cash Flow (as defined in the Bank Credit Agreement), (ii) the net cash proceeds of Asset Sales with cash proceeds of $1,000,000 or more in the aggregate (other than up to $4 million of cash proceeds from the sale of the Company's distribution center in Gardena, Califor-
nia), (iii) the net cash proceeds from the issuance or sale of equity or debt, other than the sale of the Notes or of shares of WEI Common Stock to the Company's management, (iv) the value of surplus assets of a pension plan returned to WEI or any of its subsidiaries, net of transaction costs (including taxes payable thereon) incurred in obtaining any such return and (v) the amount necessary to reduce borrowings and letters of credit issued under the Revolving Credit Facility to a level commensurate with the Company's Borrowing Base. Such prepayments required pursuant to
(i), (ii), (iii) or (iv) above will be applied first to pay interest on the principal amount so prepaid, second to pay down scheduled repayments of principal under the Term Facility ratably reducing the scheduled repayment amounts for dates occurring in

<page-99>

fiscal 1997 and fiscal 1998, up to an aggregate of $18 million for all such prepayments, and thereafter by ratably reducing scheduled repayment of principal for dates occurring after the prepayment, and third to permanently prepay and reduce the Revolving Credit Facility commitment. In the case of a mandatory prepayment resulting from an Asset Sale, the Company has the option of permanently prepaying and reducing the Revolving Credit Facility to the extent that such Asset Sale reduces the Borrowing Base. In addition, the Company may voluntarily prepay amounts outstanding under the Senior Bank Facility in whole or in part at any time without premium or penalty (provided that Eurodollar Loans are prepayable only on the last day of the related interest period), subject to compliance with certain notice requirements and minimum prepayment amounts.


SECURITY INTERESTS

As security for the Senior Bank Facility, the Banks have been granted (i) a first priority pledge by WEI of the capital stock of the Company and (ii) a first priority lien on all or substan-tially all of WEI's and the Company's assets, including intangi-bles, machinery, equipment, fixtures, receivables and mortgages on all of the real property owned, directly or indirectly, by the Company (if requested by the Agent and the Requisite Lenders) but not including sale inventory. In addition, the Company is prohibited from placing a security interest on any of its unencumbered assets.


GUARANTEES

     WEI has guaranteed all payments and performance obligations of the Company with respect to the Senior Bank Facilities.


COVENANTS

     In addition to customary affirmative covenants, the Bank Credit Agreement contains certain negative covenants, including the following: (i) WEI and its subsidiaries will not incur any indebtedness other than: the Notes; certain indebtedness existing at the Effective Time, including the Debentures; purchase money debt for personal property not to exceed $8 million; indebtedness with respect to capital leases not to exceed $8 million; junior subordinated notes of WEI issued in connection with the repur-chase of common stock and options from Management Investors; and up to $5 million of additional indebtedness; (ii) WEI and its subsidiaries will not pay any dividend, or make any redemption, sinking fund or similar payments to its stockholders, other than
(a) dividends to WEI to repurchase common stock and options from Management Investors, including dividends to WEI to pay interest on or to repay principal of, junior subordinated notes issued in connection with such repurchases, not to exceed $2 million per fiscal year or $5 million (plus the proceeds of issuances of equity after the Effective Time) in the aggregate, (b) dividends or intercompany loans to WEI to pay operating expenses, not exceeding $300,000 per fiscal year and (c) dividends or loans to

<page-100>

WEI to fund payments required under or in connection with the Merger Agreement; (iii) in any fiscal year, WEI and its subsidi-aries will not make any expenditures to purchase or otherwise acquire property, plant or equipment in excess of an amount specified for each fiscal year in the Bank Credit Agreement; provided, however, that to the extent that any unutilized part of that amount is no greater than 25% of that year's capital expen-diture allocation, such unutilized part may be used in the following year to make such purchases; (iv) WEI and its subsidi-aries will not incur guarantees or contingent liabilities in an aggregate principal amount exceeding $2 million except for guaranties relating to the endorsement of negotiable instruments made in the ordinary course of business, guaranties of the Senior Bank Facilities and the Notes, certain interest rate agreements, certain guaranties of capital lease obligations and certain other specified contingent obligations; (v) the Company will not make any repayments on the Notes or on the Debentures, other than to the extent required by the Subordinated Debt Documents (as defined in the Bank Credit Agreement) or the indenture relating to the Debentures; (vi) WEI and its subsidiaries will not grant any security interest, lien, charge or encumbrance, other than pursuant to the security agreements, pledge agreement and other instruments or documents entered into under the Bank Credit Agreement and granting liens on property of WEI or any of its subsidiaries to the Agent for its and the Banks' benefit, permitted purchase money obligations incurred in the ordinary course of business and other specifically permitted liens; and
(vii) the Company will not make any investments except (a) investments in cash equivalents, (b) investments existing at closing and set forth in the Bank Credit Agreement, (c) invest-ments in certain notes delivered to WEI by Management Investors,
(d) other investments not to exceed an aggregate of $500,000 at any time, and (e) certain other investments specifically permitted under the Bank Credit Agreement.

     In addition, WEI and its subsidiaries will also be required to satisfy certain financial covenants, including maintenance of minimum amounts of Consolidated Adjusted EBITDAV (as defined in the Bank Credit Agreement), a fixed charge coverage ratio at minimum levels specified for each fiscal quarter in the Bank Credit Agreement, and a leverage ratio at less than or equal to a level specified for each fiscal quarter in the Bank Credit Agreement. The Company is in compliance with all of such cove-nants as a result of amendments to the Bank Credit Agreement, dated August 17, 1993 and January 27, 1994, which provide the Company with more operating flexibility given current economic conditions and the seasonality of the Company's business. If the California economy continues to worsen the Company may need additional covenant relief. The Bank Credit Agreement will also prohibit or restrict certain mergers and other fundamental changes, sales of assets, sale and leaseback transactions, transactions with stockholders and affiliates and amendments or waivers of the terms of the Notes.


EVENTS OF DEFAULT

     The Bank Credit Agreement describes certain events of default, including, without limitation, the following: (i) the failure of WEI or its subsidiaries to pay principal on the Loans when due or failure to pay any interest or other amounts due under the Bank Credit Agreement within five days after the due date; (ii) any failure by WEI or its subsidiaries to pay principal or interest on any indebtedness or contingent obliga-tion in an individual or aggregate principal amount in excess of

<page-101>

$2.5 million or more, after any applicable grace period, or any breach or default by WEI or its subsidiaries of any term of any indebtedness or contingent obligation in an individual or aggre-gate principal amount of $2.5 million or more, that gives the holder of such indebtedness or contingent obligation a right to accelerate such indebtedness or obligation; (iii) any default by WEI or its subsidiaries in the performance or observance of certain conditions and covenants of the Bank Credit Agreement;
(iv) any representation or warranty made by WEI or its subsidi-aries in any document delivered in connection with the Bank Credit Agreement proving to be false in any material respect; (v) the rendering of a judgment which remains unvacated, unbonded or unstayed for a period of 60 days against, or a voluntary settle-ment by, WEI or any of its subsidiaries which exceeds, in any individual amount, $2.5 million, other than with respect to a judgement or settlement in any of the Cases to the extent that the amount prepaid with respect to the Letter of Credit is available to pay such amount; (vi) certain events of bankruptcy or insolvency of WEI or its subsidiaries; (vii) the occurrence of certain events of a change of control; (viii) any default by WEI or its subsidiaries in the performance of or compliance with any term in the Bank Credit Agreement, other than those specifically referred to in other events of default therein, which has not been cured or waived by the Banks after 30 days' notice of such default; (ix) any order decreeing the dissolution of WEI or the Company or any of their respective subsidiaries that remains in full force and effect for over 60 days; (x) an ERISA Event (as defined in the Bank Credit Agreement) that results in liability to WEI in excess of $1 million; (xi) the existence of unfunded benefit liabilities exceeding $1 million; (xii) any guaranty granted by any party in connection with the Bank Credit Agreement ceases to be in full force and effect or any guarantor denies that it has liability under a guaranty granted in connection with the Bank Credit Agreement; (xiii) the security interests or priority thereof granted pursuant to or in connection with the Bank Credit Agreement are or become impaired; (xiv) the failure of the Company or any obligee of the Notes to comply with the subordination provisions contained in the documents relating to the issuance of the Notes; and (xv) certain events of default or breaches in connection with the agreement relating to the Letter of Credit or Article VIII of the Merger Agreement relating to the Deferred Purchase Price.


FEES

     The Company has agreed to pay a commitment fee of 0.50% per annum on the unused portion of the Revolving Credit Facility, payable quarterly in arrears and at maturity, and computed on the basis of a 360-day year commencing on the date of the consumma-tion of the Acquisition, and an aggregate 3.00% per annum standby letter of credit fee on letters of credit issued under the Bank Credit Agreement (inclusive of the 0.50% fee payable on the unused portion of the Revolving Credit Facility represented by the amount of such letters of credit).

<page-102>

                     FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion sets forth the opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Company, as to the material federal income tax consequences expected to apply to the owner-ship and disposition of Notes under currently applicable law.
The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular purchasers, and does not address state, local, foreign or other tax laws. Further, the federal income tax treatment of a holder of the Notes may vary depending on his particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to the alternative minimum tax and foreign persons) may be subject to special rules not discussed below. The description assumes that holders of the Notes will hold the Notes as "capital assets" (generally, property held for investment purposes) within the meaning of Section 1221 of the Code.

     Certain provisions of the Code that are applicable to the acquisition, ownership and disposition of the Notes have been enacted recently or substantially modified by recent legislation. No ruling from the Internal Revenue Service has been or will be requested in any tax matter concerning this offering.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS
TO THE PRECISE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES
OF THE EXCHANGE OF OWNING AND DISPOSING OF THE NOTES.


INTEREST PAYMENTS ON THE NOTES.

     Interest on the Notes will be includible in a holder's gross income (except to the extent attributable to accrued interest at the time of purchase) as ordinary income for federal income tax purposes in accordance with his tax method of accounting.


TAX BASIS

     A holder's adjusted tax basis in a Note purchased by such holder will be equal to the price paid for such Note (determined by taking into account accrued interest at the time of purchase), increased by market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to a Note and by amortized bond premium. See "--Market Discount and Bond Premium."



SALE, EXCHANGE OR RETIREMENT

     Upon the sale, exchange or retirement of a Note, a holder will recognize taxable gain or loss, if any, equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in such Note. Such gain or loss will be a capital gain or loss (except to the extent of any accrued market discount), and will be a long-term capital gain or loss if the Note has been held for more than one year at the time of such sale, exchange or retirement. See "--Market Discount and Bond Premium."

<page-103>

MARKET DISCOUNT AND BOND PREMIUM

     Holders should be aware that the market discount provisions of the Code may affect the Notes. These rules generally provide that a holder who purchases Notes for an amount which is less than their principal amount will be considered to have purchased the Notes at a "market discount" equal to the amount of such differences. Such holder will be required to treat any gain realized upon the disposition of the Notes as interest income to the extent of the market discount that is treated as having accrued during the period that such holder held such Notes, unless an election is made to include such market discount in income on a current basis. A holder of a Note who acquires the Note at a market discount and who does not elect to include market discount in income on a current basis may also be required to defer the deduction of a portion of the interest on any indebtedness incurred or continued to purchase or carry the Note until it disposes of such Note in a taxable transaction.

     If a holder's tax basis in a Note immediately after acquisi-tion exceeds the stated redemption price at maturity of such Note, such holder may be eligible to elect to deduct such excess as amortizable bond premium pursuant to Section 171 of the Code.


     Purchasers of the Notes should consult their own tax advisors as to the application to such purchasers of the market discount and bond premium rules.

     HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN SUCH FEDERAL TAX LAWS.

<page-104>
                           PLAN OF DISTRIBUTION

     This Prospectus is to be used by MLPF&S in connection with offers and sales of the Notes in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. MLPF&S may act as principal or agent in such transactions. MLPF&S has no obligation to make a market in the Notes, and may discontinue its market-making activities at any time without notice, at its sole discretion.


     The Company does not currently intend to apply for listing of the Notes on any securities exchange. Therefore, any trading that does develop will occur on the over-the-counter market. The Company has been advised by MLPF&S that it intends to make a market in the Notes but it has no obligation to do so and any market-making may be discontinued at any time. No assurance can be given that an active public market for the Notes will develop.


     MLPF&S acted as placement agent in connection with the original private placement of the Series A Notes and received a placement fee of $3,850,000. MLPF&S is affiliated with entities that beneficially own a majority of the voting power of the capital stock of WEI, the Company's parent company. See "Security Ownership." For other information regarding the involvement of MLPF&S and its affiliates in connection with the Acquisition and their equity ownership in BBC, see "Management" and "Certain Relationships and Related Transactions."

     The Company and WEI have, jointly and severally, agreed to indemnify MLPF&S against certain liabilities under the Securities
Act or to contribute to payments that MLPF&S may be required to make in respect of such liabilities.


                               LEGAL MATTERS

     Certain legal matters related to the Notes and the WEI
Guarantee being offered hereby were passed upon for the Company upon issuance of the Notes, by Wachtell, Lipton, Rosen & Katz,
New York, New York.


<page-104>
                                  EXPERTS

     The financial statements of Wherehouse Entertainment, Inc. at January 31, 1994 and 1993 (Company), and for the year ended January 31, 1994, and each of the eight (Company) and four month (Predecessor) periods ended January 31, 1993 and May 31, 1992, respectively, and for the year ended January 31, 1992 (Predeces-sor) appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

<page-F-0>

                   INDEX TO FINANCIAL STATEMENTS


Wherehouse Entertainment, Inc.:

Financial Statements

Report of Independent Auditors...............................F-1

Balance Sheets at January 31, 1994 and 1993 (Company)........F-2

Statements of Operations for the year ended
  January 31, 1994 (Company) and the Eight (Company)
  and Four Month (Predecessor) Periods ended
  January 31, 1993 and May 31, 1992, respectively,
  and for the year ended January 31, 1992 (Predecessor)......F-4

Statements of Changes in Shareholder's Equity for the
  year ended January 31, 1994 (Company) and the Eight
  (Company) and Four Month (Predecessor) Periods ended
  January 31, 1993 and May 31, 1992, respectively, and
  for the year ended January 31, 1992 (Predecessor)..........F-5

Statements of Cash Flows for the year ended January 31,
  1994 (Company) and the Eight (Company) and Four Month
  (Predecessor) Periods ended January 31, 1993 and
  May 31, 1992, respectively, and for the year ended
  January 31, 1992 (Predecessor).............................F-6

Notes to Financial Statements ...............................F-8

<page-F-1>
                      REPORT OF INDEPENDENT AUDITORS


Board of Directors
Wherehouse Entertainment, Inc.

We have audited the accompanying balance sheets of Wherehouse Entertainment, Inc. as of January 31, 1994 and 1993 (Company) and the related statements of operations, shareholder's equity, and cash flows for the year ended January 31, 1994 and the eight months ended January 31, 1993 (Company), the four months ended May 31, 1992 and the year ended January 31, 1992 (Predecessor). Our audits also included the financial statement schedules listed in the index at item 16(b). These financial statements and schedules are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wherehouse Entertainment, Inc. at January 31, 1994 and 1993 (Company), and the results of its operations and its cash flows for the year ended January 31, 1994, the eight months ended January 31, 1993 (Company), the four months ended May 31, 1992 and for the year ended January 31, 1992 (Predecessor) in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


Los Angeles, California
April 22, 1994

<page-F-2>

                      WHEREHOUSE ENTERTAINMENT, INC.
                             BALANCE SHEETS

                                             January 31
                                         1994          1993
                                     ----------------------------
Assets (Note 5)
Current assets:
  Cash                               $  3,120,000   $  4,462,000
  Receivables                           2,802,000      3,889,000
  Taxes receivable                      5,000,000        445,000
  Merchandise inventory               113,592,000    110,457,000
  Deferred income taxes (Note 7)        4,402,000      4,517,000
  Other current assets                  2,573,000      2,453,000
                                     ----------------------------
Total current assets                  131,489,000    126,223,000

Rental inventory, net of
  accumulated amortization of
  $38,966,000 (1994) and
  $14,703,000 (1993)                   11,689,000     32,305,000

Equipment and improvements,
  at cost (Note 5):
  Leasehold improvements               25,136,000     21,469,000
  Data processing equipment and
    software                           19,813,000     25,788,000
  Store and office fixtures and
    equipment                          20,273,000     23,402,000
  Buildings and improvements            1,495,000      2,641,000
  Land                                    683,000      2,801,000
                                     ----------------------------
                                       67,400,000     76,101,000
Accumulated depreciation and
  amortization                         20,239,000     13,257,000
                                     ----------------------------
                                       47,161,000     62,844,000

Intangible assets:
  Excess of cost over fair value
    of net assets acquired, net
    of accumulated amortization
    of $5,873,000 (1994) and
    $2,315,000 (1993)                 142,932,000    137,212,000

  Financing costs and leasehold
    interests, net of accumulated
    amortization of $1,226,000 (1994)
    and $1,813,000 (1993)               9,905,000     14,613,000
                                     ----------------------------
                                      152,837,000    151,825,000
Deferred income taxes (Note 7)          6,774,000              -
Other assets                            1,425,000      1,183,000
                                     ----------------------------
Total assets                         $351,375,000   $374,380,000
                                     ============================

See accompanying notes.

                              F-2

<page-F-3>

                      WHEREHOUSE ENTERTAINMENT, INC.
                             BALANCE SHEETS
                                             January 31
                                         1994          1993
                                     ----------------------------
Liabilities and shareholder's
  equity
Current liabilities:
  Short-term borrowings (Note 4)     $  4,000,000   $  6,550,000
  Accounts payable and bank
    overdraft                          80,935,000     70,180,000
  Interest payable                      8,122,000      8,530,000
  Sales taxes payable                   3,025,000      8,103,000
  Other accrued expenses               22,781,000     22,825,000
  Current portion of capital
    lease obligations and
    long-term debt (Note 5)             7,772,000     10,562,000
                                     ----------------------------
Total current liabilities             126,635,000    126,750,000

Long-term debt (Note 5)               163,699,000    171,006,000

Other long-term liabilities             7,426,000      2,523,000

Convertible subordinated
  debentures (Note 6)                   3,635,000      3,563,000

Deferred income taxes (Note 7)                  -      8,008,000

Commitments and contingencies
  (Notes 8, 9 and 10)


Shareholder's equity:
  Common stock, $.01 par value,
    1,000 shares authorized,
    10 issued and outstanding                   -              -
  Additional paid-in capital           95,855,000     66,346,000
  Accumulated deficit                 (45,875,000)    (3,816,000)
                                     ----------------------------
Total shareholder's equity             49,980,000     62,530,000
                                     ----------------------------
Total liabilities and
  shareholder's equity               $351,375,000   $374,380,000
                                     ============================

<page-F-4>

                                      WHEREHOUSE ENTERTAINMENT, INC.
                                         STATEMENTS OF OPERATIONS
                                      Company                          Predecessor
                             ----------------------------      --------------------------
                                             Eight Months      Four Months
                             Year Ended          Ended            Ended      Year Ended
                             January 31,      January 31,        May 31,    January 31,
                                1994              1993             1992           1992
                             ----------------------------      --------------------------
Sales                        $380,202,000    $249,113,000      $105,349,000  $358,598,000
Rental Revenue                 91,584,000      64,293,000        29,762,000    98,765,000
                             ----------------------------      --------------------------
                              471,786,000     313,406,000       135,111,000   457,363,000

Cost of sales                 247,997,000     155,172,000        66,904,000   225,527,000
Cost of rentals, including
  amortization                 50,837,000      24,805,000         7,272,000    30,913,000
                             ----------------------------      --------------------------
                              298,834,000     179,977,000        74,176,000   256,440,000

Selling, general and
  administrative expenses     196,622,000     122,877,000        59,851,000   179,061,000
Restructuring charges
  (Note 2)                     14,259,000               -                 -             -
                             ----------------------------      --------------------------
(Loss) income from
  operations                  (37,929,000)     10,552,000         1,084,000    21,862,000

Interest expense               23,525,000      15,703,000         4,928,000    18,052,000
Other income                     (318,000)        (44,000)           (9,000)     (138,000)
                             ----------------------------      --------------------------
                               23,207,000      15,659,000         4,919,000    17,914,000
                             ----------------------------      ------------   -----------
(Loss) income before
  income taxes                (61,136,000)     (5,107,000)       (3,835,000)    3,948,000
                             ----------------------------      --------------------------

(Benefit) provision for
  income taxes (Note 7)       (19,077,000)     (1,291,000)       (1,859,000)    1,025,000
                             ----------------------------      --------------------------
(Loss) income before
  extraordinary item          (42,059,000)     (3,816,000)       (1,976,000)    2,923,000

Extraordinary item less
  income taxes (Note 1)                 -               -         4,526,000             -
                             ----------------------------      --------------------------
Net (loss) income            $(42,059,000)  $  (3,816,000)     $ (6,502,000)  $ 2,923,000
                             ============================      ==========================




See accompanying notes.

                                         F-4

<page-F-5>

                                           WHEREHOUSE ENTERTAINMENT, INC.
                                   STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                             Common Stock      Additional
                             .01 Par Value      Paid-In        Accumulated
                           Shares    Amount     Capital           Deficit        Total
                         -----------------------------------------------------------------
Predecessor:
 Balance, January 31, 1991    10     $    -    $ 22,500,000   $(21,266,000)   $ 1,234,000
    Capital contribution       -          -       1,147,000              -      1,147,000
    Accretion of
      redeemable stock
      purchase warrants        -          -               -     (1,296,000)    (1,296,000)
    Dividend                   -          -               -       (272,000)      (272,000)
    Net income                 -          -               -      2,923,000      2,923,000
                         -----------------------------------------------------------------
 Balance, January 31, 1992    10          -      23,647,000    (19,911,000)     3,736,000
    Accretion of
      redeemable stock
      purchase warrants        -          -               -       (324,000)      (324,000)
    Net loss                   -          -               -     (6,502,000)    (6,502,000)
                        -----------------------------------------------------------------
 Balance, May 31, 1992        10     $    -    $ 23,647,000   $(26,737,000)   $(3,090,000)
                         =================================================================

Company:
 Balance, June 1, 1992         -     $    -    $          -   $          -    $         -
    Issuance of common
      stock                   10          -      65,966,000              -     65,966,000
    Capital contribution       -          -         380,000              -        380,000
    Net loss                   -          -               -     (3,816,000)    (3,816,000)
                         -----------------------------------------------------------------

 Balance, January 31, 1993    10          -      66,346,000     (3,816,000)    62,530,000
    Capital contribution       -          -      30,000,000              -     30,000,000
    Dividend                   -          -        (491,000)             -       (491,000)
    Net loss                   -          -               -    (42,059,000)   (42,059,000)
                         -----------------------------------------------------------------
 Balance, January 31, 1994    10      $   -     $95,855,000   $(45,875,000)   $49,980,000
                         =================================================================


See accompanying notes.

                                                    F-5

<page-F-6>

                                           WHEREHOUSE ENTERTAINMENT, INC.
                                              STATEMENTS OF CASH FLOWS
                                           Company                     Predecessor
                                 ---------------------------   --------------------------
                                                Eight Months   Four Months
                                  Year Ended        Ended          Ended     Year Ended
                                  January 31,    January 31,      May 31,    January 31,
                                     1994           1993           1992         1992
                                 ----------------------------  --------------------------

Operating activities
Net (loss) income                $ (42,059,000) $  (3,816,000) $ (6,502,000) $  2,923,000
Adjustments to reconcile net
  (loss) income to net cash
  provided by (used in)
  operating activities:
    Depreciation and
      amortization                  70,530,000     33,197,000    11,911,000    41,082,000
    Extraordinary item -
      write-off of unamortized
      acquisition financing costs            -              -     5,430,000             -
    Book value of rental
      inventory dispositions         6,983,000      8,251,000     2,669,000    13,104,000
    Noncash portion of
      restructuring charges         13,590,000              -             -             -
    Other                               32,000         62,000         9,000        99,000
    Deferred taxes                 (14,667,000)    (3,395,000)   (1,738,000)   (6,091,000)
    Changes in operating assets
      and liabilities:
        Receivables                  1,087,000        206,000    (2,400,000)     (491,000)
        Taxes receivable            (4,555,000)             -             -      (190,000)
        Merchandise inventory       (3,135,000)   (23,423,000)     (224,000)   (2,966,000)
        Other current assets          (750,000)       394,000      (458,000)     (524,000)
        Accounts payable, accrued
          expenses and other
          liabilities               10,279,000     37,259,000   (27,896,000)   13,610,000
        Rental inventory
          purchases                (30,222,000)   (20,294,000)   (7,917,000)  (31,044,000)
                                 ----------------------------  --------------------------
Net cash provided by (used in)
  operating activities               7,113,000     28,441,000   (27,116,000)   29,512,000

Investing activities
Payment for purchase of Company,
  net of cash acquired                       -   (125,796,000)            -             -
Proceeds from sale of assets         1,042,000              -             -             -
Acquisition of property,
  equipment and improvements       (11,784,000)    (6,374,000)   (2,935,000)  (11,717,000)
Purchase of certain assets of
  The Record Shop, Inc.             (6,745,000)             -             -             -
Purchase of certain assets of
  Pegasus Music and Video, Inc.     (5,502,000)             -             -             -
(Increase) decrease in other
  assets and intangibles            (1,844,000)    (1,028,000)       39,000    (2,507,000)
                                 ----------------------------  --------------------------
Net cash used in investing
  activities                       (24,833,000)  (133,198,000)   (2,896,000)  (14,224,000)

                                                    F-6

<page-F-7>

                                           WHEREHOUSE ENTERTAINMENT, INC.
                                              STATEMENTS OF CASH FLOWS
                                                     (continued)
                                           Company                     Predecessor
                                 ---------------------------   --------------------------
                                                Eight Months   Four Months
                                  Year Ended        Ended          Ended     Year Ended
                                  January 31,    January 31,      May 31,    January 31,
                                     1994           1993           1992         1992
                                 ----------------------------  --------------------------
Financing activities
Short-term borrowings
  (payments), net                $  (2,550,000) $ (19,527,000) $ 37,700,000  $ (3,900,000)
Long-term debt                               -    175,000,000             -             -
Principal payments on
  capital lease obligations
  and long-term debt               (10,582,000)  (116,907,000)   (3,462,000)  (13,315,000)
Subordinated debenture
  redemptions                                -              -             -      (550,000)
Equity contribution                 30,000,000     70,273,000
Capital contribution                         -        380,000             -     1,147,000
Dividend paid to WEI
  Holdings, Inc.                      (490,000)             -             -      (272,000)
                                 ----------------------------  --------------------------
Net cash provided by (used
  in) financing activities          16,378,000    109,219,000    34,238,000   (16,890,000)
                                 ----------------------------  --------------------------
Net increase (decrease) in
  cash                              (1,342,000)     4,462,000     4,226,000    (1,602,000)
Cash at beginning of period          4,462,000              -       171,000     1,773,000
                                 ----------------------------  --------------------------
Cash at end of period            $   3,120,000  $   4,462,000  $  4,397,000  $    171,000
                                 ============================  ==========================

Supplemental disclosure of
  cash flow information:
  Cash paid during the
    period for:
      Interest                   $  22,448,000  $   5,643,000  $  4,271,000  $ 16,648,000
      Income taxes                     164,000        (63,000)    4,762,000     4,209,000

Supplemental disclosure of noncash investing and financing activities:
  Capital lease obligations of $483,000 in the twelve months ended January 31, 1994,
    $3,545,000 in the eight months ended January 31, 1993 and $3,323,000 in fiscal 1992 were incurred when the Company entered into leases for equipment.
  The Company recorded accretion of redeemable stock purchase warrants in the amounts of $324,000 during the four months ended May 31, 1992 and $1,296,000 in fiscal 1992.

See accompanying notes.

                                      F-7

<page-F-8>
                      WHEREHOUSE ENTERTAINMENT, INC.
                      NOTES TO FINANCIAL STATEMENTS
                           (January 31, 1994)


1.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

On June 11, 1992, the Company was acquired by the purchase of all of WEI Holdings, Inc.'s (WEI) ownership interest in the Predeces-sor by certain affiliates of Merrill Lynch Capital Partners, Inc.
(MLCP) (the Acquisition). The consideration paid to acquire the Company, net of cash acquired, consisted of $70.3 million in equity cash contributions and $55.5 million in incremental borrowings. WEI accounted for the transaction under the purchase method of accounting, following the accounting treatment in accordance with push-down accounting, whereby the Company recorded the purchase price allocation in its financial state-ments. For financial reporting purposes, the Company accounted for the transaction effective June 1, 1992. Certain members of management had ownership in WEI. Therefore, according to EITF Issue No. 88-16, "Basis in Leveraged Buyout Transactions", the net assets acquired were recorded at the reinvesting share-holders' carryover basis. The purchase price, net of the carryover basis equity adjustment of $7,367,000, was allocated to assets and liabilities based on their respective fair values at June 1, 1992, as adjusted, resulting in an opening shareholder's equity of $65,966,000. WEI holds all of the capital stock of the Company and, in turn, is owned by affiliates of MLCP (92.4%) and certain members of management (7.6%) on a fully diluted basis. Currently, WEI conducts no independent operations and has no significant assets other than the capital stock of the Company.

Financial statements of the Company prior to the Acquisition are designated as "Predecessor".

Unaudited pro-forma consolidated revenues for the year ended January 31, 1993, assuming the Acquisition occurred on February 1, 1992, would have been $448,517,000. Pro forma net loss before extraordinary item for the year ended January 31, 1993, including adjustments for amortization of asset value changes based on fair value adjustments, amortization of the excess cost over fair value of assets acquired, and interest expense related to acqui-sition indebtedness and the elimination of nonrecurring expenses related to the Acquisition, would have been $5,978,000.

<page-F-9>

Extraordinary Item

The extraordinary item in the four month period ended May 31, 1992 represents the write-off of unamortized financing costs and prepayment penalties associated with the repayment of debt of the Predecessor that was refinanced at the time of the Acquisition. The loss was $4,526,000, net of an income tax benefit of $3,035,000.

Principles of Consolidation

The consolidated financial statements of the Predecessor include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated.

Inventory

Inventories are carried at the lower of cost or market using the first-in, first-out (FIFO) method. Inventory consists primarily of resaleable prerecorded music, videocassettes, video games and other products.

Rental Inventory

In the fourth quarter of fiscal 1994, the Company accelerated the amortization of rental inventory by switching to a more accelerated method which eliminated the use of the half-year convention and salvage values. Rental inventory continues to be amortized over a period of two years for video games and three years for video cassettes. In adopting the more accelerated amortization, the Company recorded a charge of $20,268,000 to reduce the carrying value of existing rental inventory. The charge was accounted for as a change in estimate and was recorded as additional amortization expense included in "cost of rentals" on the accompanying statement of operations. In addition, the Company sells rental cassettes and games in excess of ongoing needs after the initial rental period at prices which are often less than net book value. The sell-through of such rental inventory in the year purchased results in additional amortiza-tion, which is included in the cost of rentals. Although rental inventory generates a portion of the Company's current revenue and cash flow, the rental inventory is classified as a noncurrent asset because not all inventory is expected to be realized as cash or sold in the normal business cycle.

<page-F-10>

Depreciation and Amortization

Depreciation and amortization of equipment and leasehold improve-
ments is computed on the straight-line method over the following periods:
                                                  Years
                                                ---------
     Leasehold improvements                      2 - 12 *
     Data processing equipment and software        5
     Store and office fixtures and equipment     5 - 10
     Buildings and improvements                  5 - 10

     *  Amortization over related lease periods

Leasehold Interests

Leasehold interests and over-market leasehold liabilities are amortized on the straight-line method over the estimated remain-ing lease terms of the related store operating leases which vary from 2 to 12 years.

Excess of Cost Over Fair Value of Net Assets Acquired

Excess cost over the fair value of net assets acquired (or good-will) generally is amortized on a straight-line basis over 40 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the Company over the remaining amortization period, the carrying value of the goodwill is reduced by the estimated shortfall of cash flows.

Financing Costs

Financing costs are amortized using the effective interest rate method over the terms of the related financing which varies with the terms of the related agreement.

<page-F-11>

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities and are measured at the enacted tax rates that will be in effect when these differences reverse.

Earnings per Share

Earnings per share are omitted for the Company since it is a wholly-owned subsidiary of WEI.

Reclassifications

Certain reclassifications of balances have been made to the 1993 amounts to conform to the 1994 presentation.


2.   RESTRUCTURING CHARGES

In response to an increasingly competitive retail environment, the Company began a "re-engineering" project during fiscal 1994 in order to lower costs and provide greater value at lower prices to customers. As part of this project, the Company identified required changes in systems and operations and, therefore, assessed the realizable value of certain assets and the cost of restructuring measures. As a result, in the fourth quarter of fiscal 1994, $14,259,000 in restructuring charges were recorded that included the write off of $8,167,000 in equipment, property and improvements, $3,472,000 in beneficial leasehold interests and $721,000 in other assets as well as the recognition of $1,899,000 for severance payments for employees terminated before January 31, 1994, consultants fees and other costs related to re-engineering. Other accrued expenses at January 31, 1994 includes $1,230,000 related to the restructuring charges which is expected to be disbursed in the next year.

<page-F-12>

3.   ACQUISITIONS

During June 1993 and January 1994, the Company agreed to acquire up to 31 store locations (17 at the initial closing) and related assets of The Record Shop, Inc. (Record Shop) and 15 from Pegasus Music & Video, Inc. (Pegasus), respectively. The aggregate consideration for transferred assets, without inventory, was approximately $6,745,000 for Record Shop and $5,502,000 for Pegasus. The Company accounted for the transactions using the purchase method of accounting. Included in the statement of operations for the Company are the results of all Record Shop stores and Pegasus stores acquired, effective June 24, 1993 and January 14, 1994, respectively, as well as additional stores operated under management contract for the benefit of the Company. The purchase price of each acquisition was allocated to property and equipment, beneficial leaseholds, and store trade name, with the remainder ($4,722,000 - Record Shop and $4,532,000
- - Pegasus) recorded as excess cost of over fair value of net assets acquired. Aggregate revenues of the acquired companies from the date of acquisition was $11,768,000. The net effect of the consolidated operations was not significant.


4.   NOTES PAYABLE AND CREDIT ARRANGEMENTS WITH FINANCIAL
     INSTITUTIONS

As of January 31, 1994, the Company had a $45,000,000 revolving line of credit, under a credit agreement, with the same lenders that provided the variable rate term note (Note 5).

The revolving line of credit expires January 31, 1998, is subject to the same covenants as the term note and is collateralized by all of the Company's assets except merchandise inventory and by a pledge by WEI of all the Company's capital stock. Borrowings bear interest at the rates and terms described for the term note. In addition, the credit agreement provides for a "clean down" period during each fiscal year, whereby all borrowings must be repaid. The Company did not satisfy the "clean down" period during the year ended January 31, 1994 and obtained a waiver with respect thereto from its lenders.

The Company also has a letter of credit facility which provides up to $5,000,000 of letters of credit to be outstanding. Issuance of the letters of credit serves to reduce the total available borrowings under the revolving line of credit. At January 31, 1994, the Company had $400,000 of letters of credit outstanding.

<page-F-13>

5.   LONG-TERM DEBT

Long-term debt is summarized as follows:

           Descriptions                  1994          1993
- ----------------------------------------------------------------

10-5/8% promissory note              $  1,927,000  $  1,962,000
Variable rate term note                56,000,000    65,000,000
13% senior subordinated notes         110,000,000   110,000,000
Other                                     224,000       250,000
Capital lease obligations (Note 8)      3,320,000     4,356,000
                                     ---------------------------
                                      171,471,000   181,568,000
Less current portion                   (7,772,000)  (10,562,000)
                                     ---------------------------
                                     $163,699,000  $171,006,000
                                     ---------------------------

Long-term debt matures as follows:

    1995                                           $  7,772,000
    1996                                              9,811,000
    1997                                             19,645,000
    1998                                             23,748,000
    1999                                                253,000
    Thereafter                                      110,242,000
                                                  -------------
    Total                                          $171,471,000
                                                  =============

Required payments on capital lease obligations are disclosed in
Note 8.

10-5/8% Promissory Note: The original amount of $2,800,000 is payable in monthly installments of $20,000 (including principal and interest) through December 1, 1996, at which time the remain-ing principal balance is due. The note is collateralized by a deed of trust on land and building with a net book value of approximately $3,527,000 at January 31, 1994.

<page-F-14>

Variable Rate Term Note: The Company's credit agreement, result-ing from the Acquisition, provides for a variable rate term note which bears interest at prime rate plus 1-1/2% or Eurodollar Rate plus 3%. These interest rates are subject to a discount based on the Company's ability to maintain certain leverage ratios. At January 31, 1994, the Company's borrowing rates ranged from 6.13% to 7.5%. Interest on the term note is payable quarterly. The Company has an interest rate protection agreement with a major financial institution covering 40% of the outstanding balance of the term note at January 31, 1994. The agreement limits net interest costs to the Company to a ceiling of 9-1/8% with respect to the balances covered by the agreement. The Company is exposed to credit loss in the event of nonperformance by other parties to the interest rate protection agreement. However, the Company does not anticipate nonperformance by the counterparties.

The credit agreement was amended on January 27, 1994 to revise certain financial covenants and provide the Company with additional flexibility. In connection with this amendment, MLCP received a fee of $300,000.

This note is collateralized by all of the Company's assets except merchandise inventory and by a pledge by WEI of all the Company's capital stock. Principal payments are due in quarterly install-ments and in the following aggregate annual amounts: $7,000,000 in fiscal 1995, $9,000,000 in fiscal 1996, $17,000,000 in fiscal
1997 and $23,000,000 in fiscal 1998.

13% Senior Subordinated Notes: The notes are due August 2002 with interest payable semi-annually. The notes are noncallable prior to August 1, 1997 and require sinking fund payments of $27,500,000 in August 2000 and 2001.

WEI and MLCP are affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S). In connection with the original sale of the senior subordinated notes as part of the Acquisition, MLPF&S received a fee of $3,850,000 with respect to its activities as placement agent. In addition, in connection with the Acquisition, MLCP received a fee of $2,500,000 plus reimbursement of expenses of $135,000 from the Company.

<page-F-15>

Financial Covenants

The variable rate term note, as amended, and the 13% senior subordinated notes agreements include various restrictive covenants, including covenants requiring the maintenance of certain financial ratios such as minimum consolidated adjusted EBITDAV, maximum leverage, and minimum fixed charge coverage.
The Company also must comply with limitations on dividends, capital expenditures, transactions with affiliates, capital lease borrowings and other indebtedness. The restrictive covenants were amended January 27, 1994 and the Third Amendment and Limited Waiver to Credit Agreement. At January 31, 1994, the Company was in compliance with all such amended covenants.

The fair values of the Company's capital lease obligations, long-term debt, short-term borrowings, convertible subordinated debentures and related interest rate protection agreement as of January 31, 1994 are estimated to be the same as the amounts reported for such debt in the Company's balance sheet at that date. The Company's debt was primarily entered into in conjunc-tion with the Acquisition; the short-term borrowings and variable rate term note are subject to repricing under variable interest rate provisions.


6.   CONVERTIBLE SUBORDINATED DEBENTURES

In 1986, the Predecessor issued $50,000,000 of 6-1/4% convertible subordinated debentures due in 2006.

In conjunction with a prior acquisition of the Predecessor in 1988, the Predecessor and its Trustee for the convertible subordinated debentures entered into a First Supplemental Indenture, which provides that convertible subordinated debenture holders may convert their debentures into cash and have no other rights under the indenture to convert their debentures into common stock of the Company. As a result of the 1988 Acquisi-tion, the subordinated debentures were discounted to fair value. No adjustment was made to the carrying value as a result of the June 1992 Acquisition. The remaining discount is amortized by the interest method over the term of the debentures. When the debentures are redeemed, the discount is considered a reduction in the payment amount and is included in current earnings in the year of redemption. There were no redemptions in fiscal years 1994 or 1993. At January 31, 1994, the principal amount of subordinated debentures was $3,635,000, net of discount of $2,031,000.

<page-F-16>

Refer to Note 9 for a discussion of litigation associated with these convertible subordinated debentures.


7.   INCOME TAXES

The benefit (provision) for income taxes includes:

                    Company                   Predecessor
             -------------------------  -------------------------
                             Eight          Four
                             Months        Months
                             Ended         Ended
                           January 31,     May 31,
                 1994         1993          1992         1992
             -------------------------  -------------------------
Current:
  Federal    $ (4,390,000) $ 1,659,000  $    40,000  $ 5,256,000
  State           (20,000)     445,000     (161,000)   1,880,000
             -------------------------  ------------------------
               (4,410,000)   2,104,000     (121,000)   7,136,000

Deferred:
  Federal     (14,164,000)  (2,694,000) $(1,327,000)  (4,774,000)
  State        (4,114,000)    (701,000)    (411,000)  (1,337,000)
  Valuation
   Allowance    3,611,000            -            -            -
             -------------------------  -------------------------
              (14,667,000)  (3,395,000)  (1,738,000)  (6,111,000)
             -------------------------  -------------------------
             $(19,077,000) $(1,291,000) $(1,859,000) $ 1,025,000
             =========================  =========================


<page-F-17>

The credit for deferred income taxes consists of the following:

                                           Company                     Predecessor
                                 ---------------------------   --------------------------
                                                Eight Months   Four Months
                                                    Ended          Ended
                                                 January 31,      May 31,
                                     1994           1993           1992         1992
                                 ----------------------------  --------------------------
Depreciation                     $ (8,595,000)  $(2,389,000)   $  (405,000)  $(4,539,000)
State taxes                          (117,000)      129,000        242,000       156,000
Merchandise and video inventory    (4,636,000)   (1,257,000)       (81,000)   (1,334,000)
Debt discount                         (29,000)      (15,000)        (8,000)     (201,000)
Leases                             (2,168,000)     (559,000)      (830,000)   (1,182,000)
Employee benefits                    (175,000)       (6,000)       (49,000)     (221,000)
Tax credit carryovers              (3,260,000)     (309,000)      (600,000)    1,295,000
Prepaid expense                       (54,000)      633,000              -             -
Expenses associated with early
  extinguishment of debt                    -       403,000              -             -
Accrued liabilities                 1,563,000             -              -             -
Operating loss carryover             (816,000)            -              -             -
Other                                   9,000       (25,000)        (7,000)      (85,000)
Valuation allowance                 3,611,000             -              -             -
                                 ----------------------------  --------------------------
                                 $(14,667,000)  $(3,395,000)   $(1,738,000)  $(6,111,000)
                                 ============================  ==========================


<page-F-18>

A reconciliation of the difference between the federal statutory rate and the effective rate is summarized as follows:

                                           Company                     Predecessor
                                 ---------------------------   --------------------------
                                                Eight Months   Four Months
                                                    Ended          Ended
                                                 January 31,      May 31,
                                     1994           1993           1992         1992
                                 ----------------------------  --------------------------
Statutory tax rate                  (34.0)%         (34.0)%        (34.0)%       34.0%
Permanent tax differences for
  deductions (primarily amorti-
  zation of excess of cost over
  fair value of net assets
  acquired)                           2.5            16.9            7.0          5.0
Job tax credits                      (1.5)           (5.5)         (15.7)       (23.0)
State taxes, net of federal
  benefit                            (4.0)           (3.2)          (5.8)         9.0
Other                                (0.1)            0.5              -          1.0
Valuation allowance                   5.9               -              -            -
                                 ----------------------------  --------------------------
                                    (31.2)%         (25.3)%        (48.5)%       26.0%
                                 ============================  ==========================
<\table)


The components of net deferred income tax assets at January 31, 1994 are as follows:

  Net current deferred income tax assets:
    Merchandise inventory                          $ 3,309,000
    Vacation liability                               1,135,000
    Other accrued liabilities                          270,000
    Prepaid expenses                                  (312,000)
                                                   ------------
                                                     4,402,000


                         F-18


<page-F-19>

  Net long-term deferred income tax assets:
    Convertible subordinated debenture discount    $  (689,000)
    Video rental inventory                           3,520,000
    Equipment and improvements                       1,424,000
    Leasehold interests                                528,000
    Store closure liability                            243,000
    Average rent liability                           2,981,000
    State operating loss carryover                     842,000
    Credit carryovers                                5,158,000
    Deferred compensation                              108,000
    Other accrued liabilities                       (4,147,000)
    Capital leases                                     417,000
                                                   ------------
                                                    10,385,000
    Valuation allowance for deferred tax assets     (3,611,000)
                                                   ------------
                                                     6,774,000
                                                   ------------
  Net deferred income tax asset                    $11,176,000
                                                   ============

The Company has a carryover benefit for job tax and alternative minimum tax credits of $5,074,000 which will expire by 2008. For financial reporting purposes, the benefit has been included as a deferred tax asset at January 31, 1994.


8.   COMMITMENTS

Leases

The Company leases substantially all of its data processing equipment, retail stores and other facilities. The capital and operating lease agreements expire on various dates through 2012 with renewal options for certain leases. Certain leases provide for payment of real estate taxes and additional rents based on a percentage of sales.


                         F-19


<page-F-20>

Future minimum annual lease payments under capital and operating leases at January 31, 1994 are payable as follows:


                                       Capital       Operating
                                       Leases         Leases
                                  -------------------------------

1995                              $  894,000       $ 40,654,000
1996                                 880,000         40,337,000
1997                                 879,000         36,287,000
1998                                 776,000         33,847,000
1999                                 250,000         32,028,000
Thereafter                           123,000        179,500,000
                                  -------------------------------
Total future minimum lease
  payments                         3,802,000       $362,653,000
                                                 ================
Less amounts representing
  interest                           482,000
                                  ------------
Present value of future
  minimum lease payments           3,320,000
Less current portion                 706,000
                                  ------------
Long-term obligations under
  capital leases                  $2,614,000
                                  ============

Rental expense charged to operations was approximately
$42,285,000 in fiscal 1994, $25,056,000 in the eight month period ended January 31, 1993, $11,733,000 in the four month period ended May 31, 1992 and $32,668,000 in fiscal 1992. In addition, real estate taxes and additional rents based on percentage of sales were approximately $2,881,000 in fiscal 1994, $1,548,000 in the eight month period ended January 31, 1993, $708,000 in the four month period ended May 31, 1992, and $2,082,000 in fiscal
1992. The Company subleases a portion of its warehouse in Gardena, California for an annual rent of $192,000 through April, 1997.

Included in equipment and improvements are assets held under capital leases with a cost to the Company of $4,067,000 and $6,263,000 at January 31, 1994 and 1993, respectively.

Management Consulting Agreements

As part of the re-engineering project begun in June 1993, the Company entered into a management consulting agreement with a company whose chairman provided services first by leading the re-engineering project and then as an officer of the Company. The current agreement specifies monthly payments of $25,000. During fiscal 1994, $250,000 was paid under this agreement.


                         F-20

<page-F-21>

Prior to the Acquisition, the Company had another agreement with this same company which specified monthly payments of approximately $23,000 and was terminated at the Acquisition.
Expenses pursuant to this agreement were $83,000 in the four month period ended May 31, 1992 and $292,000 in fiscal 1992. An additional $135,000 was paid in connection with the Acquisition.

Also, prior to the Acquisition, the Company had a management consulting agreement with Adler & Shaykin, then an affiliate of the Predecessor, which specified quarterly financial advisory fees of $87,500. In 1993, payments of $146,000 were paid under this agreement, which expired on the date of the transaction.
Payments of $350,000 were paid in fiscal 1992.

Other Agreements

The Company receives credit card services from First USA, Inc.
under a three year agreement ending April 1996. Affiliates of MLCP held a controlling interest in First USA, Inc. until February 1993. During fiscal 1994, $1,742,000 was paid under this agreement.


9.   CONTINGENCIES

The Company (as a successor to the Predecessor), certain of its former directors, WEI and its investment bankers are defendants in three class action lawsuits; two lawsuits relate to the subordinated debentures outstanding at the time of the 1988
Acquisition of the Predecessor and one relates to a pre-1988 potential acquisition of the Predecessor. The lawsuits, among other claims, request unspecified damages. Based upon discovery proceedings to date and the Company's discussions with its trial lawyers, the Company believes that these actions are without merit and they are vigorously defending them.

As part of the Acquisition, approximately $18,750,000 of the merger consideration was deferred and is subject to reduction to the extent the Company incurs certain litigation costs related to the aforementioned class action lawsuits.


                         F-21

<page-F-22>

Based on management's discussions with its trial lawyers, the Company does not currently believe that any of the foregoing litigation matters will have a material adverse effect on the Company. However, if any of these matters were to be determined adversely by a court of law, such determination could have a material adverse effect on the Company.

The Company is a party to various claims, legal actions and complaints arising in the ordinary course of its business. In the opinion of management, all such matters are without merit or involve such amounts that unfavorable disposition will not have a material impact on the financial position of the Company.


10.  EMPLOYEE BENEFITS

Executive Officer's Retirement Plan: The Company provides life insurance for the executive officers of the Company, with face values of such policies ranging from $250,000 to $1,000,000.
Upon retirement at the normal retirement age of 65, covered executives are entitled to receive annual payments equal to 10% of the face amount of their life insurance policies for each of the 15 years following retirement. The Company recognized
$20,000 of expense in 1994 and $70,000 in fiscal 1993 under this plan.

Employees' Savings Retirement Plan: In March 1992, the Company established a tax qualified 401(k) Savings Retirement Plan
(401(k) Plan). All employees who have completed one year of service and at least 1,000 hours of service in that year with the Company are eligible to join the 401(k) Plan on the first day of each calendar year. All eligible employees may contribute from 1% to 10% of their annual compensation on a pre-tax basis. The
Company makes a matching contribution in an amount equal to 50% of the employees' contributions of 1% to 3% of their annual compensation and 25% of the employees' contributions of 4% to 5% of their annual compensation. Matching contributions made by the Company vest 25% per year beginning with the employee's second year of employment. The Company recognized $477,000 in 1994 and $293,000 in 1993 for matching costs and administrative costs under the 401(k) Plan.


                         F-22

<page-F-23>

11.  QUARTERLY FINANCIAL INFORMATION (Unaudited)

Quarterly financial information is as follows (in thousands):



                                                                    Net Income
                                Net Revenue        Gross Profit       (Loss)
                              --------------------------------------------------
1994 - Quarter Ended
  Company:
   April 30                     $102,510            $44,727           $ (5,395)
   July 31                       108,620             46,429             (7,869)
   October 31                    107,899             44,574             (2,544)
   January 31                    152,757             37,222            (26,251)

1993 - Period Ended
  Predecessor:
   Quarter ended April 30        100,778             45,753             (1,967)
   Month ended May 31             34,333             15,182             (4,535)
  Company:
   As reported:
    Two months ended
      July 31                     70,508             28,570             (3,878)
    Quarter ended
      October 31                  98,485             42,260             (4,585)
    Quarter ended
      January 31                 144,413             62,599              4,647


     No dealer, salesperson or other individual has been author-ized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circum-stance create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.



                      WHEREHOUSE ENTERTAINMENT, INC.




                       13% SENIOR SUBORDINATED NOTES
                            DUE 2002, SERIES B






                                PROSPECTUS





                                             June 3, 1994

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 15.  RECENT SALES OF UNREGISTERED SECURITIES

     1.   (a)  Securities sold.

     In connection with the acquisition of the Company by Grammy Corp., on June 11, 1992, Grammy Corp. issued 1,708,570 shares of common stock to certain institutional investors and members of the management of the Company for an aggregate price of $73,300,000. By virtue of the Merger of Grammy Corp. with and into WEI on June 11, 1992, each share of Grammy Corp. common stock was automatically converted into a share of common stock of WEI. In addition, on June 11, 1992 the Company sold $110 million of the Series A Notes.

          (b)  Underwriters and other purchasers.

     There were no underwriters involved in the sales of securities described in (a) above. MLPF&S acted as placement in connection with the sale of the Series A Notes.

          (c)  Consideration.

     See (a) above.

          (d)  Exemption from registration claimed.

     The foregoing securities were not offered or sold in transactions involving any public offering and, accordingly, were exempt from registration under Section 4(2) of the Securities Act of 1933. Purchasers of securities represented to the Company that such purchasers were accredited investors of such term in defined in Regulation D of the Securities Act.

     2.   (a)  Securities sold.

     On January 31, 1994, WEI issued and sold 681,818 shares of common stock to certain institutional investors for an aggregate price of $30,000,000.

          (b)  Underwriters and other purchasers.

     There were no underwriters involved in the sales of securities described in (a) above. MLPF&S acted as placement agent in connection with the sale of the shares of common stock.

          (c)  Consideration.

     See 2.(a) above.

          (d)  Exemption from registration claimed.

     The foregoing securities were not offered or sold in trans-actions involving any public offering and, accordingly, were exempt from registration under section 4(2) of the Securities Act of 1933. Purchasers of securities represented to the Company that such purchasers were accredited investors as such term in defined in Regulation D of the Securities Act.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A)  Exhibits

Exhibit
Number                   Description
- -------                  -----------

10.45 Third Amendment to Credit Agreement dated January 27, 1994, between the Company, WEI, Bankers Trust Company, Individually and as Agent, Heller Financial, Inc., United States National Bank of Oregon, and Allstate Prime Income Trust. Incorporated by reference to
          Exhibit 10.27 of the Company's Annual Report on Form 10-K for the year ended January 31, 1994 (the "1994 Report").

10.46     Agreement of Purchase and Sale, dated as of May 10,
          1993, between the Company and The Record Shop, Inc.
          Incorporated by reference to Exhibit 10.32 of the Company's 1994 Report.

10.47 First Amendment to Agreement of Purchase and Sale, dated as of May 28, 1993, between the Company and The
          Record Shop, Inc.  Incorporated by reference to Exhibit
          10.33 of the Company's 1994 Report.

10.48 Second Amendment to Agreement of Purchase and Sale, dated as of June 18, 1993, between the Company and The
          Record Shop, Inc.  Incorporated by reference to Exhibit
          10.34 of the Company's 1994 Report.

10.49 Third Amendment to Agreement of Purchase and Sale, dated as of June 21, 1993, between the Company and The
          Record Shop, Inc.  Incorporated by reference to Exhibit
          10.35 of the Company's 1994 Report.

10.50 Agreement of Purchase and Sale, dated as of November 19, 1993, between the Company and Pegasus Music and Video, Inc. and Kevin S. Garn. Incorporated by reference to Exhibit 10.36 of the Company's 1994 Report.

10.51 First Amendment to Agreement of Purchase and Sale, dated as of January 14, 1994, between the Company and Pegasus Music and Video, Inc. and Kevin S. Garn. Incorporated by reference to Exhibit 10.37 of the Company's 1994 Report.

10.52     Separation from Employment Agreement and Mutual General
          Release, dated April 28, 1994, between the Company and
          Scott A. Hessler.  Incorporated by reference to Exhibit
          10.38 of the Company's 1994 Report.

10.53     Fiscal 1994 Corporate Incentive Compensation Plan.
          Incorporated by reference to Exhibit 10.39 of the Company's 1994 Report.

12.1      Computation of ratio of earnings to fixed charges.
          Incorporated by reference to Exhibit 12.1 of the Company's 1994 Report.

21.1 Subsidiaries of the Company and WEI. Incorporated by reference to Exhibit 21.1 of the Company's 1994 Report.

24.1      Consent of Ernst & Young.

     (b)  Financial Statement Schedules.

     The following financial statement schedules of the Company are filed herewith:

SCHEDULES

   V Property, Plant and Equipment
  VI Accumulated Depreciation and Amortization of Property, Plant
     and Equipment
VIII Valuation and Qualifying Accounts
  IX Short-Term Borrowings
   X Supplementary Income Statement Information

Item 17.  UNDERTAKINGS

     Each of the undersigned registrants hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i)   To include any prospectus required by
          Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrants of expenses incurred or paid by a director, officer or control-ling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudica-tion of such issue.

                         SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned, there-unto duly authorized.

                                   WEI HOLDINGS, INC.

Date:  June 3, 1994            By:   /s/ Scott Young
                                   -----------------------------
                                   Scott Young
                                   Chairman of the Board,
                                   Chief Executive Officer
                                   and Director
                                   (Principal Executive
                                   Officer)

                                   WHEREHOUSE ENTERTAINMENT, INC.

Date:  June 3, 1994            By:   /s/ Scott Young
                                   ------------------------------
                                   Scott Young
                                   Chairman of the Board,
                                   Chief Executive Officer
                                   and Director
                                   (Principal Executive
                                   Officer)

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrants and in the capacities and on the dates indicated:

                      WEI HOLDINGS, INC.

Signature                      Title                  Date
- ---------                      -----                  ----

 /s/ Scott Young          Chairman of the Board,     June 3, 1994
- ------------------------  Chief Executive Officer
Scott Young               and Director
                          (Principal Executive
                          (Officer)

 /s/ Cathy L. Wood        Senior Vice President,     June 3, 1994
- ------------------------  Chief Financial Officer
Cathy L. Wood             and Secretary
                          (Principal Financial
                          Officer)

/s/ Kathy J. Ford        Vice President, Controller  June 3, 1994
- ------------------------ (Principal Accounting
Kathy J. Ford            Officer)


 /s/ James J. Burke, Jr.  Director                   June 3, 1994
- ------------------------
James J. Burke, Jr.


 /s/ Gerald S. Armstrong  Director                   June 3, 1994
- ------------------------
Gerald S. Armstrong


/s/ Rupinder S. Sidhu     Director                   June 3, 1994
- ------------------------
Rupinder S. Sidhu


 /s/ Bradley J. Hoecker   Director                   June 3, 1994
- ------------------------
Bradley J. Hoecker


                   WHEREHOUSE ENTERTAINMENT, INC.

Signature                      Title                  Date
- ---------                      -----                  ----

 /s/ Scott Young          Chairman of the Board,     June 3, 1994
- ------------------------  Chief Executive Officer
Scott Young               and Director
                          (Principal Executive
                          (Officer)

 /s/ Cathy L. Wood        Senior Vice President,     June 3, 1994
- ------------------------  Chief Financial Officer
Cathy L. Wood             and Secretary
                          (Principal Financial
                          Officer)


/s/ Kathy J. Ford         Vice President, Controller June 3, 1994
- ------------------------  (Principal Accounting
Kathy J. Ford             Officer


 /s/ James J. Burke, Jr.  Director                   June 3, 1994
- ------------------------
James J. Burke, Jr.


 /s/ Gerald S. Armstrong  Director                   June 3, 1994
- ------------------------
Gerald S. Armstrong


/s/ Rupinder S. Sidhu     Director                   June 3, 1994
- ------------------------
Rupinder S. Sidhu


 /s/ Bradley J. Hoecker   Director                   June 3, 1994
- ------------------------
Bradley J. Hoecker

<page-S-1>

                                    WHEREHOUSE ENTERTAINMENT, INC.
                             SCHEDULE V - PROPERTY, PLANT AND EQUIPMENT
                                  Balance at                                   Balance
                                  Beginning      Additions    Retirements      at End
    Classification                of Period       at Cost(c)   or Sales(b)    of Period
- ------------------------------------------------------------------------------------------
Company:
 Year ended January 31, 1994:
    Leasehold improvements      $ 21,469,000   $ 7,260,000    $ 3,593,000     $ 25,136,000
    Data processing equipment
      and software                25,788,000     1,954,000      7,929,000       19,813,000
    Store and office fixtures
      and equipment               23,402,000     5,884,000      9,013,000       20,273,000
    Buildings and building
      improvements                 2,641,000             -      1,146,000        1,495,000
    Land                           2,801,000             -      2,118,000          683,000
                               -----------------------------------------------------------
                                $ 76,101,000   $15,098,000    $23,799,000     $ 67,400,000
                               ===========================================================

 Eight months ended January
  31, 1993:
    Leasehold improvements(a)   $ 18,197,000   $ 3,331,000    $    59,000     $ 21,469,000
    Data processing equipment
      and software(a)             22,718,000     3,070,000              -       25,788,000
    Store and office fixtures
      and equipment(a)            19,895,000     3,518,000         11,000       23,402,000
    Buildings and building
      improvements(a)              2,641,000             -              -        2,641,000
    Land(a)                        2,801,000             -              -        2,801,000
                               -----------------------------------------------------------
                                $ 66,252,000   $ 9,919,000    $    70,000     $ 76,101,000
                               ===========================================================

<page-S-2>

                                    WHEREHOUSE ENTERTAINMENT, INC.
                             SCHEDULE V - PROPERTY, PLANT AND EQUIPMENT
                                  Balance at                                   Balance
                                  Beginning      Additions    Retirements      at End
    Classification                of Period       at Cost(c)   or Sales(b)    of Period
- ------------------------------------------------------------------------------------------
Predecessor:
 Four months ended May 31,
  1992:
    Leasehold improvements      $ 39,688,000   $   327,000    $        -      $ 40,015,000
    Data processing equipment
      and software                45,088,000     1,461,000             -        46,549,000
    Store and office fixtures
      and equipment               37,482,000     1,147,000        19,000        38,610,000
    Buildings and building
      improvements                 4,387,000             -             -         4,387,000
    Land                           1,900,000             -             -         1,900,000
                               -----------------------------------------------------------
                                $128,545,000   $ 2,935,000    $   19,000      $131,461,000
                               ===========================================================
 Twelve months ended
  January, 31, 1992:
    Leasehold improvements      $ 35,335,000   $ 4,838,000   $   485,000      $ 39,688,000
    Data processing equipment
      and software                38,987,000     6,101,000             -        45,088,000
    Store and office fixtures
      and equipment               33,651,000     4,111,000       280,000        37,482,000
    Buildings and building
      improvements                 4,383,000         4,000             -         4,387,000
    Land                           1,900,000             -             -         1,900,000
                               -----------------------------------------------------------
                                $114,256,000   $15,054,000   $   765,000      $128,545,000
                               ===========================================================

(a)  Beginning balances at June 1, 1992 have been adjusted to reflect valuations under purchase accounting.
(b)  Includes abandonment of property for stores closed and fully depreciated assets written off.
(c)  Includes property purchased as part of the acquisition of Record Shop and Pegasus stores.


                                            S-2

<page-S-3>

                                    WHEREHOUSE ENTERTAINMENT, INC.
                        SCHEDULE VI - ACCUMULATED DEPRECIATION AND AMORTIZATION
                                   OF PROPERTY, PLANT AND EQUIPMENT
                                                 Additions
                                  Balance at    Charged to                     Balance
                                  Beginning      Costs and    Retirements      at End
    Classification                of Period       Expenses      or Sales       of Period
- ------------------------------------------------------------------------------------------
Company:
 Year ended January 31, 1994:
    Leasehold improvements      $ 3,424,000    $ 5,652,000    $ 3,034,000     $ 6,042,000
    Data processing equipment
      and software                5,093,000      7,423,000      5,164,000       7,352,000
    Store and office fixtures
      and equipment               4,502,000      6,970,000      4,669,000       6,803,000
    Buildings and building
      improvements                  238,000        111,000        307,000          42,000
                               -----------------------------------------------------------
                                $13,257,000    $20,156,000    $13,174,000     $20,239,000
                               ===========================================================

 Eight months ended January
  31, 1993:
    Leasehold improvements(a)   $         -    $ 3,431,000    $     7,000     $ 3,424,000
    Data processing equipment
      and software(a)                     -      5,093,000              -       5,093,000
    Store and office fixtures
      and equipment                       -      4,503,000          1,000       4,502,000
    Buildings and building
      improvements(a)                     -        238,000              -         238,000
                               -----------------------------------------------------------
                                $         -    $13,265,000    $     8,000     $13,257,000
                               ===========================================================

<page-S-4>

                                    WHEREHOUSE ENTERTAINMENT, INC.
                      SCHEDULE VI - ACCUMULATED DEPRECIATION AND AMORTIZATION
                                   OF PROPERTY, PLANT AND EQUIPMENT
                                                 Additions
                                   Balance      Charged to                     Balance
                                  Beginning      Costs and    Retirements      at End
    Classification                of Period       Expenses      or Sales      of Period
- ------------------------------------------------------------------------------------------
Predecessor:
 Four months ended May 31,
  1992:
    Leasehold improvements      $19,423,000    $ 1,777,000    $         -     $21,200,000
    Data processing equipment
      and software               32,385,000      2,192,000              -      34,577,000
    Store and office fixtures
      and equipment              19,548,000      1,584,000         10,000      21,122,000
    Buildings and building
      improvements                  646,000         43,000              -         689,000
                               -----------------------------------------------------------
                                $72,002,000    $ 5,596,000    $    10,000     $77,588,000
                               ===========================================================

 Year ended January, 31, 1992:
    Leasehold improvements      $14,529,000    $ 5,299,000    $   405,000     $19,423,000
    Data processing equipment
      and software               24,222,000      8,163,000              -      32,385,000
    Store and office fixtures
      and equipment              15,175,000      4,580,000        207,000      19,548,000
    Buildings and building
      improvements                  485,000        161,000              -         646,000
                               -----------------------------------------------------------
                                $54,411,000    $18,203,000    $   612,000     $72,002,000
                               ===========================================================

(a)  Beginning balances at June 1, 1992 have been adjusted to reflect valuations under purchase accounting.

                                                S-4

<page-S-5>

                                    WHEREHOUSE ENTERTAINMENT, INC.
                         SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS

                                                 Additions
                                  Balance at    Charged to                     Balance
                                  Beginning      Costs and                     at End
      Description                 of Period      Expenses     Deductions(1)   of Period
- ------------------------------------------------------------------------------------------
Accumulated amortization
  deducted from video rental
  inventory:
    Company:
      Year ended January 31,
        1994                    $14,703,000    $41,392,000    $17,129,000     $38,966,000

      Eight months ended
        January 31, 1993                  -     14,703,000              -      14,703,000

    Predecessor:
      Four months ended
        May 31, 1992             44,125,000      4,583,000      4,806,000      43,902,000
      Year ended January 31,
        1992                     38,392,000     15,009,000      9,276,000      44,125,000


(1)  Accumulated amortization on disposition of video rental tapes.


<page-S-6>

                                    WHEREHOUSE ENTERTAINMENT, INC.
                                 SCHEDULE IX - SHORT-TERM BORROWINGS

                                                                                Weighted
                                                       Maximum      Average      Average
                                            Weighted    Amount       Amount      Interest
                      Category   Balance at  Average  Outstanding  Outstanding     Rate
                     Short-Term    End of   Interest   During the   During the  During the
Classification       Borrowings    Period     Rate      Period       Period(1)   Period(2)
- ------------------------------------------------------------------------------------------
Company:
  Year ended
   January 31, 1994     Bank    $ 4,000,000   6.28%  $44,600,000  $33,858,000     6.37%
  Eight months ended
   January 31, 1993     Bank      6,550,000   6.89    41,600,000   21,715,000     6.82

Predecessor:
  Four months ended
   May 31, 1992         Bank     43,000,000   6.96    43,000,000   32,364,000     7.09
  Year ended
   January 31, 1992     Bank      5,300,000   9.26    37,200,000   23,877,000     8.93


(1)  Computed by multiplying each loan balance by days outstanding.
(2) Computed by dividing the actual interest expense on bank short-term debt by the average aggregate short-term borrowings during the year.


<page-S-7>

                                    WHEREHOUSE ENTERTAINMENT, INC.
                        SCHEDULE X - SUPPLEMENTARY INCOME STATEMENT INFORMATION
                                        Company                        Predecessor
                               ----------------------------------------------------------
                                 Year         Eight Months    Four Months      Year
                                 Ended           Ended           Ended         Ended
                               January 31,     January 31,       May 31,     January 31,
    Description                  1994            1993             1992          1992
- -----------------------------------------------------------------------------------------
Maintenance and repairs             *              *                *             *

Depreciation and amortiza-
  tion of intangible assets,
  pre-operating costs and
  similar deferrals            $4,228,000     $2,655,000      $1,315,000     $3,934,000

Taxes, other than payroll
  and income taxes                  *              *                *             *

Royalties                           *              *                *             *

Advertising **                 $6,910,000     $6,995,000      $4,123,000     $9,197,000



 *   Less than 1% of revenues.
 **  Advertising expense net of cooperative advertising allowances.


                             INDEX TO EXHIBITS

Exhibit                                               Sequential
Number              Description                       Page Number
- -------             -----------                       -----------



10.45     Third Amendment to Credit Agreement dated
          January 27, 1994, between the Company, WEI,
          Bankers Trust Company, Individually and as
          Agent, Heller Financial, Inc., United States
          National Bank of Oregon, and Allstate Prime
          Income Trust.  Incorporated by reference to
          Exhibit 10.27 of the Company's Annual Report on Form 10-K for the year ended January 31, 1994 (the "1994 Report").

10.46 Agreement of Purchase and Sale, dated as of May 10, 1993, between the Company and The
          Record Shop, Inc. Incorporated by reference to Exhibit 10.32 of the Company's 1994 Report.

10.47     First Amendment to Agreement of Purchase and
          Sale, dated as of May 28, 1993, between the Company and The Record Shop, Inc. Incorpo-rated by reference to Exhibit 10.33 of the Company's 1994 Report.

10.48     Second Amendment to Agreement of Purchase and
          Sale, dated as of June 18, 1993, between the Company and The Record Shop, Inc. Incorpo-rated by reference to Exhibit 10.34 of the Company's 1994 Report.

10.49     Third Amendment to Agreement of Purchase and
          Sale, dated as of June 21, 1993, between the Company and The Record Shop, Inc. Incorpo-rated by reference to Exhibit 10.35 of the Company's 1994 Report.

10.50 Agreement of Purchase and Sale, dated as of November 19, 1993, between the Company and
          Pegasus Music and Video, Inc. and Kevin S.
          Garn.  Incorporated by reference to Exhibit
          10.36 of the Company's 1994 Report.

10.51     First Amendment to Agreement of Purchase and
          Sale, dated as of January 14, 1994, between the Company and Pegasus Music and Video, Inc.
          and Kevin S. Garn. Incorporated by reference to Exhibit 10.37 of the Company's 1994 Report.

10.52     Separation from Employment Agreement and
          Mutual General Release, dated April 28, 1994, between the Company and Scott A. Hessler.
          Incorporated by reference to Exhibit 10.38 of the Company's 1994 Report.

10.53     Fiscal 1994 Corporate Incentive Compensation
          Plan.  Incorporated by reference to Exhibit
          10.39 of the Company's 1994 Report.

12.1 Computation of ratio of earnings to fixed charges. Incorporated by reference to Exhibit
          12.1 of the Company's 1994 Report.

21.1 Subsidiaries of the Company and WEI. Incorpo-rated by reference to Exhibit 21.1 of the Company's 1994 Report.

24.1      Consent of Ernst & Young.

EXHIBIT 24.1



                      CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 22, 1994, in Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 33-51266) and related Prospectus of Wherehouse Entertainment, Inc. (Wherehouse) and WEI Holdings, Inc. (WEI) for the registration of $110,000,000 of Wherehouse's 13% Senior Subordinated Notes due 2002, Series B, and WEI's Guarantee of the 13% Senior Subordinated Notes due 2002, Series B.



Los Angeles, California
June 2, 1994